Exhibit 4.28

1. Shipbroker Not Applicable	BIMCO STANDARD BAREBOAT CHARTER CODE NAME:"BARECON 2001"	PART I
2. Place and date 24 December 2024

3.        Owners/Place of Business (Cl. 1)

ocean dance shipping limited, a company incorporated and existing under the laws of the Hong Kong Special Administrative Region of the People’s Republic of China with Business Registration Number 62837853 and having its registered office at Units 904-907, 9/F, Dah Sing Financial Centre, 248 Queen's Road East, Hong Kong, China (also registered as a Foreign Maritime Entity in Liberia)

4.       Bareboat Charterers/Place of business (Cl. 1)

Global Ship Lease 76 LLC, a limited liability company incorporated and existing under the laws of the Republic of Liberia with Registration Number LLC-960400 and having its registered office at 80 Broad Street, Monrovia, Liberia

5. Vessel's name, call sign and flag (Cl. 1 and 3) Name: CZECH IMO No.: 9723241 Flag: Republic of Liberia
6. Type of Vessel Container Ship	7. GT/NT 94684 / 59902
8. When/Where built 2015 / Hanjin Heavy Industries and Construction (Philippines), Zambales, Philippines	9. Total DWT (abt.) in metric tons on summer freeboard As per Class certificates
10. Classification Society (Cl. 3) DNV on delivery; the Charterers may change to the Vessel's Classification Society to RINA at the Charterers' time and cost	11. Date of last special survey by the Vessel's classification society As per Class certificates
12. Further particulars of Vessel (also indicate minimum number of months' validity of class certificates agreed acc. to Cl. 3) See Vessel’s Class certificates
13. Port or Place of delivery (Cl. 3) See Additional Clause 35 (Delivery)	14. Time for delivery (Cl. 4) See Additional Clause 35 (Delivery)	15. Cancelling date (Cl. 5) Not applicable
16. Port or Place of redelivery (Cl. 15) See Additional Clause 42 (Redelivery)	17. No. of months’ validity of trading and class certificates upon redelivery (Cl. 15)
18. Running days' notice if other than stated in Cl. 4 Not Applicable	19. Frequency of dry-docking (Cl. 10(g)) Not Applicable

20.       Trading Limits (Cl. 6)

Trading worldwide, always safe/afloat, always within International Navigation Limits and subject to exclusions as per Joint War Risks Committee (JWC) Listed Areas (save as in accordance with clause 41 (Insurances) and any other country, port, place or zone prohibited by the Flag State and/or any of the Sanction Authorities (as defined in the Rider Clauses).

Cargo Limits as per Vessel’s classification society’s requirement and the Vessel’s specifications.

Always subject to the terms and conditions contained in this Charter.

21. Charter period (Cl. 2) One Hundred and Twenty (120) months, subject to terms of this Charter	22. Charter hire (Cl. 11) See Additional Clause 40 (Hire)
23. New class and other safety requirements (state percentage of Vessel’s insurance value acc. to Box 29) (Cl. 10(a)(ii)) Not Applicable
24. Rate of interest payable acc. to Cl. 11(f) and, if applicable, acc. to PART IV Default Interest Rate as defined in the Additional Clauses See Additional Clauses	25. Currency and method of payment (Cl. 11) US$ See Additional Clauses

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(continued)	“BARECON 2001” STANDARD BAREBOAT CHARTER	PART 1

26. Place of payment; also state beneficiary and bank account (Cl. 11) See Additional Clause 40(d) (Payment account information)	27. Bank guarantee/bond (sum and place) (Cl.24) (optional) Not Applicable
28. Mortgage(s), if any (state whether 12(a) or (b) applies; if 12(b) applies state date of Financial Instrument and name of Mortgagee(s)/Place of business)(Cl. 12) See Additional Clauses	29. Insurance (hull and machinery and war risks)(state value acc. to Cl. 13(f) or, if applicable, acc. to Cl. 14(k)) (also state if Cl. 14 applies) See Additional Clause 41 (Insurance)
30. Additional insurance cover, if any, for Owners' account limited to (Cl. 13(b) or, if applicable, (Cl. 14(g)) Not Applicable	31. Additional insurance cover, if any, for Charterers' account limited to (Cl. 13(b)) or, if applicable, (Cl. 14(g)) See Additional Clause 41 (Insurance)
32. Latent defects (only to be filled in if period other than stated in Cl. 3) Not Applicable	33. Brokerage commission and to whom payable (Cl. 27) Not Applicable
34. Grace period (state number of clear banking days)(Cl. 28) See Additional Clauses	35. Dispute Resolution (state 30(a), 30(b) or 30(c); if 30(c) agreed Place of Arbitration must be stated (Cl. 30) See Additional Clause 74 (Arbitration)
36. War cancellation (indicate countries agreed) (Cl. 26(f)) Not Applicable
37. Newbuilding Vessel (indicate with "yes or "no" whether Part III applies) (optional) No	38. Name and place of Builders (only to be filled in if Part III applies)
39. Vessel's Yard Building No. (only to be filled in if Part III applies)	40. Date of Building Contract (only to be filled in if Part III applies)
41. Liquidated damages and costs shall accrue to (state party acc. to Cl. 1) a) b) c)
42. Hire/Purchase agreement (indicate with "yes" or "no" whether Part IV applies) (optional) No (See Additional Clauses)	43. Bareboat Charter Registry (indicate with "yes" or "no" whether Part V applies) (optional) No (See Additional Clauses)
44. Flag and Country of the Bareboat Charter Registry (only to be filled in if Part V applies)	45. Country of the Underlying Registry (only to be filled in if Part V applies)

46.       Number of additional clauses covering special provisions, if agreed

Additional Clauses 32 to 77 (both inclusive) and Schedules 1 - 3, as attached hereto, form integral part of this Charter. In the event of any conflict or inconsistency between the terms of Part I and Part II of this Charter with the terms of the Additional Clauses, the terms of the Additional Clauses shall prevail.

PREAMBLE – it is mutually agreed that this Contract shall be performed subject to the conditions contained in this Charter which shall include PART I and PART II. In the event of a conflict of conditions, the provisions of PART 1 shall prevail over those of PART II to the extent of such conflict but no further. It is further mutually agreed that PART III and/or PART IV and/or PART V shall only apply and only form part of this Charter if expressly agreed and stated in the Boxes 37, 42 and 43. If PART III and/or PART IV and/or PART V apply, it is further agreed that in the event of a conflict of conditions, the provisions of PART I and PART II shall prevail over those of PART III and/or PART IV and/or PART V to the extent of such conflict but no further.

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Execution Page

Signature (Owners) For and on behalf of ocean DANCE shipping limited ________________________________ Name: Huang Mei Title: Director	Signature (Charterers) For and on behalf of Global Ship Lease 76 LLC ______________________________ Name: Title:

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1.	Definitions (See Also Additional Clauses)

In this Charter, the following terms shall have the meanings hereby assigned to them:

“The Owners” shall mean the party identified in Box 3;

“The Charterers” shall mean the party identified in Box 4;

“The Vessel” shall mean the vessel named in Box 5 and with particulars as stated in Boxes 6 to 12.

“Financial Instrument” means ~~the mortgage, deed of covenant or other such financial security instrument as annexed to this Charter and stated in Box 28~~ any of the Finance Documents as defined in Additional Clause 32.

Any other defined terms shall have the meaning given to it in the Additional Clause.

2.	Charter Period (See Additional Clauses)

~~In consideration of the hire detailed in Box 22, the Owners have agreed to let and the Charterers have agreed to hire the Vessel for the period stated in Box 21 (“The Charter Period”)~~

3.	Delivery (See Additional Clause 35)

(not applicable when Part III applies, as indicated in Box 37)

(a)	~~The Owners shall before and at the time of delivery exercise due diligence to make the Vessel seaworthy and in every respect ready in hull, machinery and equipment for service under this Charter.~~

~~The Vessel shall be delivered by the Owners and taken over by the Charterers at the port or place indicated in Box 13 in such ready safe berth as the Charterers may direct.~~

(b)	~~The Vessel shall be properly documented on delivery in accordance with the laws of the flag State indicated in Box 5 and the requirements of the classification society stated in Box 10. The Vessel upon delivery shall have her survey cycles up to date and trading and class certificates valid for at least the number of months agreed in Box 12.~~
(c)	The delivery of the Vessel by the Owners ~~and the taking over of the Vessel by the charterers~~ shall constitute a full performance by the Owners of all the Owners’ obligations under this Clause 3, and thereafter the Charterers shall not be entitled to make or assert any claim against the Owners on account of any conditions, representations or warranties expressed or implied with respect to the Vessel ~~but the Owners shall be liable for the cost of but not the time for repairs or renewals occasioned by latent defects in the Vessel, her machinery or appurtenances, existing at the time of delivery under this Charter, provided such defects have manifested themselves within twelve (12) months after delivery unless otherwise provided in Box 32~~.

4.	Time for Delivery (See Additional Clause 35)

(not applicable when Part III applies, as indicated in Box 37).

~~The Vessel shall not be delivered before the date indicated in Box 14 without the Charterers’ consent and the Owners shall exercise due diligence to deliver the Vessel not later than the date indicated in Box 15.~~

~~Unless otherwise agreed in Box 18, the Owners shall give the Charterers not less than thirty (30) running days’ preliminary and not less than fourteen (14) running days’ definite notice of the date on which the Vessel is expected to be ready for delivery.~~

~~The Owners shall keep the Charterers closely advised of possible changes in the Vessel’s position.~~

5.	Cancelling (Not Applicable)

(not applicable when Part III applies, as indicated in Box 37)

(a)	~~Should the Vessel not be delivered latest by the cancelling date indicated in Box 15, the Charterers shall have the option of cancelling this Charter by giving the Owners notice of cancellation within thirty-six (36) running hours after the cancelling date stated in Box 15, failing which this Charter shall remain in full force and effect.~~
(b)	~~If it appears that the Vessel will be delayed beyond the cancelling, the Owners may, as soon as they are in a position to state with reasonable certainty the day on which the Vessel should be ready, give notice thereof to the Charterers asking whether they will exercise their option of cancelling, and the option must then be declared within one hundred and sixty eight (168) running hours of the receipt by the Charterers of such notice or within thirty six (36) running hours after the cancelling date, whichever is the earlier. If the Charterers do not then exercise their option of cancelling, the seventh day after the readiness date stated in the Owners’ notice shall be substituted for the cancelling date indicated in Box 15 for the purpose of this Clause 5.~~
(c)	~~Cancellation under this Clause 5 shall be without prejudice to any claim the Charterers may otherwise have on the Owners under this Charter.~~

6.	Trading Restrictions

The Vessel shall be employed in lawful trades for the carriage of suitable lawful merchandise within the trading limits indicated in Box 20.

The Charterers undertake not to employ the Vessel or suffer the Vessel to be employed otherwise than in conformity with the terms of the contracts of insurance (including any warranties expressed or implied therein) without first obtaining the consent of the insurers to such employment and complying with such requirements as to extra premium or otherwise as the insurers may prescribe.

The Charterers also undertake not to employ the Vessel or suffer her employment in any trade or business which is forbidden by the law of any country to which the Vessel may sail or is otherwise illicit or in carrying illicit or prohibited goods or in any manner whatsoever which may render her liable to condemnation, destruction, seizure or confiscation.

Notwithstanding any other provisions contained in this Charter it is agreed that nuclear fuels or radioactive products or waste are specifically excluded from the cargo permitted to be loaded or carried under this Charter. This exclusion does not apply to radio-isotopes used or intended to be used for any industrial, commercial, agricultural, medical or scientific purposes provided the Vessel's P&I Club ~~Owners’~~ prior approval has been obtained to loading thereof and upon the Owners' request the Charterers shall provide the Owners with a copy of such approval from the Vessel's P&I Club.

7.	Surveys on Delivery and Redelivery (See Additional Clause)

(not applicable when Part III applies, as indicated in Box 37)

~~The Owners and Charterers shall each appoint surveyors for the purpose of determining and agreeing in writing the condition of the Vessel at the time of delivery and redelivery hereunder. The Owners shall bear all expenses of the On-hire Survey including loss of time, if any, and the Charterers shall bear all expenses of the Off-hire Survey including loss of time, if any, at the daily equivalent to the rate of hire or pro rata thereof.~~

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8.	Inspection (See Also Additional Clauses 48(r))

~~The Owners shall have the right at any time after giving reasonable notice to the Charterers to inspect or survey the Vessel or instruct a duly authorised surveyor to carry out such survey on their behalf:-~~

(a)	~~to ascertain the condition of the Vessel and satisfy themselves that the Vessel is being properly repaired and maintained. The costs and fees for such inspection or survey shall be paid by the Owners unless the Vessel is found to require repairs or maintenance in order to achieve the condition so provided;~~
(b)	~~in dry-dock if the Charterers have not dry-docked her in accordance with Clause 10(g). The costs and fees for such inspection or survey shall be paid by the Charterers; and~~
(c)	~~for any other commercial reason they consider necessary (provided it does not unduly interfere with the commercial operation of the Vessel). The costs and fees for such inspection and survey shall be paid by the Owners.~~

All time used in respect of inspection, survey or repairs shall be for the Charterers’ account and form part of the Charter Period.

~~The Charterers shall also permit the Owners to inspect the Vessel’s logbooks whenever requested and shall whenever required by the Owners furnish them with full information regarding any casualties or other accidents or damage to the Vessel.~~

9.	Inventories, Oil and Stores (See Additional Clause 37)

~~A complete inventory of the Vessel's entire equipment, outfit including spare parts, appliances and of all consumable stores on board the Vessel shall be made by the Charterers in conjunction with the Owners on delivery and again on redelivery of the Vessel at the Owners’ request. The Charterers and the Owners, respectively, shall at the time of delivery and redelivery take over and pay for all bunkers, lubricating oil, unbroached provisions, paints, ropes and other consumable stores (excluding spare parts) in the said Vessel at the then current market prices at the ports of delivery and redelivery, respectively. The Charterers shall ensure that all spare parts listed in the inventory and used during the Charter Period are replaced at their expense prior to redelivery of the Vessel.~~

Within three (3) months from the Actual Delivery Date, the Charterers shall prepare and deliver to the Owners an inventory of the Vessel's major spare parts for the Main Engine, Diesel Generators and E.R. Auxiliary Machinery on board the Vessel.

10.	Maintenance and Operation
(a)	(i) Maintenance and Repairs

During the Charter Period the Vessel shall be in the full possession and at the absolute disposal for all purposes of the Charterers and under their complete control in every respect. The Charterers shall maintain the Vessel, her machinery, boilers, appurtenances and spare parts in a good state of repair, in efficient operating condition and in accordance with good commercial maintenance practice for vessels of this type and~~, except as provided for in Clause 14(I), if applicable,~~ at their own expense they shall at all times keep the Vessel's Class fully up to date with the Classification Society indicated in Box 10 free of overdue recommendations and conditions and maintain all other necessary certificates in force at all times.

(ii) New Class and other Safety Requirements

~~In the event of any improvement, structural changes or new equipment becoming necessary for the continued operation of the Vessel by reason of new class requirements or by compulsory legislation, the cost of compliance and time used in relation thereto shall be for the sale account of the Charterers. costing (excluding the Charterers' loss of time) more than the percentage stated in Box 23, or if Box 23 is left blank, 5 per cent. of the Vessel's insurance value as stated in Box 29, then the extent, if any, to which the rate of hire shall be varied and the ratio in which the cost of compliance shall be shared between the parties concerned in order to achieve a reasonable distribution thereof as between the Owners and the Charterers having regard, inter alia, to the length of the period remaining under this Charter shall, in the absence of agreement, be referred to the dispute resolution method agreed in Clause 30.~~

(iii) Financial Security

The Charterers shall maintain financial security or responsibility in respect of third party liabilities as required by any government, including federal, state or municipal or other division or authority thereof, to enable the Vessel, without penalty or charge, lawfully to enter, remain at, or leave any port, place, territorial or contiguous waters of any country, state or municipality in performance of this Charter without any delay. This obligation shall apply whether or not such requirements have been lawfully imposed by such government or division or authority thereof.

The Charterers shall make and maintain all arrangements by bond or otherwise as may be necessary to satisfy such requirements at the Charterers’ sole expense and the Charterers shall indemnify the Owners against all consequences whatsoever ~~(including loss of time)~~ for any failure or inability to do so.

(b)	Operation of the Vessel

The Charterers shall at their own expense and by their own procurement man, victual, navigate, operate, supply, fuel and, whenever required, repair the Vessel during the Charter Period and they shall pay all charges and expenses of every kind and nature whatsoever incidental to their use and operation of the Vessel under this Charter, including annual flag State fees and any foreign general municipality and/or state taxes. The Master, officers and crew of the Vessel shall be the servants of the Charterers for all purposes whatsoever, even if for any reason appointed by the Owners.

Charterers shall comply with the regulations regarding officers and crew in force in the country of the Vessel's flag or any other applicable law.

(c)	The Charterers shall keep the Owners and the mortgagee(s) advised of the intended employment, planned dry-docking and major repairs of the Vessel, as reasonably required. See also Additional Clause 57 (Operational notifiable events).
(d)	Flag and Name of Vessel

~~During the Charter Period, the Charterers shall have the liberty to paint the Vessel in their own colours, install and display their funnel insignia and fly their own house flag. The Charterers shall also have the liberty, with the Owners' consent, which shall not be unreasonably withheld, to change the flag and/or the name of the Vessel during the Charter Period.~~ Painting and re-painting, instalment and re-instalment, registration and re-registration, if required by the Owners, shall be at the Charterers' expense and time. See also Additional Clause 39 (Structural changes and alterations), paragraph (p) of Additional Clause 47 and Additional Clause 51 (Name of Vessel).

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(e)	Changes to the Vessel (See Additional Clause 39(a))

~~Subject to Clause 10(a)(ii), the Charterers shall make no structural changes in the Vessel or changes in the machinery, boilers, appurtenances or spare parts thereof without in each instance first securing the Owners' approval thereof. If the Owners so agree, the Charterers shall, if the Owners so require, restore the Vessel to its former condition before the termination of this Charter.~~

(f)	Use of the Vessel's Outfit, Equipment and Appliances

The Charterers shall have the use of all outfit, equipment, and appliances on board the Vessel at the time of delivery, provided the same or their substantial equivalent shall be returned to the Owners on redelivery in the same good order and condition as when received, ordinary wear and tear excepted. The Charterers shall from time to time during the Charter Period replace such items of equipment as shall be so damaged or worn as to be unfit for use in accordance with the Vessel’s Classification Society’s guidelines. The Charterers are to procure that all repairs to or replacement of any damaged, worn or lost parts or equipment be effected in such manner (both as regards workmanship and quality of materials) as not to diminish the value of the Vessel. The Charterers have the right to fit additional equipment at their expense and risk but title to such additional equipment shall be deemed to have automatically passed to the Owners immediately upon such fitting and the Charterers shall at their expenses remove such equipment without damage to the Vessel at the time of redelivery ~~end of the period~~ if requested by the Owners. Any equipment including radio equipment on hire on the Vessel at time of delivery shall be kept and maintained by the Charterers and the Charterers shall assume the obligations and liabilities of the Owners under any lease contracts in connection therewith and shall ~~reimburse~~ indemnify the Owners for all expenses incurred in connection therewith, also for any new equipment required in order to comply with radio regulations.

(g)	Periodical Dry-Docking

The Charterers shall dry-dock the Vessel and clean and paint her underwater parts whenever the same ~~may be necessary, but not less than once during the period stated in Box 19 or, if Box 19 has been left blank, every sixty (60) calendar months after delivery or such other period as~~ may be required by the Classification Society or flag State~~, whichever is shorter~~.

11.	Hire (See Additional Clause 40)
(a)	~~The Charterers shall pay hire due to the Owners punctually in accordance with the terms of this Charter in respect of which time shall be of the essence.~~
(b)	~~The Charterers shall pay to the Owners for the hire of the Vessel a lump sum in the amount indicated in Box 22 which shall be payable not later than every thirty (30) running days in advance, the first lump sum being payable on the date and hour of the Vessel's delivery to the Charterers. Hire shall be paid continuously throughout the Charter Period.~~
(c)	~~Payment of hire shall be made in cash without discount in the currency and in the manner indicated in Box 25 and at the place mentioned in Box 26.~~
(d)	~~Final payment of hire, if for a period of less than thirty (30) running days, shall be calculated proportionally according to the number of days and hours remaining before redelivery and advance payment to be effected accordingly.~~
(e)	~~Should the Vessel be lost or missing, hire shall cease from the date and time when she was lost or last heard of. The date upon which the Vessel is to be treated as lost or missing shall be ten (10) days after the Vessel was last reported or when the Vessel is posted as missing by Lloyd's, whichever occurs first. Any hire paid in advance to be adjusted accordingly.~~
(f)	~~Any delay in payment of hire shall entitle the Owners to interest at the rate per annum as agreed in Box 24. If Box 24 has not been filled in, the three months interbank offered rate in London (LIBOR or its successor) for the currency stated in Box 25, as quoted by the British Bankers' Association (BBA) on the date when the hire fell due, increased by 2 per cent., shall apply.~~
(g)	~~Payment of interest due under sub-clause 11(f) shall be made within seven (7) running days of the date of the Owners' invoice specifying the amount payable or, in the absence of an invoice, at the time of the next hire payment date.~~

12.	Mortgage (See Additional Clause 45)

(only to apply if Box 28 has been appropriately filled in)

Notwithstanding anything to the contrary in this Charter, no obligations will be imposed on the Charterers as a result of Owners entering into the Finance Documents which are more onerous than those imposed on the Charterers pursuant to this Charter.

~~*(a)~~	~~The Owners warrant that they have not effected any mortgage(s) of the Vessel and that they shall not effect any mortgage(s) without the prior consent of the Charterers, which shall not be unreasonably withheld.~~
~~*(b)~~	~~The Vessel chartered under this Charter is financed by a mortgage according to the Financial Instrument. The Charterers undertake to comply, and provide such information and documents to enable the Owners to comply, with all such instructions or directions in regard to the employment, insurances, operation, repairs and maintenance of the Vessel as laid down in the Financial Instrument or as may be directed from time to time during the currency of the Charter by the mortgagee(s) in conformity with the Financial Instrument. The Charterers confirm that, for this purpose, they have acquainted themselves with all relevant terms, conditions and provisions of the Financial Instrument and agree to acknowledge this in writing in any form that may be required by the mortgagee(s). The Owners warrant that they have not effected any mortgage(s) other than stated in Box 28 and that they shall not agree to any amendment of the mortgage(s) referred to in Box 28 or effect any other mortgage(s) without the prior consent of the Charterers, which shall not be unreasonably withheld.~~

*(Optional, Clauses 12(a) and 12(b) are alternatives; indicate alternative agreed in Box 28).

13.	Insurance and Repairs (Also see Additional Clause 41)
(a)	~~During the Charter Period the Vessel shall be kept insured by the Charterers at their expense against hull and machinery, war and Protection and Indemnity risks (and any risks against which it is compulsory to insure for the operation of the Vessel, including maintaining financial security in accordance with sub-clause 10(a)(iii)) in such form as the Owners shall in writing approve, which approval shall not be unreasonably withheld. Such insurances shall be arranged by the Charterers to protect the interests of both the Owners and the Charterers and the mortgagee(s) (if any), and the Charterers shall be at liberty to protect under such insurances the interests of any managers they may appoint. Insurance policies shall cover the Owners and the Charterers according to their respective interests. Subject to the provisions of the Financial Instrument, if any, and the approval of the Owners and the insurers, the Charterers shall effect all insured repairs and shall undertake settlement and reimbursement from the insurers of all costs in connection with such repairs as well as insured charges, expenses and liabilities to the extent of coverage under the insurances herein provided for.~~The Charterers ~~also to~~ shall remain responsible for and to effect repairs and settlement of costs and expenses incurred thereby in respect of all other repairs not covered by the insurances ~~and/or not exceeding any possible franchise(s) or deductibles provided for in the insurances.~~ All time used for repairs ~~under the provisions of sub clause 13(a) and for repairs of latent defects according to Clause 3(c) above, including any deviation,~~ shall be for the Charterers' account.

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(b)	~~If the conditions of the above insurances permit additional insurance to be placed by the parties, such cover shall be limited to the amount for each party set out in Box 30 and Box 31, respectively. The Owners or the Charterers as the case may be shall immediately furnish the other party with particulars of any additional insurance effected, including copies of any cover notes or policies and the written consent of the insurers of any such required insurance in any case where the consent of such insurers is necessary.~~
(c)	The Charterers shall upon the request of the Owners, provide information and promptly execute such documents as may be reasonably required to enable the Owners to comply with the insurance provisions of the Financial Instrument.
(d)	~~Subject to the provisions of the Financial lnstrument, if any, should the Vessel become an actual, constructive, compromised or agreed total loss under the insurances required under sub-clause 13(a), all insurance payments for such loss shall be paid to the Owners who shall distribute the moneys between the Owners and Charterers according to their respective interests. The Charterers undertake to notify the Owners and the mortgagee(s), if any, of any occurrences in consequence of which the Vessel is likely to become a total loss as defined in this Clause.~~
(e)	~~The Owners shall upon the request of the Charterers, promptly execute such documents as may be required to enable the Charterers to abandon the Vessel to insurers and claim a constructive total loss.~~
(f)	~~For the purpose of insurance coverage against hull and machinery and war risks under the provisions of sub-clause 13(a), the value of the Vessel is the sum indicated in Box 29.~~

14.	Insurance, Repairs and Classification (See Additional Clauses)

(Optional, only to apply if expressly agreed and stated in Box 29, in which event Clause 13 shall be considered deleted).

(a)	~~During the Charter Period the Vessel shall be kept insured by the Owners at their expense against hull and machinery and war risks under the form of policy or policies attached hereto. The Owners and/or insurers shall not have any right of recovery or subrogation against the Charterers on account of loss of or any damage to the Vessel or her machinery or appurtenances covered by such insurance, or on account of payments made to discharge claims against or liabilities of the Vessel or the Owners covered by such insurance. Insurance policies shall cover the Owners and the Charterers according to their respective interests.~~
(b)	~~During the Charter Period the Vessel shall be kept insured by the Charterers at their expense against Protection and Indemnity risks (and any risks against which it is compulsory to insure for the operation of the Vessel, including maintaining financial security in accordance with sub-clause 10(a)(iii)) in such form as the Owners shall in writing approve which approval shall not be unreasonably withheld.~~
(c)	~~In the event that any act or negligence of the Charterers shall vitiate any of the insurance herein provided, the Charterers shall pay to the Owners all losses and indemnify the Owners against all claims and demands which would otherwise have been covered by such insurance.~~
(d)	~~The Charterers shall, subject to the approval of the Owners or Owners' Underwriters, effect all insured repairs, and the Charterers shall undertake settlement of all miscellaneous expenses in connection with such repairs as well as all insured charges, expenses and liabilities, to the extent of coverage under the insurances provided for under the provisions of sub-clause 14(a). The Charterers to be secured reimbursement through the Owners' Underwriters for such expenditures upon presentation of accounts.~~
(e)	~~The Charterers to remain responsible for and to effect repairs and settlement of costs and expenses incurred thereby in respect of all other repairs not covered by the insurances and/or not exceeding any possible franchise(s) or deductibles provided for in the insurances.~~
(f)	~~All time used for repairs under the provisions of sub-clauses 14(d) and 14(e) and for repairs of latent defects according to Clause 3 above, including any deviation, shall be for the Charterers' account and shall form part of the Charter Period.~~

~~The Owners shall not be responsible for any expenses as are incident to the use and operation of the Vessel for such time as may be required to make such repairs.~~

(g)	~~If the conditions of the above insurances permit additional insurance to be placed by the parties such cover shall be limited to the amount for each party set out in Box 30 and Box 31, respectively. The Owners or the Charterers as the case may be shall immediately furnish the other party with particulars of any additional insurance effected, including copies of any cover notes or policies and the written consent of the insurers of any such required insurance in any case where the consent of such insurers is necessary.~~
(h)	~~Should the Vessel become an actual, constructive, compromised or agreed total loss under the insurances required under sub-clause 14(a), all insurance payments for such loss shall be paid to the Owners, who shall distribute the moneys between themselves and the Charterers according to their respective interests.~~
(i)	~~If the Vessel becomes an actual, constructive, compromised or agreed total loss under the insurances arranged by the Owners in accordance with sub-clause 14(a), this Charter shall terminate as of the date of such loss.~~
(j)	~~The Charterers shall upon the request of the Owners, promptly execute such documents as may be required to enable the Owners to abandon the Vessel to the insurers and claim a constructive total loss.~~
(k)	~~For the purpose of insurance coverage against hull and machinery and war risks under the provisions of sub-clause 14(a), the value of the Vessel is the sum indicated in Box 29.~~

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(l)	~~Notwithstanding anything contained in sub-clause 10(a), it is agreed that under the provisions of Clause 14, if applicable, the Owners shall keep the Vessel's Class fully up to date with the Classification Society indicated in Box 10 and maintain all other necessary certificates in force at all times.~~

15.	Redelivery (See Additional Clauses 42 and 43)

~~At the expiration of the Charter Period the Vessel shall be redelivered by the Charterers to the Owners at a safe and ice-free port or place as indicated in Box 16, in such ready safe berth as the Owners may direct. The Charterers shall give the Owners not less than thirty (30) running days' preliminary notice of expected date, range of ports of redelivery or port or place of redelivery and not less than fourteen (14) running days' definite notice of expected date and port or place of redelivery. Any changes thereafter in the Vessel's position shall be notified immediately to the Owners.~~

~~The Charterers warrant that they will not permit the Vessel to commence a voyage (including any preceding ballast voyage) which cannot reasonably be expected to be completed in time to allow redelivery of the Vessel within the Charter Period. Notwithstanding the above, should the Charterers fail to redeliver the Vessel within the Charter Period, the Charterers shall pay the daily equivalent to the rate of hire stated in Box 22 plus 10 per cent. or to the market rate, whichever is the higher, for the number of days by which the Charter Period is exceeded. All other terms, conditions and provisions of this Charter shall continue to apply.~~

~~Subject to the provisions of Clause 10, the Vessel shall be redelivered to the Owners in the same or as good structure, state, condition and class as that in which she was delivered, fair wear and tear not affecting class excepted.~~

~~The Vessel upon redelivery shall have her survey cycles up to date and trading and class certificates valid for at least the number of months agreed in Box 17.~~

16.	Non-Lien (See also Additional Clauses)

The Charterers will not suffer, nor permit to be continued, any lien or encumbrance incurred by their agents, which might have priority over the title and interest of the Owners in the Vessel (other than the Permitted Encumbrances). The Charterers further agree to fasten to the Vessel in a conspicuous place and to keep so fastened during the Charter Period a notice reading as follows:

'This Vessel is the property of (name of Owners). It is under charter to (name of Charterers) and by the terms of the Charter Party neither the Charterers nor the Master have any right, power or authority to create, incur or permit to be imposed on the Vessel any lien whatsoever."

17.	Indemnity (See Additional Clause 58)
(a)	The Charterers shall indemnify the Owners against any loss, damage or documented expense incurred by the Owners arising out of or in relation to the operation of the Vessel by the Charterers, and against any lien of whatsoever nature (save for any liens caused directly by the Owners) arising out of an event occurring during the Charter Period. If the Vessel be arrested or otherwise detained by reason of claims or liens arising out of her operation hereunder by the Charterers, the Charterers shall at their own expense take all reasonable steps to secure that within a reasonable time the Vessel is released, including the provision of bail.

Without prejudice to the generality of the foregoing, the Charterers agree to indemnify the Owners against all consequences or liabilities arising from the Master, officers or agents signing Bills of Lading or other documents.

(b)	If the Vessel be arrested or otherwise detained by reason of a claim or claims against the Owners which is not attributable to any Obligor, the Owners shall at their own expense take all reasonable steps to secure that within a reasonable time the Vessel is released, including the provision of bail.

In such circumstances the Owners shall indemnify the Charterers against any loss, damage or expense incurred by the Charterers ~~(including hire paid under this Charter)~~ as a direct consequence of such arrest or detention but, for the avoidance of doubt, in such circumstances, the Charterers shall continue to pay Hire.

18.	Lien

The Owners to have a lien upon all cargoes, sub-hires and sub-freights belonging or due to the Charterers or any sub-charterers and any Bill of Lading freight for all claims under this Charter~~, and the Charterers to have a lien on the Vessel for all moneys paid in advance and not earned~~.

19.	Salvage

All salvage and towage performed by the Vessel shall be for the Charterers' benefit and the cost of repairing damage occasioned thereby shall be borne by the Charterers.

20.	Wreck Removal

In the event of the Vessel becoming a wreck or obstruction to navigation the Charterers shall indemnify the Owners against any sums whatsoever which the Owners shall become liable to pay and shall pay in consequence of the Vessel becoming a wreck or obstruction to navigation.

21.	General Average

The Owners shall not contribute to General Average.

22.	Assignment, Sub-Charter and sale (See Additional Clauses)
(a)	~~The Charterers shall not assign this Charter nor sub-charter the Vessel on a bareboat basis except with the prior consent in writing of the Owners, which shall not be unreasonably withheld, and subject to such terms and conditions as the Owners shall approve.~~
(b)	~~The Owners shall not sell the Vessel during the currency of this Charter except with the prior written consent of the Charterers, which shall not be unreasonably withheld, and subject to the buyer accepting an assignment of this Charter.~~

23.	Contracts of Carriage
*(a)	The Charterers are to procure that all documents issued during the Charter Period evidencing the terms and conditions agreed in respect of carriage of goods shall contain a paramount clause incorporating any legislation relating to carrier's liability for cargo compulsorily applicable in the trade, if no such legislation exists, the documents shall incorporate the Hague-Visby Rules the documents shall also contain the New Jason Clause and the Both-to-Blame Collision Clause.
~~*(b)~~	~~The Charterers are to procure that all passenger tickets issued during the Charter Period for the carriage of passengers and their luggage under this Charter shall contain a paramount clause incorporating any legislation relating to carrier’s liability for passengers and their luggage compulsorily applicable in the trade; if no such legislation exists, the passenger tickets shall incorporate the Athens Convention Relating to the Carriage of Passengers and their Luggage by Sea, 1974, and any protocol thereto.~~

*Delete as applicable.

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24.	Bank Guarantee

(Optional, only to apply if Box 27 filled in)

~~The Charterers undertake to furnish, before delivery of the Vessel, a first class bank guarantee or bond in the sum and at the place as indicated in Box 27 as guarantee for full performance of their obligations under this Charter.~~

25.	Requisition/Acquisition (See Additional Clauses)
(a)	~~In the event of the Requisition for Hire of the Vessel by any governmental or other competent authority (hereinafter referred to as "Requisition for Hire") irrespective of the date during the Charter Period when "Requisition for Hire" may occur and irrespective of the length thereof and whether or not it be for an indefinite or a limited period of time, and irrespective of whether it may or will remain in force for the remainder of the Charter Period, this Charter shall not be deemed thereby or thereupon to be frustrated or otherwise terminated and the Charterers shall continue to pay the stipulated hire in the manner provided by this Charter until the time when the Charter would have terminated pursuant to any of the provisions hereof always provided however that in the event of "Requisition for Hire", any Requisition Hire or compensation received or receivable by the Owners shall be payable to the Charterers during the remainder of the Charter Period or the period of the "Requisition for Hire" whichever be the shorter.~~
(b)	~~In the event of the Owners being deprived of their ownership in the Vessel by any Compulsory Acquisition of the Vessel or requisition for title by any governmental or other competent authority (hereinafter referred to as “Compulsory Acquisition”), then, irrespective of the date during the Charter Period when “Compulsory Acquisition” may occur, this Charter shall be deemed terminated as of the date of such “Compulsory Acquisition”. In such event Charter Hire to be considered as earned and to be paid up to the date and time of such “Compulsory Acquisition”.~~

26.	War (See Also Additional Clauses)
(a)	For the purpose of this Clause, the words 'War Risks" shall include any war (whether actual or threatened), act of war, civil war, hostilities, revolution, rebellion, civil commotion, warlike operations, the laying of mines (whether actual or reported), acts of piracy, acts of terrorists, acts of hostility or malicious damage, blockades (whether imposed against all vessels or imposed selectively against vessels of certain flags or ownership, or against certain cargoes or crews or otherwise howsoever), by any person, body, terrorist or political group, or the Government of any state whatsoever, which may be dangerous or are likely to be or to become dangerous to the Vessel, her cargo, crew or other persons on board the Vessel.
(b)	The Vessel, provided that copies of such applicable additional insurance cover shall be provided to the Owners upon the Owners' reasonable request, ~~unless the written consent of the Owners be first obtained,~~ shall not continue to or go through any port, place, area or zone (whether of land or sea), or any waterway or canal, where it reasonably appears that the Vessel, her cargo, crew or other persons on board the Vessel, in the reasonable judgement of the Owners, may be, or are likely to be, exposed to War Risks. Should the Vessel be within any such place as aforesaid, which only becomes dangerous, or is likely to be or to become dangerous, after her entry into it, the Owners shall have the right to require the Vessel to leave such area unless copies of such applicable additional insurance cover are provided to the Owners upon the Owners' reasonable request.
(c)	The Vessel shall not load contraband cargo, or to pass through any blockade, whether such blockade be imposed on all vessels, or is imposed selectively in any way whatsoever against vessels of certain flags or ownership, or against certain cargoes or crews or otherwise howsoever, or to proceed to an area where she shall be subject, or is likely to be subject to a belligerent's right of search and/or confiscation.
(d)	~~If the insurers of the war risks insurance, when Clause 14 is applicable, should require payment of premiums and/or calls because, pursuant to the Charterers' orders, the Vessel is within, or is due to enter and remain within, any area or areas which are specified by such insurers as being subject to additional premiums because of War Risks, then such premiums and/or calls shall be reimbursed by the Charterers to the Owners at the same time as the next payment of hire is due.~~
(e)	The Charterers shall have the liberty:
(i)	to comply with all orders, directions, recommendations or advice as to departure, arrival, routes, sailing in convoy, ports of call, stoppages, destinations, discharge of cargo, delivery, or in any other way whatsoever, which are given by the Government of the Nation under whose flag the Vessel sails, or any other Government, body or group whatsoever acting with the power to compel compliance with their orders or directions;
(ii)	to comply with the orders, directions or recommendations of any war risks underwriters who have the authority to give the same under the terms of the war risks insurance;
(iii)	to comply with the terms of any resolution of the Security Council of the United Nations, any directives of the European Community, the effective orders of any other Supranational body which has the right to issue and give the same, and with national laws aimed at enforcing the same to which the Owners are subject, and to obey the orders and directions of those who are charged with their enforcement.
(f)	~~In the event of outbreak of war (whether there be a declaration of war or not) (i) between any two or more of the following countries: the United States of America; Russia; the United Kingdom; France; and the People's Republic of China, (ii) between any two or more of the countries stated in Box 36, both the Owners and the Charterers shall have the right to cancel this Charter, whereupon the Charterers shall redeliver the Vessel to the Owners in accordance with Clause 15, if the Vessel has cargo on board after discharge thereof at destination, or if debarred under this Clause from reaching or entering it at a near, open and safe port as directed by the Owners, or if the Vessel has no cargo on board, at the port at which the Vessel then is or if at sea at a near, open and safe port as directed by the Owners. In all cases, hire shall continue to be paid in accordance with Clause 11 and except as aforesaid all other provisions of this Charter shall apply until redelivery~~.

27.	Commission

~~The Owners to pay a commission at the rate indicated in Box 33 to the Brokers named in Box 33 on any hire paid under the Charter. If no rate is indicated in Box 33, the commission to be paid by the Owners shall cover the actual expenses of the Brokers and a reasonable fee for their work. If the full hire is not paid owing to breach of the Charter by either of the parties the party liable therefor shall indemnify the Brokers against their loss of commission. Should the parties agree to cancel the Charter, the Owners shall indemnify the Brokers against any loss of commission but in such case the commission shall not exceed the brokerage on one year's hire.~~

9

28.	Termination (See Additional Clauses)
(a)	~~Charterers' Default~~

~~The Owners shall be entitled to withdraw the Vessel from the service of the Charterers and terminate the Charter with immediate effect by written notice to the Charterers if:~~

~~(i)~~	~~the Charterers fail to pay hire in accordance with Clause 11. However, where there is a failure to make punctual payment of hire due to oversight, negligence, errors or omissions on the part of the Charterers or their bankers, the Owners shall give the Charterers written notice of the number of clear banking days stated in Box 34 (as recognised at the agreed place of payment) in which to rectify the failure, and when so rectified within such number of days following the Owners' notice, the payment shall stand as regular and punctual. Failure by the Charterers to pay hire within the number of days stated in Box 34 of their receiving the Owners' notice as provided herein, shall entitle the Owners to withdraw the Vessel from the service of the Charterers and terminate the Charter without further notice;~~
~~(ii)~~	~~the Charterers fail to comply with the requirements of:~~
~~(1)~~	~~Clause 6 (Trading Restrictions)~~
~~(2)~~	~~Clause 13(a) (Insurance and Repairs)~~

~~provided that the Owners shall have the option, by written notice to the Charterers, to give the Charterers a specified number of days grace within which to rectify the failure without prejudice to the Owners’ right to withdraw and terminate under this Clause if the Charterers fail to comply with such notice;~~

~~(iii)~~	~~the Charterers fail to rectify any failure to comply with the requirements of sub-clause 10(a)(i) (Maintenance and Repairs) as soon as practically possible after the Owners have requested them in writing so to do and in any event so that the Vessel's insurance cover is not prejudiced.~~
(b)	~~Owners' Default~~

~~If the Owners shall by any act or omission be in breach of their obligations under this Charter to the extent that the Charterers are deprived of the use of the Vessel and such breach continues for a period of fourteen (14) running days after written notice thereof has been given by the Charterers to the Owners, the Charterers shall be entitled to terminate this Charter with immediate effect by written notice to the Owners.~~

(c)	~~Loss of Vessel~~

~~This Charter shall be deemed to be terminated if the Vessel becomes a total loss or is declared as a constructive or compromise or arranged total loss. For the purpose of this sub-clause, the Vessel shall not be deemed to be lost unless she has either become an actual total loss or agreement has been reached with her underwriters in respect of her constructive, compromised or arranged total loss or if such agreement with her underwriters is not reached it is adjudged by a competent tribunal that a constructive loss of the Vessel has occurred.~~

~~(d)~~	~~Either party shall be entitled to terminate this Charter with immediate effect by written notice to the other party in the event of an order being made or resolution passed for the winding up, dissolution, liquidation or bankruptcy of the other party (otherwise than for the purpose of reconstruction or amalgamation) or if a receiver is appointed, or if it suspends payment, ceases to carry on business or makes any special arrangement or composition with its creditors.~~
~~(e)~~	~~The termination of this Charter shall be without prejudice to all rights accrued due between the parties prior to the date of termination and to any claim that either party might have.~~

29.	Repossession (See Additional Clauses)

~~In the event of the termination of this Charter in accordance with the applicable provisions of this Charter Clause 28, the Owners shall have the right to repossess the Vessel from the Charterers at her current or next port of call, or at a port or place convenient to them without hindrance or interference by the Charterers, courts or local authorities. Pending physical repossession of the Vessel in accordance with this Clause 29 and the Additional Clauses, the Charterers shall hold the Vessel as gratuitous bailee only to the Owners and the Charterer shall procure that the Master and crew follow the orders and directions of the Owners. The Owners shall arrange for an authorised representative to board the Vessel as soon as reasonably practicable following the termination of the Charter. The Vessel shall be deemed to be repossessed by the Owners from the Charterers upon the boarding of the Vessel by the Owners' representative. All arrangements and expenses relating to the settling of wages, disembarkation and repatriation of the Charterers' Master, officers and crew shall be the sole responsibility of the Charterers.~~

30.	Dispute Resolution (See Additional Clauses)
~~*(a)~~	~~This Contract shall be governed by and construed in accordance with English law and any dispute arising out of or in connection with this Contract shall be referred to arbitration in London in accordance with the Arbitration Act 1996 or any statutory modification or re-enactment thereof save to the extent necessary to give effect to the provisions of this Clause. The arbitration shall be conducted in accordance with the London Maritime Arbitrators Association (LMAA) Terms current at the time when the arbitration proceedings are commenced. The reference shall be to three arbitrators. A party wishing to refer a dispute to arbitration shall appoint its arbitrator and send notice of such appointment in writing to the other party requiring the other party to appoint its own arbitrator within 14 calendar days of that notice and stating that it will appoint its arbitrator as sole arbitrator unless the other party appoints its own arbitrator and gives notice that it has done so within the 14 days specified. If the other party does not appoint its own arbitrator and give notice that it has done so within the 14 days specified. The party referring a dispute to arbitration may, without the requirement of any further prior notice to the other party, appoint its arbitrator as sole arbitrator and shall advise the other party accordingly. The award of a sole arbitrator shall be binding on both parties as if he had been appointed by agreement. Nothing herein shall prevent the parties agreeing in writing to vary these provisions to provide for the appointment of a sole arbitrator. In cases where neither the claim nor any counterclaim exceeds the sum of US$50,000 (or such other sum as the parties may agree) the arbitration shall be conducted in accordance with the LMAA Small Claims Procedure current at the time when the arbitration proceedings are commenced.~~

10

~~*(b)~~	~~This Contract shall be governed by and construed in accordance with Title 9 of the United States Code and the Maritime Law of the United States and any dispute arising out of or in connection with this Contract shall be referred to three persons at New York, one to be appointed by each of the parties hereto, and the third by the two so chosen; their decision or that of any two of them shall be final, and for the purposes of enforcing any award, judgement may be entered on an award by any court of competent jurisdiction. The proceedings shall be conducted in accordance with the rules of the Society of Maritime Arbitrators, Inc.~~

I~~n cases where neither the claim nor any counterclaim exceeds the sum of US$50,000 (or such other sum as the parties may agree) the arbitration shall be conducted in accordance with the Shortened Arbitration Procedure of the Society of Maritime Arbitrators, Inc. current at the time when the arbitration proceedings are commenced.~~

~~*(c)~~	~~This Contract shall be governed by and construed in accordance with the laws of the place mutually agreed by the parties and any dispute arising out of or in connection with this Contract shall be referred to arbitration at a mutually agreed place, subject to the procedures applicable there.~~
~~*(d)~~	~~Notwithstanding (a), (b) or (c) above, the parties may agree at any time to refer to mediation any difference and/or dispute arising out of or in connection with this Contract.~~

~~In the case of a dispute in respect of which arbitration has been commenced under (a), (b) or (c) above, the following shall apply:-~~

~~(i)~~	~~Either Party may at any time and from time to time elect to refer the dispute or part of the dispute to mediation by service on the other party of a written notice (the "Mediation Notice") calling on the other party to agree to mediation.~~
~~(ii)~~	~~The other party shall thereupon within 14 calendar days of receipt of the Mediation Notice confirm that they agree to mediation, in which case the parties shall thereafter agree a mediator within a further 14 calendar days, failing which on the application of either party a mediator will be appointed promptly by the Arbitration Tribunal ("the Tribunal") or such person as the Tribunal may designate for that purpose. The mediation shall be conducted in such place and in accordance with such procedure and on such terms as the parties may agree or, in the event of disagreement, as may be set by the mediator.~~
~~(iii)~~	~~If the other party does not agree to mediate, that fact may be brought to the attention of the Tribunal and may be taken into account by the Tribunal when allocating the costs of the arbitration as between the parties.~~
~~(iv)~~	~~The mediation shall not affect the right of either party to seek such relief or take such steps as it considers necessary to protect its interest.~~
~~(v)~~	~~Either party may advise the Tribunal that they have agreed to mediation. The arbitration procedure shall continue during the conduct of the mediation but the Tribunal may take the mediation timetable into account when setting the timetable for steps in the arbitration.~~
~~(vi)~~	~~Unless otherwise agreed or specified in the mediation terms, each party shall bear its own costs incurred in the mediation and the parties shall share equally the mediator’s costs and expenses.~~
~~(vii)~~	~~The mediation process shall be without prejudice and confidential and no information or documents disclosed during it shall be revealed to the Tribunal except to the extent that they are disclosable under the law and procedure governing the arbitration.~~

~~(Note: The parties should be aware that the mediation process may not necessarily interrupt time limits.)~~

(e)	~~If Box 35 in Part I is not appropriately filled in, sub-clause 30(a) of this Clause shall apply. Sub-clause 30(d) shall apply in all cases.~~

~~* Sub-clauses 30(a), 30(b) and 30(c) are alternatives; indicate alternative agreed in Box 35.~~

31.	Notices (See Additional Clauses)
(a)	~~Any notice to be given by either party to the other party shall be in writing and may be sent by fax, telex, registered or recorded mail or by personal service.~~
(b)	~~The address of the Parties for service of such communication shall be as stated in Boxes 3 and 4 respectively~~

11

~~1.~~	~~Specifications and Building Contract~~
~~(a)~~	~~The Vessel shall be constructed in accordance with the Building Contract (hereafter called “the Building Contract”) as annexed to this Charter, made between the Builders and the Owners and in accordance with the specifications and plans annexed thereto, such Building Contract, specifications and plans having been counter-signed as approved by the Charterers.~~
~~(b)~~	~~No change shall be made in the Building Contract or in the specifications or plans of the Vessel as approved by the Charterers as aforesaid, without the Charterers’ consent.~~
~~(c)~~	~~The Charterers shall have the right to send their representative to the Builders’ Yard to inspect the Vessel during the course of her construction to satisfy themselves that construction is in accordance with such approved specifications and plans as referred to under sub-clause (a) of this Clause.~~
~~(d)~~	~~The Vessel shall be built in accordance with the Building Contract and shall be of the description set out therein. Subject to the provisions of sub-clause 2(c)(ii) hereunder, the Charterers shall be bound to accept the Vessel from the Owners, completed and constructed in accordance with the Building Contract, on the date of delivery by the Builders. The Charterers undertake that having accepted the Vessel they will not thereafter raise any claims against the Owners in respect of the Vessel’s performance or specification or defects, if any. Nevertheless, in respect of any repairs, replacements or defects which appear within the first 12 months from delivery by the Builders, the Owners shall endeavour to compel the Builders to repair, replace or remedy any defects or to recover from the Builders any expenditure incurred in carrying out such repairs, replacements or remedies. However, the Owners’ liability to the Charterers shall be limited to the extent the Owners have a valid claim against the Builders under the guarantee clause of the Building Contract (a copy whereof has been supplied to the Charterers). The Charterer shall be bound to accept such sums as the Owners are reasonably able to recover under this Clause and shall make no further claim on the Owners for the difference between the amount(s) so recovered and the actual expenditure on repairs, replacement or remedying defects or for any loss of time incurred.~~

~~Any liquidated damages for physical defects or deficiencies shall accrue to the amount of the party stated in Box 41(a) or if not filled in shall be shared equally between the parties. The costs of pursuing a claim or claims against the Builders under this Clause (including any liability to the Builders) shall be borne by the party stated in Box 41(b) or if not filled in shall be shared equally between the parties.~~

~~2.~~	~~Time and Place of Delivery~~
~~(a)~~

~~(a)~~	~~Subject to the Vessel having completed her acceptance trials including trials of cargo equipment in accordance with the Building Contract and specifications to the satisfaction of the Charterers, the Owners shall give and the Charterers shall take delivery of the Vessel afloat when ready for delivery and properly documented at the Builders’ Yard or some other safe and readily accessible dock, wharf or place as may be agreed between the parties hereto and the Builders. Under the Building Contract the Builders have estimated that the Vessel will be ready for delivery to the Owners as therein provided by the delivery date for the purpose of this Charter shall be the date when the Vessel is in fact ready for delivery by the Builders after completion of trials whether that be before or after as indicated in the Building Contract. The Charterers shall not be entitled to refuse acceptance of delivery of the Vessel and upon and after such acceptance subject to Clause 1(d), the Charterers shall not be entitled to make any claim against the Owners in respect of any conditions, representations or warranties, whether express or implied as to the seaworthiness of the Vessel or in respect of delay in delivery.~~

~~(b)~~	~~If for any reason other than a default by the Owners under the Building Contract, the Builders become entitled under that Contract not to deliver the Vessel to the Owners, the Owner shall upon giving to the Charterers written notice of Builders becoming so entitled, be excused from giving delivery of the Vessel to the Charterers and upon receipt of such notice by the Charterers this Charter shall cease to have effect.~~
~~(c)~~	~~If for any reason the Owners become entitled under the Building Contract to reject the Vessel the Owners shall, before exercising such right of rejection, consult the Charterers and thereupon~~
~~(i)~~	~~If the Charterers do not wish to take delivery of the Vessel they shall inform the Owners within seven (7) running days by notice in writing and upon receipt by the Owners of such notice this Charter shall cease to have effect; or~~
~~(ii)~~	~~If the Charterers wish to take delivery of the Vessel they may by notice in writing within seven (7) running days require the Owners to negotiate with the Builders as to the terms on which delivery should be taken and/or refrain from exercising their right to rejection and upon receipt of such notice the Owners shall commence such negotiations and/or take delivery of the Vessel from the Builders and deliver her to the Charterers.~~
~~(iii)~~	~~In no circumstances shall the Charterers be entitled to reject the Vessel unless the Owners are able to reject the Vessel from the Builders;~~
~~(iv)~~	~~if this Charter terminates under sub-clause (b) or (c) of this Clause, the Owners shall thereafter not be liable to the Charterers for any claim under or arising out of this Charter or its termination.~~
~~(d)~~	~~Any liquidated damages for delay in delivery under the Building Contract and any costs incurred in pursuing a claim therefor shall accrue to the account of the party stated in Box 41(c) or if not filled in shall be shared equally between the parties.~~

~~3.~~	~~Guarantee Works~~

~~If not otherwise agreed, the Owners authorise the Charterers to arrange for the guarantee works to be performed in accordance with the building contract terms, and hire to continue during the period of guarantee works. The Charterers have to advise the Owners about the performance to the extent the Owners may request.~~

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~~4.~~	~~Name of Vessel~~

~~The name of the Vessel shall be mutually agreed between the Owners and the Charterers and the Vessel shall be painted in the colours, display the funnel insignia and fly the house flag as required by the Charterers.~~

~~5.~~	~~Survey on Redelivery~~

~~The Owners and the Charterers shall appoint surveyors for the purpose of determining and agreeing in writing the condition of the Vessel at the time of re-delivery.~~

~~Without prejudice to Clause 15 (Part II), the Charterers shall bear all survey expenses and all other costs, if any, including the cost of docking and undocking, if required, as well as all repair costs incurred. The Charterers shall also bear all loss of time spent in connection with any docking and undocking as well as repairs, which shall be paid at the date of hire per day or pro rata.~~

13

~~On expiration of this Charter and provided the Charterers have fulfilled their obligations according to Part I and II as well as Part III, if applicable, it is agreed, that on payment of the final payment of hire as per Clause 11 the Charterers have purchased the Vessel with everything belonging to her and the Vessel is fully paid for.~~

~~In the following paragraphs the Owners are referred to as the Sellers and the Charterers as the Buyers.~~

~~The Vessel shall be delivered by the Sellers and taken over by the Buyers on expiration of the Charter.~~

~~The Sellers guarantee that the Vessel, at the time of delivery, is free from all encumbrances and maritime liens or any debts whatsoever other than those arising from anything done or not done by the Buyers or any existing mortgage agreed not to be paid off by the time of delivery. Should any claims, which have been incurred prior to the time of delivery be made against the Vessel, the Sellers hereby undertake to indemnify the Buyers against all consequences of such claims to the extent it can be proved that the Sellers are responsible for such claims. Any taxes, notarial, consular and other charges and expenses connected with the purchase and registration under Buyers' flag, shall be for Buyers' account. Any taxes, consular and other charges and expenses connected with closing of the Sellers' register, shall be for Sellers' account.~~

~~In exchange for payment of the last month's hire instalment the Sellers shall furnish the Buyers with a Bill of Sale duly attested and legalized, together with a certificate setting out the registered encumbrances, if any. On delivery of the Vessel the Sellers shall provide for deletion of the Vessel from the Ship's Register and deliver a certificate of deletion to the Buyers.~~

~~The Sellers shall, at the time of delivery, hand to the Buyers all classification certificates (for hull, engines, anchors, chains etc), as well as all plans which may be in Sellers’ possession~~

~~The Wireless Installation and Nautical Instruments, unless on hire, shall be included in the sale without any extra payment.~~

~~The Vessel with everything belonging to her shall be at Sellers' risk and expense until she is delivered to the Buyers, subject to the conditions of this Contract and the Vessel with everything belonging to her shall be delivered and taken over as she is at the time of delivery, after which the Sellers shall have no responsibility for possible faults or deficiencies of any description.~~

~~The Buyers undertake to pay for the repatriation of the Master, officers and other personnel if appointed by the Sellers to the port where the Vessel entered the Bareboat Charter as per Clause 3 (Part II) or to pay the equivalent cost for their journey to any other place.~~

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~~1.~~	~~Definitions~~

~~For the purpose of this PART V, the following terms shall have the meanings hereby assigned to them:~~

~~"The Bareboat Charter Registry" shall mean the registry of the State whose flag the Vessel will fly and in which the Charterers are registered as the bareboat charterers during the period of the Bareboat Charter.~~

~~“The Underlying Registry” shall mean the registry of the State in which the Owners of the Vessel are registered as Owners and to which jurisdiction and control of the Vessel will revert upon termination of the Bareboat Charter Registration.~~

~~2.~~	~~Mortgage~~

~~The Vessel chartered under this Charter is financed by a mortgage and the provisions of Clause 12(b) (Part II) shall apply.~~

3. ~~Termination of Charter by Default~~

~~If the Vessel chartered under this Charter is registered in a Bareboat Charter Registry as stated in Box 44, and if the Owners shall default in the payment of any amounts due under the mortgage(s) specified in Box 28, the Charterers shall, if so required by the mortgagee, direct the Owners to re-register the Vessel in the Underlying Registry as shown in Box 45.~~

~~In the event of the Vessel being deleted from the Bareboat Charter Registry as stated in Box 44, due to a default by the Owners in the payment of any amounts due under the mortgage(s), the Charterers shall have the right to terminate this Charter forthwith and without prejudice to any other claim they may have against the Owners under this Charter.~~

15

CONTENTS

32. Definitions	1
33. Interpretations	16
34. Background	17
35. Delivery	18
36. Conditions precedent and conditions subsequent	20
37. Bunkers and luboils	24
38. Further maintenance and operation	24
39. Structural changes and alterations	25
40. Hire	26
41. Insurance	30
42. Redelivery	35
43. Redelivery conditions	35
44. Diver’s inspection at redelivery	37
45. Owners’ mortgage	37
46. Financial covenants	38
47. Charterers; representations and warranties	38
48. Charterers’ undertakings	41
49. Terminations Events	49
50. Sub-chartering and assignment	55
51. Name of Vessel	55
52. Transfer of title	56
53. Total Loss	58
54. Appointment of Approved Manager	58
55. Fees and expenses	59
56. Stamp duties and Taxies	59
57. Operational notifiable events	60

58. Further indemnities	60
59. Further assurances and undertakings	62
60. Cumulative rights	62
61. No waiver	62
62. Entire agreement	62
63. Invalidity	63
64. English language	63
65. No partnership	63
66. Notice	63
67. Conflicts	64
68. Survival of Charterers’ obligations	64
69. Counterparts	64
70. Third Parties Act	64
71. Waiver of immunity	65
72. FATCA	65
73. Governing Law	66
74. Arbitration	66
75. Confidentiality	67
76. Assignment and Transfer	68
77. Financing Charter	68
SCHEDULE 1 FORM OF PROTOCOL OF DELIVERY AND ACCEPTANCE	69
SCHEDULE 2 FORM OF TITLE TRANSFER PROTOCOL OF DELIVERY AND ACCEPTANCE	70
SCHEDULE 3 Related Charter and relevant information	71

ADDITIONAL CLAUSES

TO BAREBOAT CHARTER FOR "CZECH"

32.	Definitions

In this Charter:

"Account Bank" means ABN AMRO Bank N.V. at Gustav Mahlerlaan 10, Postbus 283, 1000 EA Amsterdam (BIC: ABNANL2A) or such other first-class international bank or financial institution as nominated by the Charterers and approved by the Owners in writing from time to time (acting reasonably).

"Account Security" means the deed of charge or pledge or other legal instrument executed or to be executed by the Charterers in Agreed Form in favour of the Security Trustee conferring a Security Interest over the Earnings Account and all amounts from time to time standing to the credit to the Earnings Account.

"Actual Delivery Date" means the date of delivery of the Vessel by the Owners to the Charterers under this Charter.

"Affiliate" means, in relation to any person, a Subsidiary of that person or a Holding Company of that person or any other Subsidiary of that Holding Company.

"Agreed Form" means in relation to any document, that document in the form approved in writing by the Owners and agreed with the Charterers.

"Agreement Term" means the period commencing on the date of this Charter and terminating on the later of:

(a)	the expiration of the Charter Period; and
(b)	the date on which all money of any nature owed by the Obligors to the Owners under the Transaction Documents or otherwise in connection with the Vessel have been paid in full to the Owners and no obligations of the Obligors of any nature to the Owners or otherwise in connection with the Transaction Documents, the Related Transaction Documents or with the Vessel or the Related Vessels remain unperformed or undischarged.

"Anniversary" means each anniversary of the Actual Delivery Date.

"Anti-Money Laundering Laws" means all applicable financial record-keeping and reporting requirements, anti-money laundering statutes (including all applicable rules and regulations thereunder) and all applicable related or similar laws, rules, regulations or guidelines, of all applicable jurisdictions including and without limitation, the United States of America, the European Union and the People’s Republic of China and which in each case are:

(a)	issued, administered or enforced by any governmental agency having jurisdiction over any Obligor, the Owners or the Security Trustee; and
(b)	of any jurisdiction in which any Obligor, the Owners or the Trustee conduct business; or Security Interest to which any Obligor, the Owners or the Security Trustee is subjected or subject to.

"Anti-Terrorism Financing Laws" means all applicable anti-terrorism laws, statutes (including all applicable rules and regulations thereunder) and all applicable related or similar rules, regulations, guidelines, of any applicable jurisdiction, including and not limited to the United States of America or the People’s Republic of China which are:

(a)	issued, administered or enforced by any governmental agency, having jurisdiction over any Obligor, the Owners or the Security Trustee;
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(b)	of any jurisdiction in which any Obligor, the Owners or the Security Trustee conducts business; or
(c)	to which any Obligor, the Owners or the Security Trustee is subjected or subject to.

"Approved Insurer" means, in respect of the Vessel, a first-class international insurance broker, underwriter or association acceptable to the Owners (acting reasonably).

"Approved Manager" means:

(a)	with respect to the technical management of the Vessel, Technomar Shipping Inc., a company incorporated and existing under the laws of the Republic of Liberia with Registration Number C-76029 and having its registered office at 80 Broad Street, Monrovia, Liberia; and
(b)	with respect to the commercial management of the Vessel, CONCHART COMMERCIAL INC., a company incorporate and existing under the laws of the Republic of the Marshall Islands having its registered address at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Republic of the Marshall Islands MH 96960; or
(c)	such other first class reputable ship technical and/or commercial manager acceptable to the Owners.

"Approved Valuer" means each of BRS Shipbrokers, MB Shipbrokers, Kontiki Shipbrokers, Howe Robinson and any other reputable and independent ship brokers proposed by the Charterers and approved by the Owners (acting reasonably).

"Arrangement Fee" has the meaning given to the term in Clause 55(a)(a)(a), being a sum of US$445,000 (Dollars Four Hundred Forty Five Thousand only).

"Authorisation" means an authorisation, consent, approval, resolution, licence, exemption, filing, notarisation or registration.

"Break Costs" means all costs, losses, premiums or penalties incurred by the Owners as a result of (i) the receipt by the Owners of any payment under or in relation to the Transaction Documents on a day other than the due date for payment of the sum in question and/or (ii) the Termination Payment Date does not fall on a Hire Payment Date (in each case, including any Break Costs incurred under the Finance Documents.

"Business Day" means a day (other than a Saturday or Sunday) on which banks and financial markets are open for business:

(a)	in relation to any date for payment, in Amsterdam, Athens, Beijing and New York; and
(b)	for all other purposes, in Beijing and Athens.

"Business Ethics Laws" means any laws, regulations and/or other legally binding requirements or determinations in relation to bribery, corruption, fraud, money-laundering, terrorism, collusion bid-rigging or anti-trust, human rights violations (including forced labour and human trafficking) which are applicable to an Obligor or to any jurisdiction where activities are performed and which shall include: (i) the United Kingdom Bribery Act 2010, (ii) the United States Foreign Corrupt Practices Act 1977 and (iii) Prevention of Bribery Ordinance (Cap. 201) of the Laws of Hong Kong.

"Cancellation Date" means 31 January 2025 or such later date as the Owners may in their sole discretion approve in writing.

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"Cash Collateral" has the meaning given to such term in Clause 4832..1(bb) (Value maintenance).

"Charter Group" means the Charterers, the Charter Guarantor and, the Subsidiaries of each of them from time to time.

"Charter Guarantee" means the deed of guarantee and indemnity executed or to be executed by the Charter Guarantor in favour of the Security Trustee in the Agreed Form.

"Charter Guarantor" means GLOBAL SHIP LEASE, INC., a corporation incorporated and existing under the laws of the Republic of Marshall Islands with corporation number 28891 and having its registered office at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Republic of the Marshall Islands MH 96960, being the sole member and manager of the Charterers.

"Charter Guarantor Change of Control Event" means any of the following events:

(i)	the Charterer is not or ceases to be a wholly-owned direct or indirect Subsidiary of the Charter Guarantor;
(ii)	Mr George Giouroukos ceases to own at least 1 per cent. of the shares in the Charter Guarantor (either directly or through one or more of his affiliates);
(iii)	Mr George Giouroukos ceases to be the Executive Chairman of (or to hold an equivalent executive officer position in) the Charter Guarantor other than by reason of death or other incapacity in managing his affairs; or
(iv)	any person(s) own(s) more than 15 per cent. of the shares in the Charter Guarantor, other than Mr George Giouroukos (either directly or through one or more of his affiliates).

"Charter Period" means, subject to Clause 40(i) (Illegality), Clauses 49 (Termination Events), 52 (Transfer of title) and 53 (Total Loss), the period of One Hundred Twenty (120) months commencing from the Actual Delivery Date.

"Charterers' Assignment" means the deed of assignment executed or to be executed (as the case may be) by the Charterers in favour of the Security Trustee in the Agreed Form in relation to certain of the Charterers' rights and interest in and to (among other things) the (a) the Earnings, (b) the Insurances, and (c) the Requisition Compensation and (d) the Initial Sub-Charter and any other Sub-Charter (if any) which have a duration of twelve (12) months or more (including any option to renew or extend).

"Classification Society" means the vessel classification society referred to in Box 10 (Classification Society) of this Charter, or such other reputable classification society which is a member of the International Association of Classification Societies as the Charterers may select and the Owners may approve from time to time (acting reasonably).

"Co-Assured Undertakings" means an undertaking in respect of the Insurances by a party named as an assured or co-assured (as the case may be) on any of the Insurances (other than the Charterers, the Approved Managers, the Owners and the Finance Parties) in favour of the Owners and the Security Trustee.

"Debt" means the aggregate from time to time of all sums of any nature (together with all accrued unpaid interest on any of those sums) payable by any Obligor to the Owners under all or any of the Transaction Documents.

"Default Interest Rate" means a rate equivalent to the applicable Interest Rate plus two per cent. (2%) per annum (on a 360-day year basis).

"Default Termination" means a termination of the Charter Period pursuant to the provisions of Clause 49 (Termination Events).

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"Delivery Costs" means the aggregate amount of all documented charges, fees, costs (including legal fees) and expenses whatsoever (with the only exception of the MOA Purchase Price) reasonably incurred and/or arising out of and/or in relation to:

(i)	the Owners’ taking delivery of the Vessel under the MOA;
(ii)	the delivery of the Vessel by the Owners to the Charterers under this Charter; and
(iii)	the Registration Costs.

"Earnings" means all hires, freights, pool income and other sums payable to or for the account of the Charterers in respect of the Vessel including (without limitation) all remuneration for salvage and towage services, demurrage and detention moneys, contributions in general average, compensation in respect of any requisition for hire, and damages and other payments (whether awarded by any court or arbitral tribunal or by agreement or otherwise) for breach, termination or variation of any contract for the operation, employment or use of the Vessel.

"Earnings Account" means the account in the name of the Charterers (IBAN: NL35ABNA0139181253) opened with the Account Bank and subject to the Account Security acceptable to the Owners, and includes any sub-account thereof and such account which is designated by the Owners as the earnings account for the purposes of this Charter.

"Environmental Claim" means any claim by any person which arises out of an Environmental Incident which relates to any Environmental Law.

"Environmental Incident" means:

(a)	any release of Environmentally Sensitive Material from the Vessel; or
(b)	any incident in which Environmentally Sensitive Material is released from a vessel other than the Vessel and which involves a collision between the Vessel and such other vessel or some other incident of navigation or operation, in either case, in connection with which the Vessel is actually arrested, attached, detained or injuncted and/or the Vessel and/or the Owners and/or the Charterers and/or any Approved Manager and/or any operator or manager of the Vessel is at fault or otherwise liable to any legal action; or
(c)	any other incident in which Environmentally Sensitive Material is released otherwise than from the Vessel and in connection with which the Vessel is actually arrested and/or where the Owners and/or the Charterers and/or any Approved Manager and/or any operator or manager of the Vessel is at fault or otherwise liable to any legal action.

"Environmental Law" means any law or regulation having the force of law applicable to the Vessel or the use and employment of the Vessel by the Owners and the Charterers relating to pollution or protection of the environment, to the carriage of Environmentally Sensitive Material or to actual releases of Environmentally Sensitive Material.

"Environmental Permits" means any permit and other authorisation and the filing of any notification, report or assessment required under any Environmental Law for the operation of the Vessel.

"Environmentally Sensitive Material" means oil, oil products and any other substance (including any chemical, gas or other hazardous or noxious substance) which is polluting, toxic or hazardous.

"EU ETS Mandate Letter" means the mandate letter in respect of the Vessel addressed to the relevant entities charged with administering compliance with the EU-ETS Regulations and duly executed by the Owners and the Charterers and the Approved Manager nominated by the Charterers, mandating the Approved Manager as nominated by the Charterers and approved by the Owners as the party required to comply with and be responsible for compliance with the EU-ETS Regulations in place of the Owners.

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"EU-ETS Regulations" means:

(a)	EU Emissions Trading Scheme (Directive 2003/87/EC establishing a system for greenhouse gas emission allowance trading within the Union and Decision (EU) 2015/1814 concerning the establishment and operation of a market stability reserve for the Union greenhouse gas emission trading system as amended by Directive (EU) 2023/959 of the European Parliament and of the Council of 10 May 2023) and the Commission Implementing Regulation (EU) 2023/2599 of 22 November 2023 as the same may be amended, supplemented, superseded or readopted from time to time (whether with or without modifications); and
(b)	any applicable law implementing the above Directive and/or Implementing Regulation.

"Finance Document" means any facility agreement, security document, fee letter and any other document designated as such by the Finance Parties and the Owners, and which have been or may be (as the case may be) entered into between the Finance Parties and the Owners for the purpose of, among other things, financing or (as the case may be) refinancing all or any part of the Outstanding Principal.

"Finance Party" means any bank or financial institution which is or will be party to a Finance Document (other than the Owners and other entities which may have agreed or be intended as debtors and/or obligors thereunder) and "Finance Parties" means two or more of them.

"Financial Indebtedness" means any indebtedness for or in respect of:

(a)	moneys borrowed;
(b)	any amount raised by acceptance under any acceptance credit facility or dematerialised equivalent;
(c)	any amount raised pursuant to any note purchase facility or the issue of bonds, notes, debentures, loan stock or any similar instrument;
(d)	the amount of any liability in respect of any lease or hire purchase contract which would, in accordance with GAAP, be treated as a balance sheet liability;
(e)	receivables sold or discounted (other than any receivables to the extent they are sold on a non-recourse basis);
(f)	any amount raised under any other transaction (including any forward sale or hire purchase agreement) of a type not referred to in any other paragraph of this definition having the commercial effect of a borrowing;
(g)	any derivative transaction entered into in connection with protection against or benefit from fluctuation in any rate or price (and, when calculating the value of any derivative transaction, only the marked to market value (or, if any actual amount is due as a result of the termination or close-out of that derivative transaction, that amount) shall be taken into account);
(h)	any counter-indemnity obligation in respect of a guarantee, indemnity, bond, standby or documentary letter of credit or any other instrument issued by a bank or financial institution; and
(i)	the amount of any liability in respect of any guarantee or indemnity for any of the items referred to in paragraphs (a) to (h) above.
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"Financial Institution" means any bank or financial institution, trust, fund, leasing company or other entity which is regularly engaged in or established for the purpose of making, purchasing or investing in loans, securities or other financial assets.

"Fixed Hire" means in respect of each Hire Payment Date, an amount of US$862,500 (Dollars Eight Hundred Sixty Two Thousand Five Hundred Only).

"GAAP" means generally accepted accounting principles in the United States or the International Financial Reporting Standards (IFRS), issued by the International Accounting Standards Board, in either case as in effect from time to time.

"Head MOA" means the memorandum of agreement and its addendum no.1 both dated 29 November 2024 made by and between the Head Selles as sellers and the Charterers as buyers for the sale and purchase of the Vessel.

"Head Sellers" means Minsheng Zhi Qian (Tianjin) Shipping Leasing Company Limited, a company incorporated and existing under the laws of the People’s Republic of China and having its registered office at Room 202, No.6262, Australia Road, Dongjiang Free Trade Pilot Zone, Tianjin (DJBS Free Trade Zone Branch No. 2519), China.

"Hire" means, in relation to each Hire Period, the aggregate amount of (A) the Fixed Hire and (B) the Variable Hire for that Hire Period.

"Hire Payment Date" means in relation to the Hire for each Hire Period, the last day of that Hire Period.

"Hire Period" means

(a)	in relation to the first Hire Period, the period commencing on the MOA Payment Date and ending on the last day of three (3) months of the Actual Delivery Date; and
(b)	in relation to each and every successive Hire Period, each and every consecutive three (3)-month period during the Charter Period commencing forthwith upon the expiration of the immediately previous Hire Period, provided that the last and final Hire Period shall end on the last day of the Charter Period.

"Holding Company" means, in relation to a person, any other person in respect of which it is a Subsidiary.

"Hong Kong" means the Hong Kong Special Administrative Region of The People's Republic of China.

"IAPPC" means a valid international air pollution prevention certificate for the Vessel issued under Annex VI (Regulations for the Prevention of Air Pollution from Ships) to the International Convention for the Prevention of Pollution from Ships 1973 (as modified in 1978 and 1997).

"Indemnitee" has the meaning given to such term in Clause 58 (Further indemnities).

"Initial Sub-Charter" means the time charterparty dated 15 December 2020 in respect of the Vessel with the Initial Sub-Charterers as charterers, as amened, supplemented and novated from time to time, in particular, pursuant to the Initial Sub-Charter Novation Agreement.

"Initial Sub-Charter Novation Agreement" means the novation agreement to the Initial Sub-Charter entered into or to be entered into by and between the Initial Sub-Charterers as charterers, the Head Sellers as original owners and the Charterers as new owners, whereby subject and pursuant to the terms and conditions therein contained, with effect from the time and date of delivery of the Vessel by the Head Sellers to the Charterers under the Head MOA, all the rights and obligations of the Head Sellers (as owners) under the Initial Sub-Charter shall be novated to and assumed by the Charterers.

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"Initial Sub-Charterers" means Hapag-Lloyd Aktiengesellschaft of Ballindamm 25, Hamburg, Germany.

"Innocent Owners' Interest Insurances" means all policies and contracts of innocent owners' interest insurance and innocent owners' additional perils insurance from time to time taken out by the Owners in relation to the Vessel.

"Insurances" means all policies and contracts of insurance which are from time to time taken out or entered into by the Charterers in respect of the Vessel or her earnings or otherwise in connection with the Vessel or her earnings.

"Interest Rate" means the rate of interest applicable for each Hire Period and any other period for which an interest rate is to be determined is the percentage rate per annum which is the aggregate of:

(a)        the applicable Reference Rate; and

(b)        the Margin.

"Interpolated Term SOFR" means, in relation to any Outstanding Principal, the rate (rounded to the same number of decimal places as Term SOFR) which results from interpolating on a linear basis between:

(a)       either:

(i)	the applicable Term SOFR (as of the Quotation Day) for the longest period (for which Term SOFR is available) which is less than three (3) months; or
(ii)	if no such Term SOFR is available for a period less than three (3) months, SOFR for the day which is three (3) US Government Securities Business Days before the Quotation Day; and
(b)	the applicable Term SOFR (as of the Quotation Day) for the shortest period (for which Term SOFR is available) which exceeds three (3) months.

"ISM Code" means the International Safety Management Code (including the guidelines on its implementation), adopted by the International Maritime Organisation Assembly as Resolutions A.741 (18) (as amended by MSC 104 (73)) and A.913(22) (superseding Resolution A.788 (19)), as the same may be amended, supplemented or superseded from time to time (and the terms "safety management system", "Safety Management Certificate" and "Document of Compliance" have the same meanings as are given to them in the ISM Code).

"ISPS Code" means the International Ship and Port Facility Security Code adopted by the International Maritime Organisation (as the same may be amended, supplemented or superseded from time to time).

"ISSC" means a valid and current International Ship Security Certificate issued under the ISPS Code.

"Legal Opinions" means the legal opinions provided to the Owners under Clause 36.(b)(vi) (Conditions precedent and conditions subsequent).

"Legal Reservations"

(a)	the principle that equitable remedies may be granted or refused at the discretion of a court and the limitation of enforcement by laws relating to insolvency, reorganisation and other laws generally affecting the rights of creditors;
(b)	the time barring of claims under the Limitation Acts, the possibility that an undertaking to assume liability for or indemnify a person against nonpayment of UK stamp duty may be void and defences of set-off or counterclaim;
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(c)	similar principles, rights and defences under the laws of any Relevant Jurisdiction; and
(d)	any other matters which are set out as qualifications or reservations as to matters of law of general application in the Legal Opinions.

"Manager's Undertakings" means the deed of undertaking executed or to be executed by each Approved Manager in favour of the Owners and the Security Trustee in the Agreed Form.

"Margin" means two point five per cent. (2.5%) per annum.

"Market Value" means the Market Value determined pursuant to Clause 4832..1(bb) (Value maintenance).

"Material Adverse Effect" means a material adverse effect on:

(a)	the business, operations, property, financial condition of the Charter Group taken as a whole; or
(b)	the ability of any Obligor to perform its or his obligations under the Transaction Documents to which it is a party; or
(c)	the effectiveness or ranking of any Security Interest granted pursuant to any of the Transaction Documents or the rights or remedies of the Owners or the Security Trustee under any Transaction Document.

"MOA" has the meaning given to such term in Clause 34 (Background).

"MOA Payment Date" means the date on which the Owners remit the MOA Purchase Price to the client account of the Escrow Agent (as defined in the MOA) pursuant to Clause 3.2 (Preposition) of the MOA.

"MOA Purchase Price" means the purchase price as stated in clause 1 (Purchase price) of the MOA, being US$44,500,000 (Dollars Forty Four Million Five Hundred Thousand Only).

"month" means a period starting on one day in a calendar month and ending on the numerically corresponding day in the next calendar month, except that if there is no numerically corresponding day in the calendar month in which that period is to end, that period shall end on the last day in that calendar month.

"Mortgagees' Interest Insurances" means all policies and contracts of mortgagees' interest insurance, mortgagees’ additional perils insurance taken out by any Finance Party in relation to the Vessel.

"Obligors" means the Charterers, the Charter Guarantor and the Related Charterers.

"Original Principal" means an amount equal to the MOA Purchase Price, being US$44,500,000 (Dollars Forty Four Million Five Hundred Thousand Only).

"Outstanding Principal" means, at any relevant time during the Agreement Term, an amount equal to the Original Principal as may be reduced by payment of Fixed Hire in accordance with Clause 40(a) (Hire) and prepayment of the Purchase Obligation Price in accordance with Clause 48(bb) (Value maintenance).

"Owners' Account" means, subject to Clause 40(d) (Payment account information), the Owner’s bank account described in Box 26 (Place of payment; also state beneficiary and bank account) of this Charter.

"Party" means each of the Owners and the Charterers.

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"Perfection Requirements" means any authorisation, consent, approval, resolution, licence, exemption, filing, notarisation, lodgement or registration for the relevant Transaction Documents set out as perfection requirements (howsoever described) for such Transaction Documents in any legal opinion referred to under Clause 36 (Conditions precedent and conditions subsequent).

"PDA" means the protocol of delivery and acceptance in relation to the Vessel to be executed between the Owners and the Charterers, substantially in the form of Schedule 1 (Form of Protocol of Delivery and Acceptance) hereto.

"Permitted Security" means:

(a)	any Security Interest created pursuant to any Finance Document or otherwise created with the prior written consent of the Owners;
(b)	any liens for unpaid master's, officer's and crew's wages in accordance with usual maritime practice and are discharged within thirty (30) days;
(c)	any liens for salvage;
(d)	any liens for master's disbursements incurred in the ordinary course of trading and are discharged within thirty (30) days;
(e)	any other lien arising (i) by operation of law or (ii) otherwise in the ordinary course of operation, repair or maintenance of the Vessel and not as a result of any default or omission of any Obligor not exceeding an aggregate amount of US$1,500,000 (Dollars One Million Five Hundred Thousand); or
(f)	any Security Interest created in favour of a plaintiff or defendant in any action of the court or tribunal before whom such action is brought as security for costs and expenses where the Owners are prosecuting or defending such action in good faith by appropriate steps.

"Potential Termination Event" means, an event or circumstance specified in Clause 49 (Termination Event) which would, with the expiry of any applicable grace period, the giving of any notice, the lapse of time, a determination under the Transaction Documents or any combination of the foregoing, be a Termination Event.

"PRC" means the People's Republic of China.

"Purchase Obligation Price" means the amount due and payable by the Charterers to the Owners pursuant to paragraph (c) of Clause 52 (Transfer of title), being an amount of US$10,000,000 (Dollars Ten Million only).

"Purchase Option Date" means any Hire Payment Date as specified in the Purchase Option Notice served in accordance with paragraph (a) of Clause 52 (Transfer of title), which shall be a Business Day falling on or after the 3rd Anniversary.

"Purchase Option Notice" has the meaning given to such term in Clause 52 (Transfer of title).

"Purchase Option Fee" means an amount equal to five per cent. (5%) of the Outstanding Principal as at the Purchase Option Date.

"Purchase Option Price" means the amount due and payable by the Charterers to the Owners pursuant to paragraph (b) of Clause 52 (Transfer of title), being the aggregate of:

(a)	the Outstanding Principal as at the Purchase Option Date;
(b)	the applicable Purchase Option Fee;
(c)	any Variable Hire which has accrued but is unpaid up to the Purchase Option Date (inclusive); and
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(d)	all legal costs and expenses and other reasonable documented costs and expenses incurred by the Owners relating to exercise by the Charterers of their purchase option right pursuant to Clause 52 (Transfer of title).

"Quotation Day" means, in relation to any Hire Period and any other period for which an interest rate is to be determined, three (3) US Government Securities Business Days before the first day of that Hire Period (as the case may be) (unless the Owners, in their reasonable opinion, consider market practice differs in the relevant syndicated loan market, in which case the Quotation Day will be determined by the Owners in accordance with that market practice).

"Reference Rate" means, in relation to any Outstanding Principal:

(a)	the applicable Term SOFR as of the Quotation Day for a period of three (3) months; or
(b)	as otherwise determined pursuant to Clause 40(l) (Unavailability of Term SOFR),

and if, in either case, that rate is less than zero, the Reference Rate shall be deemed to be zero.

"Registration Costs" means any documented costs and expenses (including fees and taxes) in respect of:

(a)	the registration (or, as the case may be, any re-registration) of title to the Vessel in the Owners’ name;
(b)	the registration of the Owners as a foreign maritime entity (or similar) under the laws of the flag state (if applicable);
(c)	the financing charter recordation in respect of this Charter with the shipping registry or other competent authority of the flag state or other relevant jurisdiction (if applicable);
(d)	the bareboat charter registration in the name of the Charterers with the shipping registry or other competent authority of the flag state or other relevant jurisdiction (if applicable); and
(e)	the maintenance of any of the aforementioned registrations and recordation on the Actual Delivery Date and for the duration of the Charter Period,

and without prejudice to the generality of the foregoing, the Registration Costs shall include all documented costs and expenses (including, not limited to, notarisation and legalisation or apostille cost and reasonable legal fees) incurred by the Owners in preparing and provision of instruments and documents required for effecting, maintaining and perfecting the aforesaid registration and recordation and all fees and charges and tonnage tax charged by the relevant ship registry or other authorities.

"Relevant Jurisdiction" means, in relation to an Obligor:

(a)	its jurisdiction of incorporation or formation (as the case may be);
(b)	any jurisdiction where any asset subject to or intended to be subject to a Security Document to be executed by it is situated;
(c)	any jurisdiction where it principally conducts its business; and
(d)	the jurisdiction whose laws govern the perfection of any of the Security Documents entered into by it.
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"Related Charter" means,

(a)	each bareboat charter party entered into or to be entered into the same day as this Charter or at any time after the date hereof, the details of which are listed in Schedule 3 hereto (Related Charter and relevant information); and
(b)	the bareboat charter party of any ship which may be entered into from time to time between the Owners or any Affiliate of the Owners (as owners) and a member of the Charter Group (as charterers).

"Related Charterers" means the charterers under any Related Charter.

"Related Owners" means the owners under any Related Charter.

"Related Transaction Document" means any "Transaction Document" as defined in each Related Charter.

"Requisition Compensation" means all compensation or other money which may from time to time be payable to the Charterers as a result of the Vessel being requisitioned for title or in any other way compulsorily acquired (other than by way of requisition for hire).

"Restricted Countries" means those countries subject to country-wide or territory-wide Sanctions and/or trade embargoes, in particular but not limited to pursuant to the U.S.'s Office of Foreign Asset Control of the U.S. Department of Treasury ("OFAC") at the date of this Charter, Cuba, Crimea, Iran, North Korea and Syria and any additional countries based on respective country-wide or territory-wide Sanctions being imposed by OFAC or any of the regulative bodies referred to in the definition of Restricted Person.

"Restricted Person" means a person or entity that is (a) listed on, or owned or controlled by a person listed on, or acting on behalf of a person listed on, any Sanctions List; (b) a national of, incorporated under the laws of, or owned 50% or more or (directly or indirectly) controlled by, or acting on behalf of, a person organised under the laws of a country or territory that is a Restricted Country; or (c) otherwise a target of Sanctions ("target of Sanctions" signifying a person with whom a US person or other national of Sanctions Authority would be prohibited or restricted by law from engaging in trade, business or other activities); provided that provided that, in the case of a person or entity that is targeted only by "sectoral sanctions," or other Sanctions that do not generally prohibit transactions with such person, such person or entity shall be a Restricted Person with respect to a transaction only to the extent that a Party or any other person or entity organised or resident in the jurisdiction of a Sanctions Authority would be prohibited by the law of any such applicable jurisdiction from entering into, directly or indirectly, such transaction with such person.

"Sanctions" means the sanctions, embargoes, freezing provisions, prohibitions or other restrictions relating to trading, doing business, investment, exporting, financing or making assets available (or other activities similar to or connected with any of the foregoing):

(a)	imposed by law or regulation of (i) the United States government; (ii) the United Nations; (iii) the European Union; (iv) the People's Republic of China; (v) the United Kingdom; or (vi) the United Nations Security Council, the Office of Foreign Assets Control of the US Department of Treasury ("OFAC"), the United States Department of State, the Council of the European Union, the European Commission, and His Majesty's Treasury ("HMT") (together, the "Sanctions Authorities"); or
(b)	otherwise imposed by any law or regulation by which any Obligor is bound (which shall include without limitation, any extra-territorial sanctions imposed by law or regulation of the United States of America) or as regards a regulation, compliance with which is reasonable in the ordinary course of business of any Obligor, against any state, natural or legal person, body or entity.

"Sanctions List" means the "Specially Designated Nationals and Blocked Persons" list maintained by the OFAC, the Consolidated List of Financial Sanctions Targets and the Investment Ban List maintained by HMT, or any similar list maintained by, or public announcement of Sanctions designation made by, any of the Sanctions Authorities.

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"Security Documents" means, in relation to the Vessel, the following:

(a)	the Account Security;
(b)	the Charterers' Assignment;
(c)	any Manager's Undertaking;
(d)	the Share Security;
(e)	the Security Documents under any Related Charter; and
(f)	any document designated by the Owners and the Charterers as a Security Document;

and "Security Document" means any one of them.

"Security Interest" means a mortgage, charge (whether fixed or floating), pledge, lien, hypothecation, assignment, trust arrangement, title retention or other security interest or arrangement of any kind whatsoever.

"Security Trust Deed" means the deed executed or to be executed by (amongst others) the Security Trustee, the Owners, the Related Owners, the Charterers, the Related Charterers and the Charter Guarantor.

"Security Trustee" means OCEAN RAINBOW SHIPPING LIMITED, a company incorporated and existing under the laws of Hong Kong with Business Registration Number 62836611 and having its registered office at Units 904-907, 9/F Dah Sing Financial Centre, 248 Queen's Road East, Wanchai, Hong Kong, China.

"Settlement Date" means, following a Total Loss of the Vessel, the earliest of:

(a)	the date which falls One Hundred (100) days after the date of occurrence of the Total Loss or, if such date is not a Business Day, the immediately preceding Business Day; and
(b)	the date on which the Owners receive the Total Loss Proceeds in respect of the Total Loss; and
(c)	the expiry date of the Charter Period.

"Share Security" means the deed of charge or pledge over all the limited liability company interests in the Charterers executed or (as the case may be) to be executed by the Charter Guarantor as chargor in favour of the Security Trustee.

"Ship Management Agreement" means any agreement made or to be made between the Charterers and any Approved Manager in respect of the technical and/or commercial management of the Vessel on such terms and conditions reasonably acceptable to the Owner.

"Sub-Charter" means, any charterparty in respect of the Vessel entered into by the Charterers (as disponent owners) for the employment of the Vessel.

"Sub-Charterers" means, in respect of the Vessel, any sub-charterers which are or will be parties to a Sub-Charter.

"Subsidiary" means, in relation to any company or corporation, a company or corporation:

(a)	which is controlled, directly or indirectly, by the first mentioned company or corporation;
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(b)	more than half the issued equity share capital of which is beneficially owned, directly or indirectly, by the first mentioned company or corporation; or
(c)	which is a Subsidiary of another Subsidiary of the first mentioned company or corporation,

and for this purpose, a company or corporation shall be treated as being "controlled" by another if that other company or corporation is able to direct its affairs and/or to control the composition of its board of directors or equivalent body.

"Tax" or "tax" means, other than taxes imposed on the overall net income of the Owners, their Holding Company, their group and/or the Finance Parties, any FATCA Deduction, any present and future tax (including, without limitation, value added tax, consumption tax or any other tax in respect of added value or any income), levy, impost, duty or other charge or withholding of any nature (including any penalty or interest payable in connection with any failure to pay or any delay in paying any of the same); and "Taxes", "Taxation" and "taxation" shall be construed accordingly.

"Term SOFR" means the term SOFR reference rate administered by CME Group Benchmark Administration Limited (or any other person which takes over the administration of that rate) for the relevant period published (before any correction, recalculation or republication by the administrator) by CME Group Benchmark Administration Limited (or any other person which takes over the publication of that rate).

"Termination Event" means each of the events specified in paragraph (a) of Clause 49 (Termination Events).

"Termination Notice" has the meaning given to such term in 40(i) (Illegality) and Clause 49(b) (Owners' options after occurrence of a Termination Event).

"Termination Payment Date" means:

(a)	in respect of a termination of this Charter in accordance with Clause 40(i) (Illegality), the date specified in the Termination Notice served on the Charterers pursuant to that Clause;
(b)	in respect of a termination of this Charter in accordance with Clause 40(j) (Increased Costs), the date specified in the Termination Notice served on the Charterers pursuant to that Clause;
(c)	in respect of a Default Termination, fifteen (15) days after the date on which the Termination Notice is served on the Charterers pursuant to paragraph (b) of Clause 49 (Termination Events) in respect of such Default Termination;
(d)	in respect of a Total Loss Termination, the Settlement Date in respect of the Total Loss which gives rise to such Total Loss Termination.

"Termination Sum" means an amount representing the Owners' losses as a result of the early termination of this Charter prior to the expiry of the Charter Period, which both parties acknowledge as a genuine and reasonable pre-estimate of the Owners' losses in the event of such termination and shall consist of the following:

(a)	the Outstanding Principal as at the Termination Payment Date;
(b)	an amount equal to six per cent. (6%) of the Outstanding Principal as at the Termination Payment Date, provided such amount shall not be payable and shall not form part of the Termination Sum in the event this Charter is terminated:
(A)	as a result of a Total Loss Termination; or
(B)	pursuant to the provisions of Clause 40(i) (Illegality) solely for the reason that it is unlawful or it is prohibited for the Owners (but not the Charterers) to charter the Vessel under this Charter; or
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(C)	pursuant to the provisions of Clause 40(j) (Increased Costs) at any time on or after the 3rd Anniversary of the Actual Delivery Date.
(c)	any Variable Hire which has accrued, but is unpaid, up to (and including) the Termination Payment Date;
(d)	any and all Unpaid Sums due and payable together with interest accrued thereon pursuant to Clause 40(g) (Default Interest);
(e)	any Break Costs; and
(f)	all liabilities, documented costs and expenses reasonably incurred by the Owners (including, without limitation, legal expenses).

"Test Date" means each of the following dates on which the Valuation Reports shall be provided to the Owners in accordance with Clause 4832..1(aa) (Valuation Reports):

(i)	30 June and 31 December in each year during the Charter Period (each such Valuation Report to be at the Charterers' cost); and
(ii)	following the occurrence of a Termination Event and whilst the same is continuing, each other date as the Owners may require in their absolute discretion (with not less than 30 days prior notice to the Charterers) (each such additional Valuation Report shall be at the cost of the Charterers).

"Third Parties Act" means the Contracts (Rights of Third Parties) Act 1999.

"Threshold Amount" means US$1,500,000 (Dollars One Million Five Hundred Thousand only) or the equivalent in any other currency.

"Title Transfer PDA" means the protocol of delivery and acceptance in relation to the Vessel to be executed between the Owners and the Charterers, substantially in the form of Schedule 2 (Form of Title Transfer Protocol of Delivery and Acceptance) hereto.

"Total Loss" means during the Charter Period:

(a)	actual or constructive or compromised or agreed or arranged total loss of the Vessel and for clarity, the Vessel shall not be deemed to be lost unless she has either become an actual total loss or agreement has been reached with her underwriters in respect of her constructive, compromised or arranged total loss or if such agreement with her underwriters is not reached it is adjudged by a competent tribunal that a constructive loss of the Vessel has occurred; or
(b)	the requisition for title or compulsory acquisition of the Vessel by any government or other competent authority (other than by way of requisition for hire) unless the Vessel is released and returned to the possession of the Owners or the Charterers within sixty (60) days after the requisition for title or compulsory acquisition in question; or
(c)	the capture, seizure, hijacking, theft, condemnation as prize, confiscation or forfeiture of the Vessel (not falling within paragraph (b) of this definition), unless the Vessel is released and returned to the possession of the Owners or the Charterers within ninety (90) days after the capture, seizure, arrest, detention, hijacking, theft, condemnation as prize, confiscation or forfeiture in question (for the avoidance of confusion, always excluding any arrest or detention or similar incident through judicial procedures or legal proceedings or, by reason of or in connection with maritime lien or any claim against an Obligor or arising out of or in relation to the use, operation, maintenance or management of the Vessel or, otherwise caused by or attributable to an Obligor), and for the purpose of this Charter, (i) an actual Total Loss of the Vessel shall be deemed to have occurred at the date and time when the Vessel was lost but if the date of the loss is unknown the actual Total Loss shall be deemed to have occurred on the date on which the Vessel was last reported, (ii) a constructive Total Loss shall be deemed to have occurred at the date and time at which a notice of abandonment of the Vessel is given to the insurers of the Vessel and (iii) a compromised, agreed or arranged Total Loss shall be deemed to have occurred on the date of the relevant compromise, agreement or arrangement.
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"Total Loss Proceeds" means the proceeds of the Insurances or any other compensation of any description in respect of a Total Loss unconditionally received and retained by or on behalf of the Owners in respect of a Total Loss.

"Total Loss Termination" means a termination of the Charter Period pursuant to the provisions of paragraph (a) of Clause 53 (Total Loss).

"Transaction Documents" means, together:

(a)	this Charter;
(b)	the MOA;
(c)	the Charter Guarantee;
(d)	any Co-Assured Undertaking;
(e)	the Security Trust Deed; and
(f)	the Security Documents,

and such other documents as may in good faith be designated as such by the Owners from time to time.

"Unpaid Sum" means any sum due and payable but unpaid by any Obligor under the Transaction Documents.

"US Dollars", "Dollars", "USD", "US$" and "$" each means available and freely transferable and convertible funds in lawful currency of the United States of America.

"Valuation Report" means, in relation to the Vessel, a valuation report addressed to the Owners and prepared:

(a)	by an Approved Valuer selected by the Owners; and
(b)	assessed in Dollars by a desktop valuation on the basis of a charter-free sale for prompt delivery for cash at arm's length on normal commercial terms as between a willing seller and a willing buyer.

"Value Maintenance Ratio" means the ratio (expressed as a percentage) of:

(a)	the aggregate amount of the Market Value of the Vessel and any Cash Collateral already provided to restore the Value Maintenance Ratio; to
(b)	the then Outstanding Principal.

"Value Maintenance Threshold" means the ratio (expressed as a percentage) of one hundred and thirty per cent. (130%).

"Variable Hire" means in respect of each Hire Period, the interest accrued on the Outstanding Principal for each day during the relevant Hire Period and calculated on the basis of a year of three hundred sixty (360) days at the applicable Interest Rate by using the following formula:

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VH = (A × B / 360) × C

whereby:

VH = the amount of Variable Hire for that Hire Period

A = (in relation to the first Hire Payment Date) the Original Principal; or

(in relation to any other subsequent Hire Payment Date) the Outstanding Principal on the immediately preceding Hire Payment Date

B = the Interest Rate applicable to that Hire Period

C = the actual number of days during that Hire Period.

"Vessel" means the container ship named "CZECH" as more particularly described in Boxes 5 (Vessel's name, call sign and flag) to 10 (Classification Society) of this Charter.

"Quiet Enjoyment Letter" means, in relation to the Vessel, a letter which the Finance Parties (or, if any, their authorised agent on their behalf) shall issue in favour of the Charterers, such letter to be in a form acceptable to the Charterers, the Owners and the Finance Parties (each party acting reasonably) under which the Finance Parties (in the absence of any Termination Event) allow (i) the Charterers' unfettered use and quiet enjoyment without interruption of the Vessel in accordance with the terms and conditions of this Charter and (ii) the release of any mortgage over the Vessel following full payment of the relevant amount owed under this Charter at the relevant time.

33.	Interpretations
(a)	In this Charter, unless the context otherwise requires, any reference to:
(i)	to this Charter include the Schedules hereto and references to Clauses and Schedules are, unless otherwise specified, references to Clauses of and Schedules to this Charter and, in the case of a Schedule, to such Schedule as incorporated in this Charter as substituted from time to time;
(ii)	any statutory or other legislative provision shall be construed as including any statutory or legislative modification or re-enactment thereof, or any substitution therefor;
(iii)	the term "Vessel" includes any part of the Vessel, including, without limitation, any scrubbers installed on the Vessel;
(iv)	the "Owners", the "Charterers", the "Charter Guarantor", any "Approved Manager", any "Obligor", any “Sub-charterer”, any "Related Owners", any "Related Charterers", the "Security Trustee", or any other person include any of their respective successors, permitted assignees and permitted transferees;
(v)	any agreement, instrument or document include such agreement, instrument or document as the same may from time to time by amended, modified, supplemented, novated or substituted;
(vi)	the "equivalent" in one currency (the "first currency") as at any date of an amount in another currency (the "second currency") shall be construed as a reference to the amount of the first currency which could be purchased with such amount of the second currency at the spot rate of exchange quoted by the Owners at or about 11:00 a.m. two (2) Business Days (being a day other than a Saturday or Sunday on which banks and foreign exchange markets are generally open for business in Shanghai) prior to such date for the purchase of the first currency with the second currency for delivery and value on such date;
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(vii)	"hereof", "herein" and "hereunder" and other words of similar import means this Charter as a whole (including the Schedules) and not any particular part hereof;
(viii)	"indebtedness" includes any obligation (whether incurred as principal or as surety) for the payment or repayment of money, whether present or future, actual or contingent;
(ix)	"law" includes common or customary law and any constitution, decree, judgment, legislation, order, ordinance, regulation, rule, statute, treaty or other legislative measure in any jurisdiction or any present or future directive, regulation, request or requirement, or official or judicial interpretation of any of the foregoing, in each case having the force of law and, if not having the force of law, in respect of which compliance is generally customary;
(x)	the word "person" or "persons" or to words importing persons include, without limitation, any state, divisions of a state, government, individuals, partnerships, corporations, ventures, government agencies, committees, departments, authorities and other bodies, corporate or unincorporated, whether having distinct legal personality or not;
(xi)	a "regulation" includes any regulation, rule, official directive (having the force of law) of any governmental, intergovernmental or supranational body, agency, department or of any regulatory authority;
(xii)	the "winding-up", "dissolution", "administration", "liquidation", "insolvency", "reorganisation", "readjustment of debt", "suspension of payments", "moratorium" or "bankruptcy" (and their derivatives and cognate expressions) of any person shall each be construed so as to include the others and any equivalent or analogous proceedings or event under the laws of any jurisdiction in which such person is incorporated or any jurisdiction in which such person carries on business;
(xiii)	"protection and indemnity risks" means the usual risks covered by a protection and indemnity association which is a member of the International Group of P&I Club, including pollution risks and the proportion (if any) of any sums payable to any other person or persons in case of collision which are not recoverable under the hull and machinery policies by reason of the incorporation in them of clause 6 of the International Hull Clauses (1/11/02 or 1/11/03), clause 8 of the Institute Time Clauses (Hull)(1/10/83) or clause 8 of the Institute Time Clauses (Hulls)(1/11/1995) or the Institute Amended Running Down Clause (1/10/71) or any equivalent provision;
(xiv)	a Potential Termination Event is "continuing" if it has not been remedied or waived and a Termination Event is "continuing" if it has not been remedied or waived; and
(xv)	words denoting the plural number include the singular and vice versa.
(b)	Headings are for the purpose of reference only, have no legal or other significance, and shall be ignored in the interpretation of this Charter.
(c)	A time of day (unless otherwise specified) is a reference to Beijing time.
34.	Background
(a)	Pursuant to the Head MOA, the Head Sellers agreed to sell, and the Charterers agreed to purchase the Vessel subject to the terms and conditions therein contained.
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(b)	At the request of the Charterers, the Owners (as buyers) entered into a memorandum of agreement of even date herewith (the "MOA") with the Charterers (as sellers) pursuant to which the Owners have agreed to purchase, and the Charterers have agreed to sell the Vessel subject to the terms and conditions therein contained.
(c)	The Vessel is ultimately intended for use by the Charterers and the Owners will finance the Charterers' acquisition of the Vessel with the arrangement that the Charterers will repay the Owners pursuant to the terms and conditions herein.
(d)	Accordingly, the parties hereby agree that this Charter is subject to the effective transfer of ownership of the Vessel to the Owners pursuant to the MOA.
(e)	If, prior to the Actual Delivery Date, in the absence of any Termination Event:
(i)	it becomes unlawful for the Owners (as buyers) to perform or comply with any or all of their obligations under the MOA or any of the obligations of the Owners under the MOA is not or ceases to be legal, valid, binding and enforceable; or
(ii)	the Head MOA expires, is cancelled, terminated, rescinded or suspended or, otherwise ceases to remain in full force and effect for any reason,

neither party shall be liable to the other for any claim arising out of this Charter and this Charter shall immediately terminate and be cancelled (with the exception of Clause 17 (Indemnity) (Part II) and Clause 58 (Further indemnities)) provided (for the avoidance of any doubt) the Owners shall be entitled to retain the Arrangement Fee and, if the Arrangement Fee has not been paid, the Charterers shall immediately pay such amount in full together with interest thereon pursuant to Clause 40(g) (Default Interest).

35.	Delivery
(a)	The Charterers expressly acknowledge and confirm that the Owners entered into the MOA to purchase the Vessel solely for the purpose of leasing the Vessel to the Charterers under this Charter and that the Owners shall have no obligation or duty whatsoever to survey, investigate or verify the condition or performance of the Vessel. The Charterers shall be responsible to, at the Charterers' costs and expenses, make arrangement to take physical delivery of the Vessel and all plans, drawings, manuals, technical documents, and certificates pertaining to the Vessels.
(b)	The Owners will deliver and the Charterers will take delivery of the Vessel under this Charter immediately, which to the extent possible shall be deemed to take place simultaneously, after the Sellers deliver the Vessel to the Owners under and subject to the terms of the MOA upon the Actual Delivery Date, subject to which, the Charterers will accept the Vessel on an "as is where is" basis on delivery under this Charter.
(c)	Notwithstanding anything to the contrary in this Charter and the MOA, the obligation of the Owners to purchase the Vessel from the Sellers and charter the Vessel to the Charterers pursuant to this Charter shall be subject to the following conditions:
(i)	no Termination Event having occurred on or prior to the date of this Charter or the Actual Delivery Date;
(ii)	the representations and warranties referred to in Clause 47 (Charterers' representations and warranties) being true and correct on the date of this Charter and the Actual Delivery Date;
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(iii)	the Actual Delivery Date falls on or before the Cancellation Date (or such later date as may be agreed between the Owners (as buyers under the MOA) and Sellers; and
(iv)	the Owners shall have received, or are satisfied that they will receive, the documents and evidence referred to in Clause 36 (Conditions precedent and conditions subsequent), in each case in all respects in form and substance satisfactory to them on or before the Actual Delivery Date.
(d)	Provided that the conditions referred to in paragraph (c) above have been fulfilled or waived to the satisfaction of the Owners (which shall be evidenced in writing by the Owners), the Owners and the Charterers agree that:
(i)	the Charterers shall, at their own expense, upon the Actual Delivery Date arrange for the Vessel to be registered in the name of the Owners under the Liberian flag and duly create and register a Financing Charter over the Vessel in favour of the Owners under the Liberian law as security for the obligations of the Obligors in connection with the Transaction Documents;

(ii)	the acceptance by the Owners of the Vessel under the MOA shall constitute delivery of the Vessel to the Charterers under this Charter and the Charterers shall have no right to refuse acceptance of delivery of the Vessel under this Charter and such acceptance shall constitute,
(A)	irrevocable, final and conclusive acceptance of the Vessel by the Charterers for all purposes of this Charter;
(B)	irrevocable, final and conclusive evidence that, for the purposes of the obligations and liabilities of the Owners hereunder or in connection herewith, the Vessel is at the time of delivery to the Charterers seaworthy, in accordance with the provisions of this Charter, in good working order and repair and without defect or inherent vice whether or not discoverable by the Charterers and free and clear of all Security Interest and debts of whatsoever nature; and
(C)	irrevocable, final and conclusive evidence that the Vessel is satisfactory in all respects and complies with the requirements of this Charter; and
(iii)	the acceptance of delivery of the Vessel by the Charterers from the Owners pursuant to this Charter shall take place simultaneously with the acceptance of delivery of the Vessel by the Owners from the Sellers pursuant to the MOA;
(iv)	the Charterers will accept (without reservation) the Vessel:
(A)	on an "as is where is" basis in exactly the same form and state as the Vessel is delivered to the Owners pursuant to the MOA;
(B)	in such form and state with any faults, deficiencies and errors of any description; and
(C)	for the avoidance of doubt, no underwater inspection shall be performed at the time of commencement of this Charter on the basis that any repairs required at the next scheduled dry-docking are the responsibility of the Charterers;
(v)	Notwithstanding and without prejudice to the foregoing, the Owners and the Charterers nonetheless agree to enter into and execute the PDA on Delivery.
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(e)	The Charterers acknowledge and agree that the Owners are not the manufacturer or original supplier of the Vessel which has been purchased by the Owners pursuant to the MOA, and have therefore made no representations or warranties in respect of the Vessel or any part thereof, and hereby waive all their rights in respect of any warranty or condition implied (whether statutory or otherwise) on the part of the Owners and all claims against the Owners howsoever the same might arise at any time in respect of the Vessel, and/or arising out of the construction, operation or performance of the Vessel and the chartering thereof under this Charter (including, without limitation, in respect of the seaworthiness or otherwise of the Vessel).
(f)	In particular, and without prejudice to the generality of paragraph (e) above, the Owners shall be under no liability whatsoever, howsoever arising, in respect of the injury, death, loss, damage or delay of or to or in connection with the Vessel or any person or property whatsoever, whether onboard the Vessel or elsewhere, and irrespective of whether such injury, death, loss, damage or delay shall arise from the unseaworthiness of the Vessel. For the purpose of this paragraph (f), "delay" shall include delay to the Vessel (whether in respect of delivery under this Charter or thereafter and any other delay whatsoever).
36.	Conditions precedent and conditions subsequent
(a)	Initial Conditions

Notwithstanding anything to the contrary in this Charter or the MOA, the performance by the Owners of any of the obligations of under this Charter and the MOA (including, without limitation to, preposition or payment of the MOA Purchase Price (or a part hereof) under the MOA) are subject to and conditional upon the Owners' receipt of following documents and evidence (in each case in form and substance acceptable to the Owners) prior to or contemporaneously with the execution of this Charter (or such other date as the Owners and the Charterers may agree):

(i)	the following documents duly executed by the parties thereto:
(A)	this Charter;
(B)	the MOA;
(C)	the Charter Guarantee;
(D)	the Security Trust Deed; and
(E)	the Share Security,

each together with all documents required by any of them, including without limitation to the original Certificate of Limited Liability Company Interest and other ancillary documents required under the Share Security (or, in case the Actual Delivery Date would occur within ten (10) Business Days of the date of this Charter, undertaking that the original certificate and documents shall be delivered to the Owners within ten (10) Business Days of the date hereof);

(ii)	the following documents in relation to each Obligor which is a party to the documents listed in above paragraph (i):
(A)	Copies of its constitutional documents including Certificate of Incorporation, Business Registration Certificate, Memorandum and Articles of Association (or equivalent in its place of incorporation);
(B)	Certificate of Goodstanding or other certification or documents of similar nature dated on or around the date of this Charter;
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(C)	Certificate of Incumbency issued by relevant authority or company secretary or registered agent (as the case may be) dated on or around the date of this Charter showing its members/shareholders, directors and officers;
(D)	Resolutions of the board of directors and/or resolutions of shareholders/members (whichever is applicable), approving the execution of this Charter and any other Transaction Document to which it is a party and authorizing a person or persons to execute the same under seal (where appropriate), and any other notices and documents required in connection therewith;
(E)	Power of attorney of each person authorised to execute on its behalf this Charter and any other Transaction Document to which it is a party; and
(F)	Certificate of Director or Company Secretary dated the date of this Charter certifying that each copy document relating to it specified in this paragraph (ii) is correct, complete and in full force and effect and setting out the names of its directors, officers and shareholders and the proportion of shares held by each shareholder and the specimen signature(s) of each of the directors, officers and (if power of attorney is granted) the persons authorised under the power of attorney.
(iii)	evidence satisfactory to the Owners that:
(A)	the Registration Costs and the Arrangement Fee have been paid in full;
(B)	on or immediately after the Actual Delivery Date,
(1)	the Vessel will be registered in the name of the Owners; and
(2)	a Financing Charter over the Vessel granted by the Charterers in favour of the Owners will be duly registered with the Liberian ship registry;
(C)	the Vessel is or will on the Actual Delivery Date insured in the manner required by the Transaction Documents.

The conditions precedent set out in paragraph (a) are for the sole benefit of the Owners and may be waived by the Owners in whole or in part, with or without conditions, without prejudicing the right of the Owners to require fulfilment of such conditions in whole or in part at any time thereafter.

(b)	Conditions Precedent

Notwithstanding anything to the contrary in this Charter, the obligations of the Owners to charter the Vessel to the Charterers under this Charter are subject to and conditional upon the Owners' receipt of following documents and evidence (in each case in form and substance acceptable to the Owners) on or before the Actual Delivery Date:

(i)	each of the following:
(A)	copies of the duly executed:
(1)	Charterers' Assignment;
(2)	Manager's Undertakings,
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(3)	any Co-Assured Undertaking (if applicable); and
(4)	any other Security Documents (if any),

each together with all documents required by any of them (other than the documents set out in paragraph (d) of this Clause 36) including, without limitation, all notices of assignment and/or charge; and

(B)	(if applicable) the duly executed Finance Document to which the Obligors are parties, together with all notices, consents, letters and other documents required to be received (in each case in form and substance acceptable to the Owners and the Finance Parties) other than the documents set out in paragraph (d) of this Clause 36;
(ii)	the following documents in relation to the Charterers:
(A)	Certificate of Goodstanding or other certification or documents of similar nature dated on or around the Actual Delivery Date; and
(B)	Certificate of Director or Company Secretary dated the Actual Delivery Date certifying that none of the documents and evidence delivered to the Owners pursuant to Clause 36(a) (Initial Conditions) has been amended, modified or revoked in any way since its delivery to the Owners; and
(iii)	if applicable, copies of all governmental and other consents, licences, approvals and authorisations as may be necessary to authorise the performance by each of the Obligors of its obligations under the Transaction Documents to which it or he is, or (as the case may be) will be a party, and the execution, validity and enforceability of such Transaction Documents;
(iv)	a copy of the following:
(A)	the current Document of Compliance (DOC) under the ISM Code of the Approved Manager with respect to technical management of the Vessel; and
(B)	the Ship Management Agreement;

in each case together with all addenda, amendments or supplements;

(v)	not later than two (2) Business Days prior to the Actual Delivery Date, evidence that:
(A)	the Initial Sub-Charter Novation Agreement has been duly executed by all parties thereto;
(B)	all fees, costs and expenses due from the Charterers under the MOA and/or Clause 55 (Fees and expenses) have been paid or will be paid by the Actual Delivery Date;
(C)	letters of undertaking (together with attachments) from relevant insurers in respect of Insurances as required by the Charterers’ Assignment will, on or immediately after the Actual Delivery Date, be duly executed in the agreed forms and delivered to the Security Trustee; and
(D)	all notices, consents, acknowledgements and other documents required to be received, given or exchanged pursuant to the Transaction Documents having been duly executed and delivered pursuant to the terms thereof.
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(vi)	a legal opinion of the legal advisers to the Owners in each relevant jurisdiction (being England, the Marshall Islands and the Republic of Liberia as at the date of this Charter), or confirmation satisfactory to the Owners that such an opinion will be given in such form and substance satisfactory to the Owners;
(vii)	such documentation and other evidence as is reasonably requested by the Owners in order for them to comply with all necessary "know your customer" or similar identification procedures in relation the transactions contemplated in the Transaction Documents; and
(viii)	such other consent, licence, approval, authorisation or other document, opinion or assurance which the Owners consider to be necessary or desirable in connection with their entry into and performance of the transactions contemplated by any of the Transaction Documents or for the validity and enforceability thereof (including, without limitation in relation to or for the purposes of any financing by the Owners), provided that if the Owners (as buyers) have already received documents corresponding to the above provided by the Sellers (as sellers) pursuant to the MOA, this shall pro tanto satisfy the Charterers' obligation to provide the same documents under this Clause 36(b).

(c)	Owners Right to Waive

If the Owners in their sole discretion agree to deliver the Vessel under this Charter to the Charterers before all of the documents and evidence required under paragraph (a) (Initial Conditions) or (b) (Conditions Precedent) of this Clause 36 have been delivered to or to the order of the Owners, the Charterers undertake to deliver all outstanding documents and evidence to or to the order of the Owners no later than ten (10) Business Days after the Actual Delivery Date or such other later date as specified by the Owners, acting in their sole discretion. The delivery of the Vessel by the Owners to the Charterers under this Charter shall not, unless otherwise notified by the Owners (acting in their sole discretion) to the Charterers in writing, be taken as a waiver of the Owners' right to require production of all the documents and evidenced required by this Clause 36.

(d)	Conditions Subsequent

Without prejudice to the foregoing, the Charterers undertake to deliver or cause to be delivered to the Owners, the following documents and evidence (in each case in form and substance acceptable to the Owners):

(i)	within three (3) Business Days from the Actual Delivery Date:
(A)	the letters of undertaking (together with attachments) from relevant insurers (or by the brokers through whom the Insurances are placed, or, in the case of entries in protection and indemnity or war risks associations, by their managers) in respect of Insurance as required under this Charter, the Charterers’ Assignment and the Manager’s Undertaking, in each case, in such form and substances in compliance with the requirements of the relevant Transaction Documents; and
(B)	evidence that notice of assignment in respect of the Initial Sub-Charter required under the Charterers' Assignment has been served to the Initial Sub-Charterers and, the written acknowledgement thereof by the Initial Sub-Charterers, in each case, in such form and substances in compliance with the requirements of the Charterers' Assignment;
(ii)	within three (3) Business Days from the Actual Delivery Date, the following certification with respect to the Vessel (showing the Owners as the owner of the Vessel):
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(A)	the Vessel's Safety Management Certificate (as such term is defined pursuant to the ISM Code);
(B)	the Vessel's ISSC; and
(C)	the Vessel's IAPPC;
(iii)	within ten (10) Business Days from the Actual Delivery Date, the originals of the Transaction Documents and other documents set out in Clauses 36(a) and 36(b) and the originals of the sellers' delivery documents set out in schedule 1 (Seller's Delivery Documents) of the MOA; and
(iv)	within two (2) months of the Actual Delivery Date,
(A)	the duly executed Account Security;
(B)	evidence that notice of charge required under the Account Security has been served to the Account Bank and, the written acknowledgement thereof by the Account Bank in such form and substance satisfactory to the Owners; and
(C)	a Dutch law legal opinion of the legal advisers to the Owners in respect of the Account Security.

Notwithstanding anything to the contrary in this Charter, the obligations of the Owners to charter, or continue to charter, the Vessel to the Charterers under this Charter shall be subject to the condition that any and all undertakings stipulated in the preceding paragraph are, and will be, fully complied with.

37.	Bunkers and luboils
(a)	At delivery the Charterers shall take over and pay for all lubricating oil, hydraulic oil, greases, water and unbroached stores and provisions in the Vessel in accordance with the Head MOA.
(b)	In the case the Vessel shall be redelivered to the Owners, at delivery the Charterers shall be responsible to arrange, pay for and deliver to the Owners all bunkers (to the extent belonging to the Charterers), lubricating oil, hydraulic oil, greases, water and unbroached stores and provisions in the Vessel and, the Owners shall take over at no costs all such bunkers (to the extent belonging to the Charterers), lubricating oil, hydraulic oil, greases, water and provisions onboard the Vessel.
38.	Further maintenance and operation
(a)	The good commercial maintenance practice under Clause 10 (Maintenance and Operation) (Part II) of this Charter shall be deemed to include:
(i)	the maintenance and operation of the Vessel by the Charterers in accordance with:
(A)	the relevant regulations, requirements and recommendations of the Classification Society and free of all overdue recommendations and requirements from the Classification Society;
(B)	the relevant regulations, requirements and recommendations of the country and flag of the Vessel's registry;
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(C)	any applicable IMO regulations (including but not limited to the ISM Code, the ISPS Code and MARPOL);
(D)	all other applicable regulations, requirements and recommendations; and
(E)	the Charterers' and the Charter's Guarantor's operations and maintenance standards;
(ii)	the maintenance and operation of the Vessel by the Charterers taking into account:
(A)	engine manufacturers' recommended maintenance and service schedules;
(B)	builder's operations and maintenance manuals; and
(iii)	recommended maintenance and service schedules of all installed equipment and pipework.
(b)	In addition to the above, the Charterers covenant with the Owners to provide, upon request, copies of the Vessel's class records, plans and drawing and all technical documents to the Owners as available to the Charterers.
(c)	The title to any equipment (or part thereof):
(i)	placed on board as a result of operational requirements of the Charterers (whether due to the Charterers' requirement or by reason of new class requirements or compulsory legislation applicable to the Vessel) shall automatically be deemed to belong to the Owners immediately upon such placement, and such equipment may only be removed: (i) with the Owners' prior written consent (such consent not to be unreasonably withheld), (ii) at the Charterers' own expense, and (iii) without damage to the Vessel; and
(ii)	replaced, renewed or substituted shall remain with the Owners until the part or equipment which replaced it or the new or substitute part or equipment becomes property of the Owners.
(d)	Without prejudice to any other provisions under this Charter, the Charterers shall maintain, use and operate the Vessel with commercially reasonable care as if the Charterers were the owner of the same.
39.	Structural changes and alterations
(a)	The Charterers shall make no structural changes in the Vessel or changes in the machinery, engines, appurtenances or spare parts thereof without in each instance first securing the Owners' written consent thereto (such consent not to be unreasonably withheld). Under any and all circumstances, the Charterers shall procure that:
(i)	any such changes do not have a material adverse effect on the Vessel's certification or the Vessel's fitness for purpose; and
(ii)	the Charterers shall bear all time, costs and expenses in relation to any such changes; and
(iii)	none of the changes will diminish the value of the Vessel and/or have a material adverse effect on the safety, performance, value or marketability of the Vessel.

If a Termination Event occurs and is continuing and the Owners exercise their right to retake possession of the Vessel pursuant to Clause 49(f) (Owners' rights reserved), the Charterers shall, without prejudice to their obligations under Clause 43 (Redelivery conditions), at their expense restore the Vessel to its former condition if so requested by the Owners (fair wear and tear excepted) unless the changes made are carried out:

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(i)	with the prior written consent of the Owners (such consent not to be unreasonably withheld); or
(ii)	to improve the performance, operation or marketability of the Vessel; or
(iii)	as a result of mandatory law or a regulatory compliance.
(b)	Notwithstanding anything to the contrary in this Charter, no prior approval shall be required for any structural changes or other changes described in paragraph (a) of this Clause 39 which are carried out (i) as a result of mandatory law or regulatory compliance, or (ii) to improve the performance, operation or marketability of the Vessel in each case, at the Charterers’ time and cost and for which written notice shall be provided to the Owners upon such structural change.
(c)	Any improvement, structural changes or new equipment becoming necessary for the continued operation of the Vessel by reason of new class requirements or by compulsory legislation shall be undertaken by the Charterers and be for the Charterers' account and the Charterers shall not have any right to recover from the Owners any part of the cost for such improvements, changes or new equipment either during the Charter Period or at redelivery of the Vessel. The Charterers shall give written notice to the Owners of any such improvement, structural changes or new equipment.
40.	Hire
(a)	Hire In consideration of the Owners' agreement to charter the Vessel to the Charterers pursuant to the terms hereof, the Charterers shall pay to the Owners:
(x)	on each and every Hire Payment Date, the Hire applicable to each such Hire Payment Date; and
(y)	on the last day of the Charter Period, the Purchase Obligation Price.
(b)	Time of payment The Hire shall be paid by the Charterers and received by the Owners on each Hire Payment Date (Beijing time).
(c)	Non-Business Days Any payment provided herein due on any day which is not a Business Day shall be payable on the immediately preceding Business Day.
(d)	Payment account information All payments under this Charter shall be made to the Owners' Account or such other account as the Owners may notify the Charterers from time to time.
(e)	Charterers' Hire payment obligation absolute: Following delivery of the Vessel to, and acceptance by, the Charterers under this Charter, the Charterers' obligation to pay Hire in accordance with this Clause 40 and to pay the Purchase Obligation Price in accordance with Clause 52 (Transfer of Title) shall be absolute irrespective of any contingency whatsoever including but not limited to:
(i)	any set-off, counterclaim, recoupment, defence or other right which either party to this Charter may have against the other;
(ii)	any unavailability of the Vessel, for any reason, including but not limited to the Total Loss, any action or inaction by the Sub-Charterer, seaworthiness, condition, design, operation, merchantability or fitness for use or purpose of the Vessel or any apparent or latent defects in the Vessel or its machinery and equipment or the ineligibility of the Vessel for any particular use or trade or for registration of documentation under the laws of any relevant jurisdiction or lack of registration or the absence or withdrawal of any consent required under the applicable law of any relevant jurisdiction for the ownership, chartering, use or operation of the Vessel or any damage to the Vessel;

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(iii)	any failure or delay on the part of either party to this Charter, whether with or without fault on its part, in performing or complying with any of the terms, conditions or other provisions of this Charter;
(iv)	any damage to or loss (including a Total Loss), destruction, capture, seizure, judicial attachment or arrest, forfeiture or marshal's or other sale of the Vessel;
(v)	any insolvency, bankruptcy, reorganisation, arrangement, readjustment of debt, dissolution, administration, liquidation or similar proceedings by or against the Owners, the Charterers or any Sub-Charterer, or any change in the constitution of the Owners, the Charterers or the Sub-Charterer;
(vi)	any invalidity or unenforceability or lack of due authorisation of or any defect in this Charter or any Sub-Charter; or
(vii)	any other cause which would but for this provision have the effect of terminating or in any way affecting the obligations of the Charterers hereunder,

it being the intention of the parties that the provisions of this Clause 40, and the obligation of the Charterers to pay Hire and all other amounts under this Charter, shall (save as expressly provided in this Clause 40) survive any frustration and that, save as expressly provided in this Charter, no moneys paid under this Charter by the Charterers to the Owners shall in any event or circumstance be repayable to the Charterers.

(f)	All payments free from deductions
(i)	All payments of Hire and all other Unpaid Sums to the Owners pursuant to this Charter and the other relevant Transaction Documents shall be made in immediately available funds in US dollars, free and clear of, and without deduction for or on account of, any bank charges or Taxes, unless the Charterers are required by law or regulation to make any such payment of Hire subject to such Taxes.
(ii)	In the event that the Charterers are required by any law or regulation to make any deduction or withholding on account of any Taxes which arise as a consequence of any payment due under this Charter, then:
(A)	the Charterers shall notify the Owners promptly after they become aware of such requirement;
(B)	the Charterers shall remit the amount of such Taxes to the appropriate taxation authority within five (5) Business Days or any other shorter time period as required under any applicable law or regulation and in any event prior to the date on which penalties attach thereto; and
(C)	such payment shall be increased by such amount as may be necessary to ensure that the Owners receive a net amount which, after deducting or withholding such Taxes, is equal to the full amount which the Owners would have received had such payment not been subject to such Taxes.
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(iii)	The Charterers shall forward to the Owners evidence reasonably satisfactory to the Owners that any such Taxes have been remitted to the appropriate taxation authority within thirty (30) days of the expiry of any time limit within which such Taxes must be so remitted or, if earlier, the date on which such Taxes are so remitted.
(g)	Default interest If the Charterers fail to pay any amount payable by it under a Transaction Document on its due date, interest shall accrue on the Unpaid Sum from the due date up to the date of actual payment (both before and after judgment) at a rate of the Default Interest Rate over the amount of such Unpaid Sum for the period of such non-payment. Any interest accruing under this paragraph (g) shall be immediately payable by the Charterers on demand by the Owners. Default interest (if unpaid) arising on an Unpaid Sum will be compounded with the Unpaid Sum at the end of each period selected by the Owners but will remain immediately due and payable.
(h)	Hire payment obligation to survive termination In the event that this Charter is terminated for whatever reason, the Charterers' obligation to pay Hire and such other Unpaid Sum which (in each case) has accrued due before, and which remains unpaid, at the date of such termination shall continue notwithstanding such termination.
(i)	Illegality In the event that it becomes unlawful or it is prohibited for either the Owners or the Charterers to charter the Vessel pursuant to this Charter, then the Owners and Charterers shall notify the other party of the relevant event and negotiate in good faith for a period of thirty (30) days from the date of the receipt of the relevant notice by the other party (or such shorter period as required by the relevant laws) to agree an alternative arrangement. If such agreement is not reached within such thirty (30)-day period or such shorter period as applicable, the Charterers agree that, in such circumstances, the Owners shall have the right to terminate this Charter by delivering to the Charterers a Termination Notice, whereupon the Charterers shall be obliged to pay to the Owners the Termination Sum in accordance with paragraph (c) (Payment of Termination Sum) of Clause 49 (Termination Events). Upon payment of the Termination Sum in full, the Owners shall transfer the title to the Charterers in accordance with Clause 52 (Transfer of title).
(j)	Increased Costs
(i)	Subject to sub-paragraphs (iii) and (iv) below, the Charterers shall, within three (3) Business Days of a demand by the Owners, pay to the Owners the amount of any Increased Costs incurred by the Owners as a result of (i) the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation made after the date of this Charter, or (ii) compliance with any law or regulation made after the date of this Charter.

In this Clause:

"Increased Costs" means:

(A)	a reduction in the rate of return from the Hire or on the Owners' overall capital;
(B)	an additional or increased cost; or
(C)	a reduction of any amount due and payable under any Transaction Document,

which is incurred or suffered by the Owners to the extent that it is attributable to the Owners having entered into any Transaction Document or funding or performing its obligations under any Transaction Document.

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(ii)	The Owners shall notify the Charterers of any claim arising from sub-paragraph (i) above (and of the event giving rise to such claim). The Owners shall, as soon as practicable after having made a demand in respect of such claim, provide a certificate confirming the amount of its Increased Costs.
(iii)	Sub-paragraph (i) above does not apply to the extent any Increased Costs is:
(A)	compensated for by a payment made under sub-paragraph (i)(C) above; or
(B)	attributable to a change in the rate of tax on the overall net income of the Owners (or a parent company of them) or an item covered by the additional payment in Clause 40(e) or a FATCA Deduction; or
(C)	attributable to the wilful breach by the Owners of any law or regulation.
(iv)	In the event the Owners are entitled to an Increased Cost pursuant to the preceding provisions, the Parties shall negotiate in good faith for a period of thirty (30) days from the date of the receipt of the Owners' demand for the Increased Cost to agree an alternative arrangement. If such agreement is not reached within such thirty (30)-day period, the Charterers may notify the Owners in writing of their intention to terminate this Charter. Upon the Owners' receipt of the aforesaid Charterers' written notice of their intention to terminate, without prejudice to the Owners' entitlement to any Increased Cost prior to the Termination Payment Date, the Owners shall within (30) days of its receipt of such notice by the Charterers, terminate this Charter by delivering to the Charterers a Termination Notice, whereupon the Charterers shall be obliged to pay to the Owners the Termination Sum in accordance with paragraph of Clause 49(c) (Payment of Termination Sum). Upon payment of the Termination Sum in full, the Owners shall transfer the title to the Charterers in accordance with Clause 52 (Transfer of title).
(k)	Break Costs The Charterers shall, within five (5) Business Days of demand by the Owners, pay to the Owners their Break Costs.
(l)	Unavailability of Term SOFR
(i)	Interpolated Term SOFR: If no Term SOFR is available for any Hire Period, the applicable Reference Rate shall be the Interpolated Term SOFR for three (3) months.
(ii)	Cost of funds: If sub-paragraph (i) above applies but it is not possible to calculate the Interpolated Term SOFR for that Hire Period, the Interest Rate applicable for that Hire Period shall be the percentage rate per annum which is the sum of:
(A)	the Margin; and
(B)	the rate notified to the Charterers by the Owners which expresses as a percentage rate per annum as the Owners' cost of funds relating to the Outstanding Principal from whatever source it may reasonably select.
(m)	Certificate conclusive Any certificate or statement signed by an authorised signatory of the Owners purporting to show the amount of the Debt (or any part of the Debt) or any other amount referred to in any Transaction Document shall, save for manifest error or on any question of law, be conclusive evidence as against the Charterers of that amount.
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41.	Insurance
(a)	Charterers' obligation to place insurance During the Agreement Term, the Charterers shall at their expense keep the Vessel insured against fire and usual marine risks (including hull and machinery, excess and increased value risks), oil pollution liability risks, war risks (including blocking and trapping and additional premium for war risks), protection and indemnity risks and any other risks against which is compulsory to insure for the operation for the Vessel or in the Owners' reasonable opinion it is common market practice to insure for the operation, trading, management and/or for safety purposes for the Vessel in such market (but excluding loss of hire insurance)and all Insurances shall be:
(i)	in US Dollars; and
(ii)	in such market and on such terms as are customary for owners of similar tonnage.
(b)	Beneficiaries of Insurances Such insurances shall be arranged by the Charterers to protect the interests of the Owners, the Charterers and (if any) the mortgagee of the Vessel or such other relevant Finance Party, and the Charterers shall be at liberty to protect under such insurances the interests of (i) any Approved Managers provided the Approved Manager shall first execute and deliver to the Owners the Manager’s Undertaking and/or (ii) any crewing agent provided the crew agent shall first execute and deliver to the Owners a Co-Assured Undertaking substantially in the Agreed Form.
(c)	Scope of insurance Insurance policies shall cover the Owners, the Charterers and (if any) the Finance Parties according to their respective interests. The Charterers shall effect all insured repairs and shall undertake settlement and reimbursement from the Approved Insurer of all costs in connection with such repairs as well as insured charges, expenses and liabilities to the extent of coverage under the insurances herein provided for.
(d)	Repairs etc. not covered by Insurances The Charterers shall also remain responsible for and to effect repairs and settlement of costs and expenses incurred thereby in respect of all other repairs not covered by the insurances and/or not exceeding any possible franchise(s) or deductibles provided for in the insurances
(e)	H&M and war risks coverage The Charterers shall arrange that, the hull and machinery and war risks (including blocking and trapping and additional premium for war risks) insurance shall be at any time in an amount not less than one hundred ten per cent. (110%) of the higher of (x) the Outstanding Principal applicable as at the relevant time and (y) the latest Market Value of the Vessel (the "Minimum Insured Value").

The terms of the hull and machinery insurance and the identity of the Approved Insurer shall be acceptable to the Owners and (if any) the Finance Parties (such acceptance not to be unreasonably withheld or delayed).

(f)	Protection and indemnity coverage The Vessel shall be entered with China P&I Club or in a P&I Club which is a member of the International Group Association on customary terms, shall include freight, demurrage and defence cover and shall be covered against liability for pollution claims in an amount not less than the highest level of cover from time to time available under basic protection and indemnity club entry (currently US$1,000,000,000).
(g)	Named assureds, no alteration to terms of Insurances and insurance report The Charterers:
(i)	undertake to place the Insurances in such markets, in such currency, on such terms and conditions, and with such brokers, underwriters and associations as are customary for owners of similar tonnage and are satisfactory to the Owners;
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(ii)	shall name the Owners, the Charterers, the Approved Managers (provided the same is assigned in favour of the Security Trustee) and its crewing agent (provided the Co-Assured Undertaking shall have been delivered to the Owners) and if requested in writing by the Owners, any of the Finance Parties as the only named assureds;
(iii)	shall not alter the terms of any of the Insurances nor allow any person to be co-assured under any of the Insurances without the prior written consent of the Owners (such consent not to be unreasonably withheld or delayed) and, if applicable, the Finance Parties, and will supply the Owners and, if applicable, the Finance Parties or procure that the Owners and, if applicable, the Finance Parties are supplied from time to time on request with such information as the Owners and, if applicable, any Finance Party may in their discretion require with regard to the Insurances and the brokers, underwriters or associations through or with which the Insurances are placed; and
(iv)	shall reimburse within ten (10) Business Days of demand, not more than once per calendar year during the Agreement Term, the Owners and/or (if applicable) any finance Party for all documented costs and expenses reasonably incurred by the Owners and/or such Finance Party in obtaining a report on the adequacy of the Insurances from an insurance adviser instructed by the Owners and/or such Finance Party.
(h)	Payment of Premiums etc. The Charterers undertake duly and punctually to pay all premiums, calls and contributions, and all other sums at any time payable in connection with the Insurances, and, at their own expense, to arrange and provide any guarantees from time to time required by any protection and indemnity or war risks association. From time to time upon the Owners' request, the Charterers shall provide the Owners with (i) copies of all invoices issued by the brokers, underwriters or associations in respect of such premiums calls, contributions and other sums, and (ii) evidence satisfactory to the Owners and/or such Finance Party that such premiums, calls, contributions and other sums have been duly and punctually paid; that any such guarantees have been duly given; and that all declarations and notices required by the terms of any of the Insurances to be made or given by or on behalf of the Charterers to brokers, underwriters or associations have been duly and punctually made or given. Without prejudice to the generality of the foregoing, if the insurers of the war risks insurance require payment of premiums and/or calls because the Vessel is within, or is due to enter and remain within, any area or areas which are specified by such insurers as being subject to additional premiums because of War Risks, then the Charterers shall be obligated to procure the Insurances shall cover war risks areas subject to additional premium or call and such premiums and/or calls shall be paid and borne by the Charterers.
(i)	Compliance with Insurances The Charterers will comply in all respects with all terms and conditions of the Insurances and will make all such declarations to brokers, underwriters and associations as may be required to enable the Vessel to operate in accordance with the terms and conditions of the Insurances. The Charterers will not do, nor permit to be done, any act, nor make, nor permit to be made, any omission, as a result of which any of the Insurances may become liable to be suspended, cancelled or avoided, or may become unenforceable, or as a result of which any sums payable under or in connection with any of the Insurances may be reduced or become liable to be repaid or rescinded in whole or in part. In particular, but without limitation, the Charterers will not permit the Vessel to be employed other than in conformity with the Insurances without first taking out additional insurance cover in respect of that employment and, if applicable, the Finance Parties, and the Charterers, upon request, will promptly notify the Owners and, if applicable, the Finance Parties of any new requirement imposed by any broker, underwriter or association in relation to any of the Insurances.
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(j)	Renewal of Insurances The Charterers will, no later than ten (10) Business Days before the expiry of any of the Insurances renew them and shall immediately give the Owners and, if applicable, the Finance Parties such details of those renewals to the Owners' and, if applicable, the Finance Parties' satisfaction.
(k)	Delivery of documents relating to Insurances The Charterers shall:
(i)	upon the Owners' request, deliver to the Owners and, if applicable, the Finance Parties copies of all policies, certificates of entry (endorsed with the appropriate loss payable clauses as may be required by the Owners and the Finance Parties from time to time) and other documents relating to the Insurances (including, without limitation, receipts for premiums, calls or contributions); and
(ii)	procure that letters of undertaking (in such form and substance as are customary for the market) shall be issued to the Owners and, if applicable, the Finance Parties by the brokers through which the Insurances are placed (or, in the case of protection and indemnity or war risks associations, by their managers).
(l)	Fleet cover If the Vessel is at any time during the Agreement Term insured under any form of fleet cover, the Charterers shall procure that those letters of undertaking contain confirmation that the brokers, underwriters or association (as the case may be) will not set off claims relating to the Vessel against premiums, calls or contributions in respect of any other vessel or other insurance, and that the insurance cover of the Vessel will not be cancelled by reason of non-payment of premiums, calls or contributions relating to any other vessel or other insurance. Failing receipt of those confirmations, the Charterers will instruct the brokers, underwriters or association concerned to issue a separate policy or certificate for the Vessel.
(m)	Provision of information on casualty, accidents or damage The Charterers shall promptly notify the Owners and upon request, provide the Owners with sufficient information regarding any casualty or other accident or damage to the Vessel, detention of the Vessel or any Environmental Incident including, without limitation, any material communication with all parties involved in case of a claim under any of the Insurances, provided such casualty, accident, damage, detention of the Vessel or Environmental Incident exceeds the Threshold Amount.
(n)	Step-in rights of Owners and Finance Parties The Charterers agree that, at any time after the occurrence of a Termination Event which is continuing, the Owners and, if applicable, the Finance Parties shall be entitled to:
(i)	collect, sue for, recover and give a good discharge for all claims in respect of any of the Insurances;
(ii)	to pay collecting brokers the customary commission on all sums collected in respect of those claims;
(iii)	to compromise all such claims or refer them to arbitration or any other form of judicial or non-judicial determination; and
(iv)	otherwise to deal with such claims in such manner as the Owners and, if applicable, the Finance Parties shall in their discretion think fit.
(o)	Total loss insurance proceeds Whether or not a Termination Event shall have occurred, the proceeds of any claim under any of the Insurances in respect of a Total Loss shall be paid and applied in accordance with Clause 53 (Total Loss).
(p)	Payment of insurance proceeds
(i)	The Owners agree that any amounts which may become due and payable to the Charterers under any protection and indemnity entry shall be paid to the Charterers to reimburse the Charterers for, and in discharge of, the loss, damage or expense in respect of which they shall have become due, unless, at the time the amount in question becomes due, a Termination Event shall have occurred and be continuing, in which event the Owners shall be entitled to receive the amounts in question and to apply them either in reduction of the Termination Sum owed by the Charterers pursuant to paragraph (c) of Clause 49 (Termination Events) or, at the option of the Owners, to the discharge of the liability in respect of which they were paid. For the avoidance of doubt, any amount which may become due and payable to the Owners under any protection and indemnity entry or insurance shall be paid to the Owners or to the Owners' order.
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(ii)	Without prejudice to the forgoing and subject to the terms of the Finance Documents (if any), all claims (other than in respect of a Total Loss) in relation to other Insurances, shall, unless and during the occurrence of a continuing Termination Event, in which event all claims under the relevant policy shall be payable directly to the Owners, be payable as follows:
(A)	a claim in respect of any one casualty where the aggregate claim against all Approved Insurers does not exceed the Threshold Amount, prior to adjustment for any franchise or deductible under the terms of the relevant policy, shall be paid directly to the Charterers (as agent for the Owners) for the repair, salvage or other charges involved or as a reimbursement if the Charterers fully repaired the damage to the satisfaction of the Owners (acting reasonably) and paid all of the salvage or other charges;
(B)	a claim in respect of any one casualty where the aggregate claim against all Approved Insurers exceeds the Threshold Amount prior to adjustment for any franchise or deductible under the terms of the relevant policy, shall, subject to the prior written consent of the Owners (such consent not to be unreasonably withheld or delayed), be paid to the Charterers as and when the Vessel is restored to her former state and condition and the liability in respect of which the insurance loss is payable is discharged, and provided that the Approved Insurers may with such consent make payment on account of repairs in the course of being effected, but, in the absence of such prior written consent shall be payable directly to the Owners.
(q)	Settlement, compromise or abandonment of claims The Charterers shall not settle, compromise or abandon any claim under or in connection with any of the Insurances (other than in the absence of any Termination Event that is continuing a claim of less than the Threshold Amount, prior to adjustment for any franchise or deductible under the terms of policy, arising other than from a Total Loss) without the prior written consent of the Owners (such consent not to be unreasonably withheld or delayed) and, if applicable, the Finance Parties.
(r)	Owners' rights to maintain Insurances If the Charterers fail to effect or keep in force the Insurances, the Owners may (but shall not be obliged to) effect and/or keep in force such insurances on the Vessel and such entries in protection and indemnity or war risks associations as the Owners in their discretion consider desirable, and the Owners may (but shall not be obliged to) pay any unpaid premiums, calls or contributions. The Charterers will reimburse the Owners from time to time within ten (10) Business Days of demand for all such premiums, calls or contributions paid by the Owners.
(s)	Environmental protection issues The Charterers shall comply strictly with the requirements of any legislation relating to pollution or protection of the environment which may from time to time be applicable to the Vessel in any jurisdiction in which the Vessel shall trade and in particular the Charterers shall comply strictly with the requirements of the United States Oil Pollution Act 1990 (the "Act") if the Vessel is to trade in the United States of America and Exclusive Economic Zone (as defined in the Act). Before any such trade is commenced and during the entire period during which such trade is carried on, the Charterers shall:
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(i)	pay any additional premiums required to maintain protection and indemnity cover for oil pollution up to the limit available to the Charterers for the Vessel in the market; and
(ii)	make all such quarterly or other voyage declarations as may from time to time be required by the Vessel's protection and indemnity association in order to maintain such cover, and promptly deliver to the Owners and, if applicable, the Finance Parties copies of such declarations; and
(iii)	submit the Vessel to such additional periodic, classification, structural or other surveys which may be required by the Vessel's protection and indemnity insurers to maintain cover for such trade and promptly deliver to the Owners and, if applicable, the Finance Parties copies of reports made in respect of such surveys; and
(iv)	implement any recommendations contained in the reports issued following the surveys referred to in sub-paragraph (s)(iii) above within the relevant time limits; and
(v)	in addition to the foregoing (if such trade is in the United States of America and Exclusive Economic Zone):
(A)	obtain and retain a certificate of financial responsibility under the Act in form and substance satisfactory to the United States Coast Guard and provide the Owners with evidence of the same; and
(B)	procure that the protection and indemnity insurances do not contain a US Trading Exclusion Clause or any other analogous provision and provide the Owners with evidence that this is so; and
(C)	comply strictly with any operational or structural regulations issued from time to time by any relevant authorities under the Act so that at all times the Vessel falls within the provisions which limit strict liability under the Act for oil pollution.

(t)          Innocent Owners' Interest Insurance The Owners shall be at liberty to take out an Innocent Owners' Interest Insurance and an Innocent Owners' Additional Perils (Oil Pollution) Insurance in relation to the Vessel in an amount up to the Minimum Insured Value and on such terms and conditions as the Owners may from time to time decide, and the Charterers shall from time to time upon the Owners' demand, reimburse the Owners for all costs, premiums and expenses paid or incurred by the Owners in connection with any Innocent Owners' Interest Insurance or Innocent Owners' Additional Perils (Oil Pollution) Insurance (or, if so request by the Owners, directly pay all such costs, premiums and expenses).

(u)	Cooperation by the Charterers The Charterers agree and undertake that:
(i)	in the event that the Charterers receive any payment in relation to the Insurances in contravention of this Charter, the Charterers will hold such payment on trust and on behalf of the Owners;
(ii)	the Charterers will not refuse, withhold (or otherwise delay giving) consent to the payment of any amount which becomes payable to the Owners under the Insurances (to the extent that such payment is payable to the Owners in accordance with terms of this Charter); and
(iii)	from time to time on the written request of the Owners, the Charterers will promptly execute and deliver to the Owners all documents which the Owners may require for the purpose of obtaining any payment in relation to the Insurances (to the extent that such payment is payable to the Owners in accordance with the terms of this Charter).
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(v)	Freight, demurrage and defence To the extent not already covered under the Vessel's Insurances, the Owners shall be at liberty to, in relation to the Vessel, take out freight, demurrage and defence cover on such terms and conditions as the Owners may from time to time decide. The Charterers shall from time to time upon the Owners' demand reimburse the Owners for all costs, premiums and expenses paid or incurred by the Owners in connection with such cover.
(w)	Separate Insurance Interest Notwithstanding that the interests of the Owners and Charterers are both covered under the Insurances, the provisions of this Clause 41 (Insurance) shall neither exclude nor discharge liability between the Owners and the Charterers under this Charter. Any payment of insurance proceeds is no bar to a claim by the Owners and/or their insurers against the Charterers to seek indemnity by way of subrogation. For the avoidance of any doubt, the Innocent Owners' Interest Insurances, Mortgagees' Interest Insurances and any other insurances taken out by the Owners and/or any Finance Party (as the case may be) are for the sole benefit of the Owners and/or any Finance Party (as the case may be), and any sum recoverable under such insurances shall not in any way exclude or discharge the obligations and liabilities of the Obligors under the Transaction Documents. Nothing herein shall prejudice any rights of recovery of the Owners or the Charterers (or their insurers) against third parties.
42.	Redelivery
(a)	Following the occurrence of any Termination Event and while the same is continuing and subject to lapse of the Termination Payment Date, if the Owners decide to retake possession of the Vessel pursuant to paragraph (c) of Clause 49 (Termination Events), the Charterers shall, at their own cost and expense, redeliver or cause to be redelivered the Vessel to the Owners at the Vessel's current or next port of call, afloat at all times in a ready safe berth or anchorage, in accordance with Clause 43 (Redelivery conditions).
(b)	Without prejudice to the Owners’ rights and remedies under or pursuant to any provision of this Charter, the Charterers shall continue to perform all the obligations, undertakings and liabilities with respect to the management, maintenance and insurance in respect of the Vessel under and pursuant to the terms of this Charter until redelivery of the Vessel.
43.	Redelivery conditions
(a)	In addition to what has been agreed in Clauses 15 (Redelivery) (Part II) and 42 (Redelivery), the condition of the Vessel shall at redelivery be as follows:
(i)	the Vessel shall be free of any overdue class and statutory recommendations affecting its trading certificates;
(ii)	the Vessel must be redelivered with all equipment and spares or replacement items listed in the delivery inventory carried out pursuant to Clause 9 (Inventories, Oil and Stores) (Part II) unless such items have been consumed or used during the Agreement Term (or part thereof) and any spare parts on board or on order for any equipment installed on the Vessel following delivery (provided that any such items which are on lease or hire purchase shall be replaced with items of an equivalent standard and condition fair wear and tear excepted); all records, logs, plans, operating manuals and drawings, spare parts onboard shall be included at the time of redelivery in connection with a transfer of the Vessel or such other items as are then in the possession of the Charterers shall be delivered to the Owners;
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(iii)	the Vessel must be redelivered with all national and international trading certificates and hull/machinery survey positions for both class and statutory surveys free of any overdue recommendation and qualifications valid and un-extended for a period of at least three (3) months beyond the redelivery date;
(iv)	all of the Vessel's ballast tank coatings to be maintained in "Fair" (as such term (or its equivalent) may be defined and/or interpreted in the relevant survey report) condition as appropriate for the Vessel's age at the time of redelivery, fair wear and tear excepted;
(v)	the Vessel shall have passed any flag or class surveys or inspections due within three (3) months after the date of redelivery and have its continuous survey system up to date;
(vi)	the Vessel must be re-delivered with accommodation and common spaces for crew and officers substantially in the same condition as at the Actual Delivery Date, free of damage over and above fair wear and tear; with cargo spaces generally fit to carry the cargoes originally designed and intended for the Vessel; with main propulsion equipment, auxiliary equipment, cargo handling equipment, navigational equipment, etc., in such operating condition as provided for in this Charter (fair wear and tear excepted) unless used or disposed of in the ordinary course of business and trading of the Vessel and subject to such spare parts and equipment not belonging to a third party;
(vii)	the Vessel shall be free and clear of all liens other than those created by or on the instructions of the Owners;
(viii)	the condition of the cargo holds to be in accordance with the maintenance regime undertaken by the Charterers during the Charter Period since delivery; and
(ix)	the anti-fouling coating system applied at the last scheduled dry-docking shall be in accordance with prevailing regulations at the time of application.
(b)	At redelivery, the Charterers shall ensure that the Vessel shall meet the following performance levels (which where relevant shall be determined by reference to the Vessel's log books):
(i)	all remaining bunkers shall be in compliance with all applicable laws, including without limitation, the global sulphur limit imposed by the International Maritime Organization (IMO) for vessels of this type;
(ii)	available bunkers shall be sufficient to cover at least a voyage to a port for refueling;
(iii)	all equipment controlling the habitability of the accommodation and service areas to be in proper working order, fair wear and tear excepted; and
(iv)	available deadweight to be within one per cent (1%) of that achieved at delivery (as the same may be adjusted as a result of any upgrading of the Vessel carried out in accordance with this Charter (such adjustment to be agreed between the Owners and Charterers at the time such upgrading work is to be undertaken)).
(c)	The Owners and the Charterers shall be each appoint (at the Charterers’ expense) an independent surveyor for the purpose of determining and agreeing in writing the condition of the Vessel at redelivery.
(d)	If the Vessel is not in the condition or does not meet the performance criteria required by this Clause 43, a list of deficiencies together with the costs of repairing/remedying such deficiencies shall be agreed by the respective surveyors.
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(e)	The Charterers shall be obliged to repair any class items restricting the operation or trading of the Vessel prior to redelivery.
(f)	The Charterers shall be obliged to repair/remedy all such other deficiencies as are necessary to put the Vessel into the return condition required by this Clause 43.
44.	Diver's inspection at redelivery
(a)	Unless the Vessel is returned in dry-dock, if the Owners so request, a diver's inspection is required to be performed at the time of redelivery and the following provisions shall apply:
(i)	The Charterers shall, at the written request of the Owners, arrange at the Charterers' time and expense for an underwater inspection by a diver approved by the Classification Society immediately prior to the redelivery.
(ii)	A video film of the inspection shall be made. The extent of the inspection and the conditions under which it is performed shall be to the satisfaction of the Classification Society.
(iii)	If damage to the underwater parts is found, the Charterers shall arrange, at their time and costs, for the Vessel to be dry-docked (if required by the Classification Society) and repairs carried out to the satisfaction of the Classification Society.
(iv)	If the conditions at the port of redelivery are unsuitable for such diver's inspection, the Charterers shall take the Vessel (in Charterers' time and at Charterers' expense) to a suitable alternative place nearest to the redelivery port unless an alternative solution is agreed.
(v)	Without limiting the generality of sub-paragraph 55 (Fees and expenses), all costs relating to any diver's inspection shall be borne by the Charterers.
45.	Owners' mortgage
(a)	The Charterers:
(i)	acknowledge that the Owners are entitled and do intend to enter or have entered into certain funding arrangements with the Finance Parties in order to finance part of the Outstanding Principal, which funding arrangements may be secured, inter alia, by ship mortgages over the Vessel and (along with other related matters) the relevant Finance Documents provided that simultaneously with the Owners' execution of any such ship mortgages, the Owners shall ensure that the relevant Finance Parties execute and deliver to the Charterers a Quiet Enjoyment Letter in favour of the Charterers in a form mutually acceptable to the Finance Party and the Charterer (both acting reasonably);
(ii)	irrevocably consent to any assignment, transfer and/or novation of the Owners' rights, interests and benefits in and to the Insurances, the Earnings and the Requisition Compensation and any Transaction Document to which it is a party in favour of the Finance Parties pursuant to the relevant Finance Documents or any Financial Institution; and
(iii)	without limiting the generality of Clause 48(m) (Further assurance), undertake to execute, provide or procure the execution or provision (as the case may be) of such document as is necessary to effect the assignment transfer and/or novation referred to in sub-paragraph (ii) above, provided that any related costs shall be on the Owners' account. Provided that no Termination Event has occurred and is continuing, the Owners shall not, and shall procure that no-one claiming through them (as mortgagee, assignee or otherwise but in each case subject to the terms of the relevant Quiet Enjoyment Letter) will interfere with the Charterers' quiet use and possession of the Vessel throughout the Charter Period.
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(b)	The Owners acknowledge and undertake that, subject to the Quiet Enjoyment Letter, no term of a Finance Document will prejudice or alter the rights of the Charterers under this Charter or any of the other Transaction Document.
46.	Financial covenants
(a)	The Charterers shall procure that throughout the Charter Period,
(i)	the Charterers shall maintain a minimum Liquidity of not less than US$300,000 (Dollars Three Hundred Thousand) for each ship owned, operated or chartered by it; and
(ii)	the Charter Guarantor shall maintain a minimum Liquidity of not less than US$20,000,000 (Dollars Twenty Million).
(b)	For the purpose of this Clause 46 (Financial covenants), "Liquidity" means:
(i)	in relation to the Charterers, the total cash or cash equivalent of the Charterers as shown in its most recent financial statements provided to the Owners in accordance with Clause 4832..1(a) (Financial Statements); and
(ii)	in relation to the Charterer Guarantor, the total cash or cash equivalent of the Charterer Guarantor as shown in its most recent consolidated financial statements provided to the Owners in accordance with Clause 4832..1(a) (Financial Statements).
(c)	If at any time any other Financial Indebtedness of the Charter Guarantor and/or any of its Subsidiaries shall include any financial covenant in respect of the Charter Guarantor (whether set forth as a covenant, undertaking, event of default, restriction or other such provision) (a "Financial Covenant") that would be more beneficial to the Owners than any analogous provision contained in this Charter (an "Additional Financial Covenant"), then such Additional Financial Covenant shall be deemed automatically incorporated into the terms of this Charter (an "MFN Amendment"). Such MFN Amendment shall be reversed and the financial covenants restored to those that were in effect immediately prior to an MFN Amendment when (i) such other financial indebtedness containing the Additional Financial Covenant is repaid in full other than as a result of or in connection with an actual event of default (howsoever defined); or (ii) the original terms of an Additional Financial Covenant provided that it has ceased to apply. The Charterers shall promptly notify the Owners of any change or event that requires the incorporation or reverse of an MFN Amendment. The Charterers agree that it will, and will procure that the Charter Guarantor will, promptly enter into such necessary documentation as may be required to amend and supplement the Charter Guarantee and this Charter so as to reflect and incorporate such new or amended financial covenants that are more favourable to the Owners in accordance with this clause.
47.	Charterers' representations and warranties
(a)	The Charterers make the representations and warranties set out in this Clause 47 to the Owners on the date of this Charter and on the Actual Delivery Date:
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(i)	Status: each Obligor is a company or (as applicable) corporation, duly incorporated and validly existing under the laws of its jurisdiction of incorporation, in good standing and has the power to own its assets and carry on its business as it is being conducted;
(ii)	Binding obligations: Subject to the Legal Reservations, the obligations expressed to be assumed by each Obligor in each Transaction Document to which it or he/she is a party are legal, valid, binding and enforceable obligations and no limit on any of their powers will be exceeded as a result of the borrowings, granting of security or giving of guarantees contemplated by the Transaction Documents or the performance by any of them of any of their obligations thereunder;
(iii)	No breach: the entry into and performance by each Obligor of, and the transactions contemplated by, each Transaction Document to which it or he is a party do not conflict with:
(A)	any applicable law or regulation (including Anti-Money Laundering Laws, anti-corruption and anti-bribery laws, Anti-Terrorism Financing Laws, Sanctions);
(B)	its constitutional documents; or
(C)	any document binding on it, or any of its or his/her assets;
(iv)	Due authorisation: each Obligor has the power to enter into, perform and deliver, and has taken all necessary action to authorise its or his/her entry into, performance and delivery of, each Transaction Document to which it or he/she is a party and the transactions contemplated thereunder;
(v)	Validity and admissibility in evidence: all consents, licences, approvals, authorisations, filings and registrations required:
(A)	to enable each Obligor to lawfully enter into, exercise its or his/her rights and comply with its or his/her obligations in each Transaction Document to which it or he/she is a party;
(B)	to ensure the obligations expressed to be assumed by each of the Obligors in the Transaction Documents are legal, valid and binding; and
(C)	to make each Transaction Document to which each Obligor is a party admissible in evidence in its jurisdiction of incorporation,

have been obtained or effected and are in full force and effect;

(vi)	Governing law and judgments: Subject to the Legal Reservations, in any proceedings taken in any of the Obligors' jurisdiction of incorporation or residence in relation to any of the Transaction Documents in which there is any express choice of the law of a particular country as the governing law thereof, that choice of law and any judgment or (if applicable) arbitral award obtained in that country will be recognised and enforced;
(vii)	No deductions or withholding: no Obligor is required under the laws of its jurisdiction of incorporation or residence to make any deduction for or on account of tax from any payment it may make under each Transaction Document to which it or he is a party;
(viii)	No filing or stamp Taxes: under the laws of the jurisdiction of incorporation of each Obligor and subject to any Perfection Requirements, it is not necessary that any of the Transaction Documents to which such Obligor is a party be filed, recorded or enrolled with any court or other authority in that jurisdiction or that any stamp, registration or similar tax be paid on or in relation thereto or the transactions contemplated thereby (other than any filing or recording or enrolling of any tax which is referred to in the legal opinions delivered to the Owner);
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(ix)	No default: no Termination Event has occurred and is continuing or might reasonably be expected to result from any Obligor's entry into and performance of each Transaction Document to which such Obligor is a party;
(x)	No misleading information: subject to any qualification (if applicable) set out in such information, any factual information provided by the Charterers to the Owners was true and accurate in all material respects as at the date it was provided or as the date at which such information was stated;
(xi)	Claims pari passu: Subject to the Legal Reservations, the payment obligations of each Obligor under each Transaction Document to which it or he/she is a party rank at least pari passu with the claims of all other unsecured and unsubordinated creditors of such Obligor, except for obligations mandatorily preferred by law applying to companies generally;
(xii)	No material proceedings: no litigation, arbitration or administrative proceedings of or before any court, arbitral body or agency have (to the best of the Charterers' knowledge) been started against an Obligor which, if adversely determined, has a Material Adverse Effect;
(xiii)	No immunity: none of the Obligors nor any of its or his assets has any right to immunity from set-off, legal proceedings, attachment prior to judgment, other attachment or execution of judgment on the grounds of sovereign immunity or otherwise;
(xiv)	No winding-up: none of the Obligors is insolvent or in liquidation or administration or subject to any other formal or informal insolvency procedure, and no receiver, administrative receiver, administrator, liquidator, trustee or analogous officer has been appointed in respect of it, or all or any part of its/his/her assets;
(xv)	Anti-Money Laundering Laws etc.: each Obligor is not in breach of Anti-Money Laundering Laws, Anti-Terrorism Financing Laws and/or Business Ethics Laws and each of the Obligor has instituted and maintained systems, controls, policies or procedures designed to:
(A)	prevent and detect incidences of bribery and corruption, money laundering and terrorism financing; and
(B)	promote and achieve compliance with Anti-Money Laundering Laws, Anti-Terrorism Financing Laws and Business Ethics Laws;
(xvi)	Sanctions:
(A)	no Obligor nor any of their respective directors, officers, and to the best of the Charterers' knowledge and belief, employees;
(B)	each Obligor and their respective directors, officers, and to the best of the Charterers' knowledge and belief, employees, is in compliance with all Sanctions laws, and none of them have been or are currently being investigated on compliance with Sanctions, they have not received notice or are aware of any claim, action, suit or proceeding against any of them with respect to Sanctions and they have not taken any action to evade the application of Sanctions;
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(C)	in the case a Sub-Charterer becomes a Restricted Persoon or acts in breach of any Sanctions, the Charterers shall, upon becoming aware of such event, (i) immediately terminate the Sub-Charter with such Sub-Charterer and (ii) procure a replacement Sub-Charter (reasonably acceptable to the Owners) as soon as practicable and in any case within 60 days; and
(D)	in the case an Approved Manager becomes a Restricted Person or acts in breach of any Sanctions, the Charterers shall, upon becoming aware of such event, immediately terminate its appointment and appoint a substitute Approved Manager (reasonably acceptable to the Owners) as soon as practicable and in any case within one month.
(xvii)	Security: each of the Obligors is the legal and beneficial owner of all assets and other property which it or he/she purports to charge, pledge, assign or otherwise secure pursuant to each Transaction Document and those Transaction Documents to which it or he/she is a party create and give rise to valid and effective security having the ranking expressed in those Transaction Documents;
(xviii)	Environmental Law:
(A)	no circumstances have occurred which would prevent the compliance by the Obligors in a manner or to an extent which has a Material Adverse Effect; and
(B)	no Environmental Claim has been commenced against any Obligor where, if determined against such Obligor, has a Material Adverse Effect;
(xix)	Taxation:
(A)	no Obligor is overdue in the filing of any Tax returns and no Obligor is overdue in the payment of any Taxes, save in the case of Taxes which are being contested on bona fide grounds or in the case the overdue payment amount does not exceeds US$50,000 and the relevant Obligor is taking steps to make prompt payment of the same;
(B)	no claims or investigations are being made or conducted against any Obligor with respect to Taxes;
(xx)	No Material Adverse Effect: no event or circumstance has occurred which has a Material Adverse Effect;
(b)	Each representation and warranty in Clause 47(a) (other than in sub-paragraphs (a)(xii) (No material proceedings) and (a)(vii) (No deductions or withholding)) above is deemed to be repeated by the Charterers by reference to the facts and circumstances then existing on each day on which Hire or any other amount is payable under this Charter and, the representation and warranty in Clause 47(a)(xvi) (Sanctions) above (other than in relation to any Approved Manager) shall be deemed to be made and repeated on the date when the Owners shall transfer the title of the Vessel under Clause 52 (Transfer of title).
48.	Charterers' undertakings

The Charterers hereby undertake to the Owners that they will comply in full and procure compliance (where applicable) with the following undertakings throughout the Agreement Term:

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(a)	Financial Statements The Charterers shall supply, and shall procure the Charter Guarantor will supply, to the Owners as soon as the same become available, but in any event within:
(i)	one hundred and eighty (180) days after the end of the Charter Guarantor's financial year, the Charter Guarantor's audited consolidated financial statements for that financial year; and
(ii)	one hundred and twenty (120) days after the 6-month period ending on 30 June in each financial year of the Charter Guarantor, the semi-annual consolidated unaudited financial statements of the Charter Guarantor, for that 6-month period;

So long as such financial statements are available at the Charter Guarantor’s website, the relevant obligation will be deemed to have been met.

(b)	Requirements as to financial statements Each set of financial statements delivered to the Owners under Clause 48(a) (Financial Statements):
(i)	shall be in English;
(ii)	shall be certified by an authorised signatory of the relevant Obligor as fairly representing its financial condition as at the date at which those financial statements were drawn up; and
(iii)	shall be prepared in accordance with GAAP.
(c)	Information: miscellaneous The Charterers shall:
(i)	immediately notify the Owners of the occurrence of any Charter Guarantor Change of Control Event;
(ii)	promptly upon becoming aware of them, supply to the Owners details of any litigation, arbitration or administrative proceedings which are current or pending against any Obligor provided such litigation, arbitration or administrative proceeding if adversely determined has a Material Adverse Effect;
(iii)	promptly, supply to the Owners such further information regarding the financial condition, business and operations of any of the Obligor as the Owners or any Finance Party may reasonably request;
(iv)	if the Owners so request, provide to the Owners a copy of such Sub-Charter which the Owners may reasonably request; and
(v)	supply to the Owners, or procure that the Approved Managers supply to the Owners, management report on a quarterly basis (including an estimate/budget of the Vessel's OPEX, such as crewing costs, insurances, repair and maintenance, stores, spares, lubricants and dry-docking expenses).
(d)	Notification of Termination Event The Charterers shall, and shall procure the Charter Guarantor will, promptly, upon becoming aware of the same, inform the Owners in writing of the occurrence of any Termination Event (and the steps, if any, being taken to remedy this) and, upon the Owners' request, confirm to the Owners that, save as previously notified to the Owners or as notified in such confirmation, no Potential Termination Event or Termination Event is continuing and, if applicable, specifying the steps being taken to remedy it.
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(e)	Maintenance of legal validity Each Obligor will comply with the terms of and do all that is necessary to maintain in full force and effect all Perfection Requirements and Authorizations required under any applicable law or regulation to enable it to perform its obligations under this Charter and the Transaction Documents to which it is a party and to ensure the legality, validity, enforceability or admissibility in evidence of such Transaction Documents in their jurisdiction of incorporation and all other applicable jurisdictions;
(f)	Taxation Each Obligor will pay and discharge all Taxes applicable to, or imposed on or in relation to, it, its business and its assets within the time period allowed without incurring penalties unless and only to the extent that:
(i)	such payment is being contested in good faith;
(ii)	adequate reserves are being maintained for those Taxes and the costs required to contest them which have been disclosed in its latest financial statements delivered to the Owners under Clause 54.1 (Financial statements); and
(iii)	such payment can be lawfully withheld.
(g)	Negative pledge The Charterers will not create or permit to subsist any Security Interest (other than Permitted Security) or other third party rights over any of their present or future rights and interests in or towards any Transaction Document or the Vessel other than a Security Interest created by the Transaction Documents, the Finance Documents or otherwise with the written consent of the Owners.
(h)	Environmental compliance The Charterers shall, and shall procure each Obligor to:
(i)	comply with all Environmental Laws;
(ii)	obtain, maintain and ensure compliance with all requisite Environmental Approvals; and
(iii)	implement procedures to monitor compliance with and to prevent liability under any Environmental Law applicable to it where failure to do so has a Material Adverse Effect.
(i)	Environmental Claims The Charterers shall, promptly inform the Owners in writing of any Environmental Claim against any Obligor which is current or pending which, if adversely determined against, such Obligor shall have a Material Adverse Effect or, the claim amount of which exceeds US$1,500,000 (Dollars One Million Five Hundred Thousand only).
(d)	Compliance with laws etc. The Charterers shall:
(i)	and shall procure that each other Obligor will:
(A)	comply with all applicable laws, including Anti-Money Laundering Laws, Anti-Terrorism Financing Laws and Business Ethics Laws;
(B)	maintain systems, controls, policies or procedures designed to promote and achieve ongoing compliance with Anti-Money Laundering Laws, Anti-Terrorism Financing Laws and Business Ethics Laws; and
(ii)	not use, or permit or authorize any person to directly use, the MOA Purchase Price for any purpose that would breach any Sanctions, Anti-Money Laundering Laws, Anti-Terrorism Financing Laws or Business Ethics Laws; and
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(iii)	not lend, invest, contribute or otherwise make available the MOA Purchase Price to or for any other person in a manner which would result in a violation of any Sanctions, Anti-Money Laundering Laws, Anti-Terrorism Financing Laws or Business Ethics Laws.
(j)	Sanctions The Charterers shall comply and shall procure that each other Obligor comply with all laws and regulations in respect of Sanctions, and in particular, they shall effect and maintain a sanctions compliance policy or procedure to ensure compliance with all such laws and regulations implemented from time to time.

Without prejudice to the generality of the preceding, the Charterers shall comply or procure compliance with the following undertakings commencing from the date hereof and up to the last day of the Agreement Term that:

(i)	they shall comply, and will procure that each other Obligor, each other member of the Charter Group and their respective directors, officers, materially comply with all laws and regulations in respect of Sanctions and is not a Restricted Person and does not act directly or indirectly on behalf of a Restricted Person, and in particular, they shall effect and maintain a sanctions compliance policy or procedure to ensure compliance with all such laws and regulations implemented from time to time;
(ii)	the Vessel shall not be employed, operated or managed in any manner which (x) is contrary to any Sanctions and in particular, the Vessel shall not be used by or to benefit any party which is a target of Sanctions and/or is a Restricted Person or call any port in North Korea, Iran, Syria, Cuba or Crimea or trade to any area or country where trading the Vessel to such area or country would constitute a breach of any Sanctions, (y) would result in any Obligor or the Owners becoming a Restricted Person or (z) would trigger the operation of any sanctions limitation or exclusion clause in any insurance documentation;
(iii)	they shall, and shall procure that each other Obligor shall promptly notify the Owners of any non-compliance, by any Obligor or their respective officers, directors, with all laws and regulations relating to Sanctions, Anti-Money Laundering Laws, Anti-Terrorism Financing Laws and/or Business Ethics Laws (including but not limited to notifying the Owners in writing immediately upon being aware that any Obligor or its directors or officers is a Restricted Person or has otherwise become a target of Sanctions) as well as, in the case of an Obligor, provide upon request all information (once available) in relation to its business and operations which may be relevant for the purposes of ascertaining whether any of the aforesaid parties are in compliance with such laws;
(iv)	the Charterers will, and will use best endeavours to procure that each other Obligor will provide all information in relation to its business and operations which may be relevant for the purposes of ascertaining whether it is in compliance with all laws and regulations and Sanctions, Anti-Money Laundering Laws, Anti-Terrorism Financing Laws or Business Ethics Laws applicable to and/or binding on it, and in particular, the Charterers shall notify the Owners in writing immediately upon being aware that any of the Charterers' shareholders, directors and officers is a Restricted Person or has otherwise become a target of any Sanctions;
(v)	The Charterers undertake to procure that no Obligor shall use any revenue or benefit derived from any activity or dealing with a Restricted Person in discharging any obligation due or owing to the Owners;
(vi)	The Charterers will not, and will not permit or authorise any other person to, utilise or employ the Vessel or to use, lend, make payments of, contribute or otherwise make available, all or any part of the proceeds of any transactions contemplated by the Transaction Documents to fund any trade, business or other activities (x) involving or for the benefit of any Restricted Party or (y) in any manner that would result in the Obligor or, the Owners being in breach of ant Sanctions or becoming a Restricted Person; and
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(vii)	The Charterers shall procure that each Obligor shall, promptly upon becoming aware of them supply to the Owners details of any claim action, suit or proceedings against it with respect to Sanctions by any Sanctions Authority.
(k)	Loans or other financial commitments Other than as necessarily required in the ordinary course of business, trading and operation of the Vessel, the Charterers shall not make any loan or enter in any guarantee and indemnity or otherwise voluntarily assume any actual or contingent liability in respect of any obligation of any other person except pursuant to the Transaction Documents and the Related Transaction Documents.
(l)	Earnings and Earnings Account
(i)	Following the occurrence of a Termination Event which is continuing when directed by the Owners to do so, the Charterers shall procure that each of the Sub-Charterers shall, on each Hire Payment Date, credit all payments of "Hire" (as such term is described in each Sub-Charter) and all other amounts payable thereunder directly to the Owners' Account;
(ii)	throughout the Agreement Term, the Charterers shall:
(A)	promptly upon receipt supply to the Owners monthly bank statements of the Earnings Account and shall promptly supply such other financial information and explanations as the Owners may from time to time reasonably require in connection with the Charterers; and
(B)	ensure that any and all of the Earnings are deposited into the Earnings Account.
(m)	Further assurance The Charterers shall at their own expense,
(i)	promptly take all such action as the Owners may reasonably require for the purpose of perfecting or protecting any of the Owners' rights with respect to the Security Interest created or evidenced by the Transaction Documents; and
(ii)	do and perform such other and further acts and execute and deliver any and all such other agreements, instruments and documents as may be required by law to establish, maintain and protect the rights and remedies of the Owners and/or the Finance Parties (as the case may be) and to carry out and effect the intent and purpose of this Charter, the other Transaction Documents and, to the extent consistent with the terms of this Charter, the Finance Documents (as applicable).
(n)	Change of business The Charterers shall not and will procure no Obligor will, without the prior written consent of the Owners, make any substantial change to the general nature of their respective businesses form that carried on at the date of this Charter.
(o)	Certificate of financial responsibility The Charterers shall, if required, obtain and maintain a certificate of financial responsibility in relation to the Vessel which is to call at the United States of America.
(p)	Registration The Charterers shall not change or permit a change to the flag of the Vessel throughout the duration of this Charter without the prior written consent of the Owners or the Finance Parties (if applicable) (such consent not to be unreasonably withheld or delayed). Any change to the flag of the Vessel shall be at the cost of the Charterers (which shall include any reasonable costs of the Finance Parties (if applicable)).
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(q)	ISM and ISPS Compliance The Charterers shall ensure that each ISM Company and ISPS Company complies in all material respects with the ISM Code and the ISPS Code, respectively, or any replacements thereof and in particular (without prejudice to the generality of the foregoing) shall ensure that such company holds (i) a valid and current Document of Compliance issued pursuant to the ISM Code, (ii) a valid and current SMC issued in respect of the Vessel pursuant to the ISM Code, and (iii) an ISSC in respect of the Vessel, and the Charterers shall promptly, upon request, supply the Owners with copies of the same.
(r)	Inspection of Vessel and inspection reports In the absence of a Termination Event which is continuing, subject to there being no undue interference with the operation of the Vessel,
(iii)	the Owners shall be entitled to, once a year, (at the Charterers' cost) inspect or survey the Vessel or instruct a duly authorised surveyor to carry out such survey on their behalf (in each case at the Charterers' cost) in order to ascertain the condition of the Vessel and the Charterers shall provide all necessary assistance and facilities in connection with such inspection or survey; and,
(iv)	the Charterers shall further, if so requested in writing by the Owners and at the Charterers' cost, provide to the Owners one inspection report each year as to the condition of the Vessel,

provided always however that if a Termination Event has occurred and the same be continuing, the Owners may at any time and at the Charterers' cost conduct such inspection without prior notice to the Charterers and the Charterers shall be deemed to have granted such permission and shall provide such necessary assistance to the Owners in respect of such inspection.

(s)	"Know your customer" checks If:
(i)	the introduction of or any change in (or in the interpretation, administration or applicable of) any law or regulation made after the dates of this Charter;
(ii)	any change in the status of the Charterers after the date of this Charter;
(iii)	a proposed assignment or transfer by Owners of any of their rights and obligations under this Charter,

obliges the Owners to comply with "know your customer" or similar identification procedures in circumstances where the necessary information is not already available to it, the Charterers shall promptly upon the request of the Owners supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Owners to carry out and be satisfied they have complied with all necessary "know your customer" or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Transaction Documents.

(t)	Dividends and share redemption
(i)	The Charterers shall not make or pay (nor is the Charter Guarantor entitled to receive) any dividend or other distribution (in cash or in kind) following the occurrence of any Termination Event and while it is continuing;
(ii)	The Charterers shall not effect any form of redemption or return in respect of its limited liability company interests; and
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(iii)	Unless the Owners shall approve otherwise in writing, the Charterers shall not admit any new member or members or issue any further shares (certificated or uncertificated) unless issued to the Charter Guarantor and being charged in favour the Security Trustee and will procure that the Charter Guarantor will not consent to the admission of any new member of the Charterers.
(u)	Claims pari passu The Charterers shall ensure that at all times any unsecured and unsubordinated claims of the Owners against it under the Transaction Documents rank at least pari passu with the claims of all its other unsecured and unsubordinated creditors except those creditors whose claims are preferred by laws of general application to companies.
(v)	Merger and demerger The Charterers shall not enter into any amalgamation, merger, demerger or corporate restructuring without the prior written consent of the Owners, which shall not be unreasonably withheld.
(w)	Subordination The Charterers acknowledge to and undertake with the Owners that, throughout the Agreement Term, any Financial Indebtedness incurred by the Charterers including all shareholder's and intercompany loans from time to time granted by the shareholders of the Charterers, any Obligor or any other member of the Charterer Group:
(i)	are and shall at all times be subordinated to the Owners' rights under the Transaction Documents;
(ii)	are and shall be subordinated in all respects to all amounts owing and which may in future become owing by the Charterers under the Transaction Documents;
(iii)	following the occurrence of a Termination Event and while the same is continuing, shall not be repaid or be subject to payment of interest (although interest may accrue);and
(iv)	are and shall remain unsecured by any Security Interest over the whole or any part of the assets of the Charterers,

and the Charterers shall and shall procure that the Obligors and the relevant Affiliate to the Charterers and/or the Charter Guarantor shall upon the Owners' request, enter into a subordination agreement in favour of the Owners or such other arrangement acceptable to the Owners and such other counterparty.

(x)	Management Agreement The Charterers shall not and shall procure neither of the Approved Managers to materially amend, vary, novate, supplement, supersede, waive or terminate any term of any Ship Management Agreement without the prior written consent of the Owners.

(y)         Greenhouse gas emissions The Charterers shall:

(i)	upon request of the Owners, provide a duly executed and, if required by the Owners, notarised and apostilled original of the EU ETS Mandate Letter and take such action as the Owners may require for such EU ETS Mandate Letter to be submitted to and recorded by the relevant authorities;
(ii)	do all that is reasonably required of them to comply with the EU-ETS Regulations; and
(iii)	whenever requested by Owners, promptly provide to the Owners particulars of all and any outstanding charges due or collectable by the relevant entities charged with administering compliance with the EU-ETS Regulations applicable to it or in respect of the Vessel.
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The Charterers will pay or cause to be paid all amounts reasonably required to be paid by it or the Owners in respect of the Vessel arising out of or in connection with the EU-ETS Regulations, and the Charterers will promptly, and in any event within fifteen (15) Business Days of demand, indemnify the Owners for any and all amounts required to be paid by the Owners in connection with any EU-ETS Regulations in respect of the Vessel, together with (i) all losses, costs and expenses suffered or incurred by the Owners in connection with compliance by them with any EU-ETS Regulations in respect of the Vessel, and (ii) any penalties, charges or other amounts levied against the Owners due to any breach by the Charterers of its obligations under this Clause 48(y).

(z)	Other negative undertakings The Charterers shall not, without the prior written consent of the Owners,
(i)	enter into any transactions other than on arms’ length commercial terms; or
(ii)	enter into a single transaction or a series of transactions (whether related or not) and whether voluntary or involuntary to sell, lease, transfer or otherwise dispose of any of its assets (save and except as provided under the terms of this Charter and other Transaction Documents); or
(iii)	conduct any business or activity other than the chartering and operation of vessels and other ancillary activities; or
(i)	sell, transfer or otherwise dispose of any of its assets or its receivables on recourse terms or enter into or permit to subsist any other preferential arrangement having a similar effect.
(aa)	Valuation Reports The Charterers will, on or before each Test Date, deliver or procure the delivery to the Owners of the Valuation Reports (as required under Clause 48(bb) (Value maintenance) to determine the Market Value) dated note earlier than ten (10) days before the Test Date.
(bb)	Value maintenance
(i)	In order to determine the Market Value on a Test Date for the purposes of testing the Value Maintenance Ratio, the Market Value shall be determined by the Owners to be (x) the mathematic average of two valuations from the Valuation Reports obtained in accordance with Clause 48(aa) (Valuation Reports) or, in the event the difference between the two Valuation Reports obtained is greater than 5%, the arithmetic average of the three Valuation Reports, the third Valuation Report being obtained from a further Approved Valuer selected by the Owners or, (y) if the Charterers fail to deliver or procure the delivery of the Valuation Reports to the Owners in accordance with Clause 48(aa) (Valuation Reports), the valuation from one Valuation Report arranged by the Owners (each such Valuation Report shall be at the costs of the Charterers); and in either case; if the valuation given by an Approved Valuer comes up with a value range, the lowest value within the range shall be taken to determine the Market Value.
(ii)	If, after conducting the Value Maintenance Ratio test on the relevant Test Date, the Owners determine that the Value Maintenance Ratio is less than the Value Maintenance Threshold, then the Charterers shall, within thirty (30) days of the Owners' demand, provide cash collateral in the amount of the shortfall (the "Cash Collateral") and deposit the same in the Owners' Account in order to restore the Value Maintenance Ratio to comply with the Value Maintenance Threshold.
(iii)	Any Cash Collateral paid to the Owners in accordance with paragraph (ii) above shall secure the due observance and performance by the Obligors of their obligations and undertakings contained in the Transaction Documents. Following the occurrence of a Termination Event which is continuing in respect of any failure in payment of Hire, the Owners shall have the right to utilise the Cash Collateral or a part thereof to pay any outstanding Hire, whereupon the Charterers shall forthwith, and in any event within five (5) Business Days, pay and deposit with the Owners such additional amount as may be required to make up the Cash Collateral. Any remaining Cash Collateral shall only be returned to the Charterers if, (A) on a Test Date after the provision of such Cash Collateral, the Value Maintenance Ratio is no less than the Value Maintenance Threshold and (B) immediately following the return of such Cash Collateral, the Value Maintenance Ratio remains no less than the Value Maintenance Threshold provided that the Charterers may at any time after the expiration of the Agreement Term request for release and return of the remaining Cash Collateral.
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(iv)	Without prejudice to paragraph (ii) above, the Charterers shall have the option (instead of providing the Cash Collateral), within (30) days of the Owners’ request:
(a)	to pay such amount to the Owners to prepay the Purchase Obligation Price, or provided the Purchase Obligation Price has been prepaid in full, any undue Fixed Hire in inverse order of maturity, to enable compliance with the Value Maintenance Ratio; or
(b)	to provide additional security satisfactory to the Owners (acting reasonably).
49.	Termination Events
(a)	Each of the following events shall constitute a Termination Event:
(i)	Failure to pay an Obligor fails to pay on the due date any sum payable pursuant to the Transaction Document to which it or he is a party; provided no Termination Event shall occur under Clause 49(a)(i) in relation to a failure to pay any Hire on the relevant due date if such Obligor can demonstrate to the reasonable satisfaction of the Owners that all necessary instructions were given to effect such payment and the non-receipt thereof is attributable solely to an administrative or technical error or an error in the banking system and payment of such Hire is made within three (3) Business Days of its original due date; or
(ii)	Specific covenants an Obligor fails comply with Clause 46 (Financial covenants); or
(iii)	Other obligations an Obligor fails duly to perform or comply with any of the obligations expressed to be assumed by it in any Transaction Document (other than those referred to in Clause 49(a)(ii)(Specific covenants)) and where, in the opinion of the Owners, such default is capable of remedy, such default is not remedied to the Owners' satisfaction within seven (7) Business Days after written notice from the Owners requesting action to remedy the same; or
(iv)	Misrepresentation any representation or statement made by any Obligor in or pursuant to a Transaction Document to which it or he is a party or in any notice, certificate, instrument or statement contemplated thereby or made or delivered pursuant hereto or thereto is, or proves to be, untrue or incorrect in any material respect when made or deemed to be repeated unless such misrepresentation is in the opinion of the Owners capable of remedy and is remedied to the Owners' satisfaction within thirty (30) days of the earlier of the relevant Obligor becoming aware of any such misrepresentation or the Owners' notice to the relevant Obligor of such misrepresentation; or
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(v)	Cross default any of the following events:
(A)	any Financial Indebtedness of an Obligor is not paid when due nor within any originally applicable grace period;
(B)	any Financial Indebtedness of an Obligor is declared to be, or otherwise becomes, due and payable prior to its specified maturity as a result of an event of default (however described);
(C)	any commitment for any Financial Indebtedness of an Obligor is cancelled or suspended by a creditor of an Obligor as a result of an event of default (however described); and
(D)	any creditor of an Obligor becomes entitled to declare any Financial Indebtedness of an Obligor due and payable prior to its specified maturity as a result of an event of default (however described), provided that no Termination Event will occur under this Clause49(a)(iii) if, the aggregate amount of such Financial Indebtedness referred to in this Clause 49(a)(v) (x) in respect of the Charter Guarantor, is less than ten million Dollars (US$10,000,000) and (y) in respect of the Charterers, is less than five hundred thousand Dollars (US$500,000); or

(vi)	Insolvency
(A)	an Obligor:
(x)	is unable or admits inability to pay its debts as they fall due;
(y)	is deemed to, or is declared to, be unable to pay its debts under applicable law;
(z)	suspends or threatens to suspend making payments on any of its debts; or

other than the Charter Guarantor, by reason of actual or anticipated financial difficulties, commences negotiations with one or more of its creditors with a view to rescheduling any of its indebtedness; or

(B)	the Charter Guarantor, any of it Subsidiaries or any of their respective directors or authorised representatives by reason of actual or anticipated financial difficulties take any steps (whether by submitting or presenting a document setting out a proposal or proposed terms or otherwise) with more than 35% (by value) of creditors of the Charter Group (taken as a whole) with a view to obtaining any form of moratorium, suspension or deferral of payments or reorganisation of debt (or certain debt), provided that this Clause 49(a)(vi)(B) shall not apply where the relevant steps are being taken solely with the Owners or any of the Owners Subsidiaries; or
(C)	the value of the assets of an Obligor is less than its liabilities (taking into account contingent and prospective liabilities); or
(D)	a moratorium is declared in respect of any indebtedness of an Obligor. If a moratorium occurs, the ending of the moratorium will not remedy any Termination Event caused by that moratorium; or
(vii)	Winding-up any corporate action, legal proceedings or other procedure or step is taken in relation to:
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(A)	the suspension of payments, a moratorium of any indebtedness, winding-up, dissolution, administration, bankruptcy or reorganisation (by way of voluntary arrangement, scheme of arrangement or otherwise) of an Obligor;
(B)	a composition, compromise, assignment or arrangement with any creditor of an Obligor;
(C)	the appointment of a liquidator, receiver, administrative receiver, administrator, compulsory manager, trustee or other similar officer in respect of an Obligor or any of its assets;
(D)	enforcement of any Security Interest over any assets of an Obligor;

or any analogous procedure or step is taken in any jurisdiction. This Clause 49(a)(vii) shall not apply to (x) any winding-up petition which is frivolous or vexatious and is discharged, stayed or dismissed within twenty one (21) days of commencement or (y) any arrest or detention of the Vessel from which the Vessel is released within twenty one (21) days from the date of that arrest or detention; or

(viii)	Cessation of business any Obligor ceases or threatens to cease, to carry on all or, any material part of such Obligor's business; or
(ix)	Unlawfulness at any time:
(A)	it is or becomes unlawful for any Obligor to perform or comply with any or all of its obligations under the Transaction Documents to which it or he is a party;
(B)	any of the obligations of the Charterers under the Transaction Documents to which they are parties are not or cease to be legal, valid and binding; or
(C)	any Transaction Documents or any Encumbrance created or purported to be created by the Transaction Documents ceases to be legal, valid, binding, enforceable or effective or is alleged by a party to such Transaction Document (other than the Owners) to be ineffective, and no agreement is reached between the Owners and the Charterers to agree an alternative arrangement within thirty (30) days from the date of occurrence of any of the events stated above; or

(x)	Repudiation an Obligor repudiates any Transaction Document to which it is a party or does or causes to be done any act or thing evidencing an intention to repudiate any such Transaction Document; or
(xi)	Validity and admissibility at any time any act, condition or thing required to be done, fulfilled or performed in order:
(A)	to enable any Obligor lawfully to enter into, exercise its rights under and perform the respective obligations expressed to be assumed by it in the Transaction Documents;
(B)	to ensure that the obligations expressed to be assumed by each of the Obligors in the Transaction Documents are legal, valid and binding; or
(C)	to make the Transaction Documents admissible in evidence in any applicable jurisdiction,
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is not done, fulfilled or performed within thirty (30) days after notification from the Owners to the relevant Obligor requiring the same to be done, fulfilled or performed; or

(xii)	ISM Code and ISPS Code for any reason whatsoever, the Vessel ceases to:
(A)	comply with the ISM Code or the ISPS Code; or
(B)	be managed by an Approved Manager on terms in all respects approved by the Owners,

in each case, which is not remedied within three (3) Business Days after the earlier of written notice from the Owners requesting action to remedy the same or the Charterers becoming aware of the same; or

(xiii)	Sanctions and AML laws etc.,
(A)	any Obligor is in breach of any Sanctions, Anti-Money Laundering Laws, Anti-Terrorism Financing Laws or Business Ethics Laws; or
(B)	any Obligor becomes a Restricted Person, or is owned or controlled by a Restricted Person, or owns or controls a Restricted Person; or
(C)	if as a result of any Sanctions, the Owners are prohibited from performing any of their obligations under the Transaction Documents or the transactions contemplated under the Transaction Documents; or
(D)	a Sub-Charterer becomes a Restricted Person and the Owners fail to effect immediate termination of the Sub-Charter with such Sub-Charterer or fail to procure (within 60 days) a replacement Sub-Charter reasonably satisfactory to the Owners; or
(xiv)	Arrest the Vessel is arrested or seized for any reason whatsoever (other than caused solely and directly by any action or omission from the Owners) unless the Vessel is released and returned to the possession of the Charterers within sixty (60) days of such arrest or seizure; or
(xv)	Registration the registration of the Vessel becomes void or voidable or liable to cancellation or termination, or the country of registration of the Vessel becomes involved in war (whether or not declared) or civil war or is occupied by any other power and the Owners consider that, as a result, safety of Owners' title to the Vessel is materially prejudiced other than caused directly or indirectly by the actions of the Owners; or
(xvi)	Material adverse change at any time there shall occur any event or change which has a Material Adverse Effect; or
(xvii)	Material litigation any litigation, arbitration or administrative proceedings of or before any court, arbitral body or agency have been started or threatened in connection with any Obligor which, if adversely determined, has a Material Adverse Effect; or
(xviii)	MOA and Initial Sub-Charter
(A)	any of the Sellers' default (as such term is described in the MOA) occurs under the MOA; or
(B)	the Initial Sub-Charteris is terminated, cancelled, repudiated or otherwise ceases to remain in full force and effect before the end of its agreed term, provided that no Termination Event will occur under this sub-paragraph, if a replacement Sub-Charter with material terms and conditions satisfactory to the Owners is entered into by the Charterers and assigned to the Owners in form and substance acceptable the Owners within 60 days after the termination, cancellation, repudiation or cessation of effectiveness of the Initial Sub-Charter; or
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(xix)	Related Charter a "Termination Event" (as such term is defined in each Related Charter) occurs under any Related Charter which is continuing.
(b)	Owners' options after occurrence of a Termination Event At any time after a Termination Event shall have occurred and be continuing and if applicable, following the lapse of any applicable grace period, the Owners may:
(i)	at their option and by delivering to the Charterers a Termination Notice, terminate this Charter with immediate effect or on the date specified in such Termination Notice, and withdraw the Vessel from the service of the Charterers without noting any protest and without interference by any court or any other formality whatsoever, whereupon the Vessel shall no longer be in the possession of the Charterers with the consent of the Owners, and the Charterers shall redeliver the Vessel to the Owners in accordance with Clauses 42 (Redelivery) and 43 (Redelivery conditions), whereupon the Owners may:
(A)	(in the event that the Charterers fail to pay the Termination Sum in full on the Termination Payment Date) at their option (but shall be under no obligation to), sell the Vessel to such party, at such time and on such terms and conditions as they may, in their absolution discretion, think fit; and/or
(B)	generally, use or dispose of the Vessel as the Owners may see fit subject only to the terms of this Charter; and/or
(ii)	apply any amount then standing to the credit to the Earnings Account against any Unpaid Sum or such other amounts which the Charterer or other Obligors may owe under the Transaction Documents; and/or
(iii)	(without prejudice to sub-paragraph (ii) above) enforce any Security Interest created pursuant to the relevant Transaction Documents.
(c)	Payment of Termination Sum On the Termination Payment Date in respect of any termination of the chartering of the Vessel under this Charter in accordance with paragraph (b) above, the Charterers shall pay to the Owners an amount equal to the Termination Sum.
(d)	Owners' application of Termination Sum Following any termination to which this Clause 49 applies, all sums payable in accordance with paragraph (c) above shall be paid to such account or accounts as the Owners may direct and shall be applied pursuant to Clause 4.2 (Application of Transaction Documents Proceeds) of the Security Trust Deed.
(e)	Transfer of title If the chartering of the Vessel or, as the case may be, the obligation of the Owners to deliver and charter the Vessel to the Charterers is terminated in accordance with the terms of this Charter, the obligation of the Charterers to pay Hire shall cease once the Charterers have made the payment pursuant to paragraph (c) above to the satisfaction of the Owners, whereupon the Owners shall arrange for title of the Vessel to be transferred to the Charterers in accordance with paragraphs (d) to (h) of Clause 52 (Transfer of title).
(f)	Sale of Vessel Following any termination to which this Clause 49 applies, if the Charterers have not paid to the Owners the Termination Sum on the applicable Termination Payment Date (and consequently the Owners have not transferred title to the Vessel to the Charterers in accordance with Clause 52 (Transfer of title)), the Owners shall be entitled (but not obliged) to sell the Vessel and apply the proceeds of a sale of the Vessel received or receivable, net of any fees, commissions, documented costs, disbursements or other expenses incurred by the Owners as a result of the Owners arranging the proposed sale (the "Net Proceeds"), against the Termination Sum and:
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(i)	if the Net Proceeds do not exceed the Termination Sum, the Owners claim from the Charterers for any shortfall together with interest accrued thereon pursuant to paragraph (g) (Default interest) of Clause 40 (Hire) from the due date for payment thereof to the date of actual payment; or
(ii)	if the Net Proceeds exceed the Termination Sum, any surplus shall be applied in the order set out in clause 4.2 (Application of Transaction Document Proceeds) of the Security Trust Deed,

provided that in the event:

(A)	the Owners have not yet entered into any agreement for the sale, charter or employment of the Vessel;
(B)	the Charterers furnish the Owners with an Offer no later than the date falling thirty (30) days after the Termination Payment Date (or such later date as may be agreed by the Owners, the "Latest MOA Date"); and
(C)	the potential buyer which has made the Offer (the "Potential Buyer") is acceptable to the Owners (acting reasonably, such acceptance not to be unreasonably withheld or delayed), the Owners shall, subject to the entry into of a memorandum of agreement for the Vessel between the Potential Buyer and the Owners which shall be on terms acceptable to the Owners (the "Potential Buyer MOA") by the Latest MOA Date, sell the Vessel to the Potential Buyer in accordance with the terms of the Potential Buyer MOA. For the avoidance of doubt, the Owners may at its sole discretion (acting reasonably) proceed to complete any sale, charter or employment of the Vessel arranged by the Owners notwithstanding the Offer furnished by the Charterers. The proceeds of such sale shall, for the avoidance of any doubt, be applied in accordance with this Clause 49(f)(i) and (ii) as above.

For the purposes of this Clause 49(f):

"Offer" means a firm offer for the purchase of the Vessel:

(i)	for a purchase price in cash (payable on delivery and acceptance of the Vessel) not less than the Relevant Amount; and
(ii)	on customary terms for sale and purchase of commercial vessels of similar type.

"Relevant Amount" means the aggregate of the Termination Sum to be determined by the Owners payable on the delivery date of the Vessel under any Potential Buyer MOA and to the extent not already included within such Termination Sum, any actual or estimated costs associated with the entry into the Potential Buyer MOA by the Potential Buyer and the conclusion of the transaction and the delivery of the Vessel thereunder, including any brokers' fees or commission.

(g)	Owners' rights reserved Without prejudice to the forgoing or to any other rights of the Owners under the Charter, at any time after a Termination Notice is served under paragraph (b) above, the Owners may, acting in their sole discretion without prejudice to the Charterers' obligations under Clause 43 (Redelivery conditions), retake possession of the Vessel and, the Charterers agree that the Owners, for such purpose, may put into force and exercise all their rights and entitlements at law and may enter upon any premises belonging to or in the occupation or under the control of the Charterers where the Vessel may be located as well as giving instructions to the Charterers' servants or agents for this purpose.
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(h)	Cumulative rights The rights conferred upon the Owners by the provisions of this Clause 49 are cumulative and in addition to any rights which they may otherwise have in law or in equity or by virtue of the provisions of this Charter.
50.	Sub-chartering and assignment
(a)	the Charterers shall not without the prior written consent of the Owners (such consent not to be unreasonably withheld or delayed):
(i)	let the Vessel on demise charter for any period;
(ii)	enter into any consecutive time charter in respect of the Vessel for a term which exceeds, or which by virtue of any optional extension may exceed, twelve (12) months, or which would expire after the end of the Charter Period (except for the Initial Sub-Charter or as may be permitted under any Sub-Charter);
(iii)	de-activate or lay up the Vessel; or
(iv)	assign their rights under this Charter.
(b)	The Charterers acknowledge that the Owners' consent to any sub-bareboat chartering may be subject (amongst other things) to the Owners being satisfied as to the intended flag during such sub-bareboat chartering.
(c)	Without prejudice to anything contained in this Clause 50, the Charterers shall only enter into a Sub-Charter which is for a purpose for which the Vessel is suited and with a Sub-Charterer who is not a Restricted Person and in each case, the Charterers shall assign to the Owners all their earnings arising out of and in connection with any Sub-Charter and, subject to the Charterers' Assignment, all their rights and interest of any Sub-charter (as such term is defined in the Charterers' Assignment) upon such terms and conditions as the Owners may require and the Charterers shall serve a notice on any Sub-Charterer (subject to the Charterers' Assignment) and shall use reasonable commercial endeavors to obtain a written acknowledgement of such earnings assignment from such Sub-Charterer in such form as is required in good faith by the Owners or any Finance Party (as the case may be).
(d)	Without prejudice to paragraph (c) above, the Vessel shall not be employed, operated or managed in any manner which:
(i)	is contrary to any Sanctions and in particular, the Vessel shall not be used by or to benefit any party which is a target of Sanctions and/or is a Restricted Person or trade to any Restricted Country;
(ii)	would result or reasonably be expected to result in any Obligor, the Sub-Charterers, or the Owners becoming a Restricted Person; or
(iii)	would trigger the operation of any Sanctions limitation or exclusion clause in any insurance documentation.
(e)	The Charterers shall, at the Charterers' costs, provide the Owners with copies of the Vessel's contracts of employment (including contracts of employment entered into by the Sub-Charterer) and reasonable details relating to performance of such employment contracts every twelve (12) months from the Actual Delivery Date and from time to time, in each case, upon the Owners' written request.
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51.	Name of Vessel

(a)         Provided that the prior written consent has been given by the Owners (such approval not to be unreasonably withheld or delayed):

(i)	the name of the Vessel may be chosen by the Charterers; and
(ii)	the Vessel may be painted in the colours, display the funnel insignia and fly the house flag as required by the Charterers.
(b)	Following the termination of this Charter (other than a Default Termination), the Charterers shall have the right to require the Owners to change the name of the Vessel so that the Charterers can use the name.
52.	Transfer of title

Purchase option

(a)	The Charterers shall, from the date falling after and including the 3rd Anniversary, have the option to elect to purchase the Vessel from the Owners for the Purchase Option Price on the Purchase Option Date, subject to satisfaction of the following conditions:
(i)	the Charterers have notified the Owners by serving an irrevocable written notice at least forty-five (45) days prior to the proposed Purchase Option Date of the Charterers' intention to exercise the option to purchase the Vessel on a Purchase Option Date (the "Purchase Option Notice"),
(ii)	the proposed Purchase Option Date is a Hire Payment Date falling on or after the 3rd Anniversary;
(iii)	no Total Loss having occurred under Clause 53 (Total Loss); and
(iv)	no Termination Event having occurred and which is continuing or would occur as a result of such early termination.
(b)	The Purchase Option Notice, once given, shall be irrevocable and, unless with the Owners approve otherwise in writing, the Charterers shall have absolute obligation to pay the Purchase Option Price on the declared Purchase Option Date. Upon receipt of full payment of the Purchase Option Price on the Purchase Option Date, the Owners shall arrange for the title of the Vessel to be transferred to the Charterers in accordance with paragraphs (d) to (h) below.

Purchase obligation

(c)	In the event the Charterers do not exercise the option to purchase the Vessel prior to the expiry of the Charter Period in accordance with the preceding provisions of this Clause 52, the Charterers shall be obligated to pay the Purchase Obligation Price and purchase the Vessel from the Owners on the last day of the Charter Period in accordance with paragraphs (d) to (h) below against the full payment of the Purchase Obligation Price and all other amounts payable to the Owners under the Transaction Documents.

Transfer of title

(d)	(A) (as and where applicable) upon the Owners’ receipt in full of the Termination Sum, or
(B)	(in the absence of a Termination Event) upon (i) the Owners’ receipt of the full payment of the Purchase Option Price on the Purchase Option Date or (ii) full payment of the Purchase Obligation Price on the last day of the Charter Period,
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and subject to payment of all Unpaid Sum under the Transaction Documents and Unpaid Sum (as such terms is defined in each Related Charter) under the Related Transaction Documents and the Charterers’ compliance with the other terms and conditions set out in this Clause, the Owners shall do the following:

(i)	transfer the title to and ownership of the Vessel to the Charterers by delivering to the Charterers (in each case at the Charterers' costs):
(A)	a duly executed and acknowledged, notarised, legalised and/or apostilled (each to the extent compulsorily required by the Charterers' nominated flag state and as applicable) bill of sale; and
(B)	the Title Transfer PDA and such other documents as the Charterers may in good faith require to register the Vessel in their name; and
(ii)	to procure the deletion of any mortgage or prior Encumbrance created by the Owners in relation to the Vessel at the Charterers' cost and provide a copy of the Vessel's certificate of ownership and encumbrance from the registries dated the date of delivery evidencing that the Vessel is free from registered encumbrances and mortgages, provided always that prior to such transfer or deletion (as the case may be), the Owners shall have received the letter of indemnity as referred to in paragraph (g) below from the Charterers and the Charter Guarantor, and the Charterers shall have performed all their obligations in connection herewith and with the Vessel, including without limitation the full payment of all Unpaid Sums, Taxes, charges, duties, costs and disbursements (including reasonable and documented legal fees) in relation to the Vessel.

(e)	The transfer in accordance with paragraph (d) above shall be made in all respects at the Charterers' expense on an "as is, where is" basis and the Owners shall give the Charterers no representations, warranties, agreements or guarantees whatsoever concerning or in connection with the Vessel, the Insurances, the Vessel's condition, state or class or anything related to the Vessel, expressed or implied, statutory or otherwise save that the Vessel is free of mortgages, liens and encumbrances created by the Owners.
(f)	The Owners shall have no responsibility for the registrability of a bill of sale referred to in paragraph (d) above executed by the Owners, as far as such bill of sale is prescribed in forms generally acceptable to the Vessel's registry at the date of execution of such bill of sale.
(g)	The Charterers shall, immediately prior to the receipt of the bill of sale referred to in paragraph (d) above, furnish the Owners with a letter of indemnity (in a form satisfactory to the Owners in good faith and with a validity period not less than 12 months from delivery of the Vessel evidenced by the duly executed Title Transfer PDA) duly executed by the Charter Guarantor whereby the Charter Guarantor shall state that, among other things, the Owners have and will have no interest, concern or connection with the Vessel after the date of such letter and that the Charter Guarantor shall indemnify the Owners and keep the Owners indemnified against any claims made by any person arising in connection with the Vessel.
(h)	If the chartering of the Vessel is terminated in accordance with this Clause 52, the obligation of the Charterers to pay the Hire shall cease once the Charterers have paid the relevant Purchase Option Price, Purchase Obligation Price, or the Termination Sum (as applicable) and any other sums payable by the Charterers to the Owners as required hereunder.

Early Prepayment Event

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(i)	If, at any time during the Agreement Term, a Charter Guarantor Change of Control Event occurs, then:
(A)	the Charterers shall immediately notify the Owners;
(B)	subject to no Total Loss under Clause 53 (Total Loss) having occurred and no Termination Event under Clause 49 (Termination Events) having occurred and being continuing, and regardless of whether the notice referred to in paragraph (A) above has been received by the Owners, the Owners may (but shall not be obliged to) notify the Charterers of its intention to terminate the Charter and require the transfer of title to the Vessel from the Owners to the Charterers in exchange for payment by the Charterers to the Owners of the Termination Sum within 15 days from receipt of such Owners’ notification or on such later date specified by the Owners in writing; and
(C)	the Charterers shall pay to the Owners the Termination Sum pursuant to the above.

For the avoidance of doubt, Hire shall in any event continue to be payable for the full period and this Charter shall otherwise continue to be in full force and effect until the Termination Sum has been received in full by the Owners.

53.	Total Loss
(a)	If circumstances exist giving rise to a Total Loss, the Charterers shall promptly notify the Owners of the facts of such Total Loss. If the Charterers wish to proceed on the basis of a Total Loss and advise the Owners thereof, the Owners shall agree to the Vessel being treated as a Total Loss for all purposes of this Charter. The Owners shall thereupon abandon the Vessel to the Charterers and/or execute such documents as may be required to enable the Charterers to abandon the Vessel to insurers and claim a Total Loss. Without prejudice to the obligations of the Charterers to pay to the Owners all monies then due or thereafter to become due under this Charter, if the Vessel shall become a Total Loss during the Charter Period, the Charter Period shall end on the Settlement Date.
(b)	If the Vessel becomes a Total Loss during the Charter Period, the Charterers shall, on the Settlement Date, pay to the Owners the amount calculated in accordance with paragraph (c) below.
(c)	On the Settlement Date, the Charterers shall pay to the Owners an amount equal to the Termination Sum as at the applicable Termination Payment Date. The foregoing obligations of the Charterers under this paragraph (c) shall apply regardless of whether or not any moneys are payable under any Insurances in respect of the Vessel, regardless of the amount payable thereunder, regardless of the cause of the Total Loss and regardless of whether or not any of the said compensation shall become payable.
(d)	All Total Loss Proceeds shall be paid to such account or accounts as the Owners may direct and shall be applied pursuant to Clause 4.2 (Application of Transaction Documents Proceeds) of the Security Trust Deed.
(e)	The Charterers shall, at the Owners' request, provide satisfactory evidence, in the reasonable opinion of the Owners, as to the date on which the constructive total loss of the Vessel occurred pursuant to the definition of Total Loss.
(f)	The Charterers shall continue to pay Hire on the days and in the amounts required under this Charter notwithstanding that the Vessel shall become a Total Loss provided always that no further instalments of Hire shall become due and payable after the Charterers have made the payment pursuant to paragraph (c) above.
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54.	Appointment of Approved Manager
(a)	The Charterers shall not and shall procure the Approved Managers will not appoint anyone other than the Approved Managers as managers or sub-manager of the Vessel without the prior written consent of the Owners (such consent not to be unreasonably withheld or delayed).
(b)	The Charterers shall ensure that the Vessel is at all times managed by the Approved Managers pursuant to the Ship Management Agreements as approved by the Owners in writing in advance.
(c)	the Approved Managers shall provide a Manager's Undertaking (in such form as the Owners may reasonably require) and, unless the Owners approve otherwise, the Manager's Undertaking shall in express terms confirm and undertake (among other things) that all claims of the Approved Managers against the Charterers (other than any Permitted Credit as such term is defined in the relevant Manager's Undertakings) shall be subordinated to the claims of the Owners under the Transaction Documents.
(d)	Upon the occurrence of a Termination Event and while the same is continuing, the Owners reserves the right to appoint such other ship management company as replacement for any Approved Manager which the Charterers may appoint.
55.	Fees and expenses
(a)	Immediately upon signing of this Charter, the Charterers shall pay to the Owners a non-refundable arrangement fee in an amount of US$445,000 (Dollars Four Hundred Forty Five Thousand only), which equals to one percent (1%) of the Original Principle (the "Arrangement Fee").
(b)	The Charterers shall bear all costs, fees (including documented legal fees) and disbursements reasonably incurred by the Owners and the Charterers in connection with:
(i)	the negotiation, preparation and execution of this Charter and the other Transaction Documents or any Related Transaction Documents (in respect of the Related Charter listed in Schedule 3 hereto) and any amendment thereto (in an aggregate amount not exceeding US$100,000);
(ii)	the delivery of the Vessel under the MOA and this Charter, including, without limitation, the Registration Costs, the initial and annual registration fees and tonnage tax payable to the relevant ship registry;
(iii)	subject to the remaining terms of this Charter, preparation or procurement of any survey, inspection, Valuation Report, tax or insurance advice;
(iv)	the Charterers’ exercising their purchase option right pursuant to Clause 52 (Transfer of title); and
(v)	such other activities relevant to the transaction contemplated herein, subject to any terms which may be agreed between the Owners and the Charterers in relation to any fees.
(c)	The Charterers shall:
(i)	pay to the Owners or to its order any of the Delivery Costs from time to time; and
(ii)	pay to the Owners or to its order promptly on the Owners' written demand the amount of all costs and expenses (including legal fees) incurred by the Owners in connection with the enforcement of, or the preservation of any rights under, any Transaction Document.
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56.	Stamp duties and Taxes

The Charterers shall pay promptly but in any event within ten (10) Business Days (or other period as may be agreed by both parties) of demand all stamp, documentary or other like duties and Taxes to which the Charter, the MOA and the other Transaction Documents may be subject or give rise and shall indemnify the Owners within ten (10) Business Days of demand against any and all liabilities directly arising with respect to or resulting from any delay on the part of the Charterers to pay such duties or Taxes.

57.	Operational notifiable events
(a)	The Owners are to be advised as soon as possible after the occurrence of any of the following events:
(i)	when a material condition of class is applied by the Classification Society which is not promptly complied with taking into account any applicable grace period;
(ii)	whenever the Vessel is arrested, confiscated, seized, requisitioned, impounded, forfeited or detained by any government or other competent authorities or any other persons for a period of at least two (2) days;
(iii)	whenever a class or flag authority refuses to issue or withdraw trading certification;
(iv)	in the event of a fire requiring the use of fixed fire systems or collision / grounding provided such events exceed the Threshold Amount;
(v)	whenever the Vessel is planned for dry-docking, whether in accordance with Clause 10(g) (Part II) or any Sub-Charter and whether routine or emergency;
(vi)	in the event of any material alteration and/or damage to the Vessel in excess of the Threshold Amount;
(vii)	the Vessel is taken under tow save for any routine towage (including when leaving or entering a port);
(viii)	any death or serious injury on board; or
(ix)	any Environmental Incident provided such incident has a Material Adverse Effect.
(b)	The Charterers shall, upon the Owners' written request, supply to the Owners annual in-house full ship inspection report by the end of each calendar year.
58.	Further indemnities
(a)	Whether or not any of the transactions contemplated hereby are consummated, the Charterers shall, in addition to the provisions under Clause 17 (Indemnity) (Part II) of this Charter, indemnify, protect, defend and hold harmless the Owners, the Security Trustee and the Finance Parties and their respective officers, directors, agents and employees (collectively, the "Indemnitees") (without duplication with any payment or insurance proceeds paid to the Indemnitees) throughout the Agreement Term from, against and in respect of, any and all liabilities, obligations, losses, damages, penalties, fines, documented fees, claims, actions, proceedings, judgement, order or other sanction, lien, salvage, general average, suits, documented costs, expenses and disbursements, including reasonable legal fees and expenses, of whatsoever kind and nature, other than taxes imposed on the overall gross income of the Indemnitees, (collectively, the "Expenses"), imposed on, suffered or incurred by or asserted against any Indemnitee, in any way relating to, resulting from or arising out of or in connection with, in each case, directly or indirectly, any one or more of the following:
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(i)	this Charter and any other Transaction Documents and any amendment, supplement or modification thereof or thereto pursuant to the terms of this Charter or requested by the Charterers;
(ii)	the Vessel or any part thereof, including with respect to:
(A)	the manufacture, design, possession, use or non-use, operation, maintenance, testing, repair, overhaul, condition, alteration, modification, addition, improvement, storage, seaworthiness, replacement, repair of the Vessel or any part (including, in each case, latent or other defects, whether or not discoverable and any claim for patent, trademark, or copyright infringement and all liabilities, obligations, losses, damages and claims in any way relating to or arising out of spillage of cargo or fuel, out of injury to persons, properties or the environment or strict liability in tort);
(B)	any claim or penalty arising out of violations of applicable law by the Charterers, the Sub-Charterers or any other sub-charterers;
(C)	death or property damage of shippers or others;
(D)	any liens in respect of the Vessel or any part thereof including, without limitation, liens arising out of or in connection with any cargo claims (whether or not such claims arose prior to or during the Charter Period) but excluding any liens arising out of or in connection with a direct act or omission of the Owners;
(E)	any registration and/or tonnage fees (whether periodic or not) in respect of the Vessel payable to any registry of ships and any service fees payable to any service provider in relation to maintaining such registration at any registry of ships; or
(F)	any claims in relation to any loss or damage to cargo on board the Vessel during the Charter Period; or
(G)	all expenses suffered or incurred by the Owners which arise under or in connection with any applicable Environmental Law or any applicable Sanctions or any claim or penalty arising out of Sanctions or violations of applicable law by any of the Obligors, or any Sub-charterers;
(iii)	any breach of or failure to perform or observe, or any other non-compliance with, any covenant or agreement or other obligation to be performed by the Charterers under any Transaction Document to which it is a party or the falsity of any representation or warranty of the Charterers in any Transaction Document to which it is a party or the occurrence of any Termination Event;
(iv)	in preventing or attempting to prevent the arrest, confiscation, seizure, taking and execution, requisition, impounding, forfeiture or detention of the Vessel, or in securing or attempting to secure the release of the Vessel in connection with the exercise of the rights of a holder of a lien created by the Charterers;
(v)	incurred or suffered by the Owners in:
(A)	procuring the delivery of the Vessel to the Charterers under Clause 35 (Delivery);
(B)	any non-delivery to or acceptance by the Charterers of the Vessel under this Charter;
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(C)	recovering possession of the Vessel following termination of this Charter under Clause 49 (Termination Events);
(D)	taking redelivery of the Vessel at the expiry of the Charter Period;
(E)	the Registration Costs;
(vi)	arising from the Master or officers of the Vessel or the Charterers' agents signing bills of lading or other documents;
(vii)	in connection with:
(A)	the arrest, seizure, taking into custody or other detention by any court or other tribunal or by any governmental entity; or
(B)	subjection to distress by reason of any process, claim, exercise of any rights conferred by a lien or by any other action whatsoever, of the Vessel which are expended, suffered or incurred as a result of or in connection with any claim or against, or liability of, the Charterers or any other member of the Charter Group, together with any documented costs and expenses or other outgoings which may be paid or incurred by the Owners in releasing the Vessel from any such arrest, seizure, custody, detention or distress.
(b)	The Charterers shall pay to the Owners promptly on the Owners written demand within ten (10) Business Days the amount of all documented costs and expenses (including legal fees) incurred by the Owners in connection with the enforcement of, or the preservation of any rights under, any Transaction Document including (without limitation) (i) any documented losses, costs and expenses which the Owners may from time to time sustain, incur or become liable for by reason of the Owners being deemed by any court or authority to be an operator, or in any way concerned in the operation, of the Vessel and (ii) collecting and recovering the proceeds of any claim under any of the Insurances.
(c)	Without prejudice to any right to damages or other claim which either party may, at any time, have against the other hereunder, it is hereby agreed and declared that the indemnities of the Owners by the Charterers contained in this Charter shall continue to have full force and effect notwithstanding any termination, cancellation or expiration of this Charter for a further period of 12 months following such termination, cancellation or expiration.
59.	Further assurances and undertakings
(a)	The Charterers shall, and shall procure each of the other Obligor will, make all applications and execute all other documents and do all other acts and things as may be necessary to implement and to carry out their obligations under, and the intent of, this Charter.
(b)	The parties shall act in good faith to each other in respect of any dealings or matters under, or in connection with, this Charter.
60.	Cumulative rights

The rights, powers and remedies provided in this Charter are cumulative and not exclusive of any rights, powers or remedies at law or in equity unless specifically otherwise stated.

61.	No waiver

No delay, failure or forbearance by a party to exercise (in whole or in part) any right, power or remedy under, or in connection with, this Charter will operate as a waiver. No waiver of any breach of any provision of this Charter will be effective unless that waiver is in writing and signed by the party against whom that waiver is claimed. No waiver of any breach will be, or be deemed to be, a waiver of any other or subsequent breach.

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62.	Entire agreement
(a)	Save for the other Transaction Documents and the Quiet Enjoyment Letter, this Charter contains all the understandings and agreements of whatsoever kind and nature existing between the parties in respect of this Charter, the rights, interests, undertakings agreements and obligations of the parties to this Charter and shall supersede all previous and contemporaneous negotiations and agreements.
(b)	This Charter may not be amended, altered or modified except by a written instrument executed by each of the parties to this Charter.
63.	Invalidity

If any term or provision of this Charter or the application thereof to any person or circumstances shall to any extent be invalid or unenforceable the remainder of this Charter or application of such term or provision to persons or circumstances (other than those as to which it is already invalid or unenforceable) shall (to the extent that such invalidity or unenforceability does not materially affect the operation of this Charter) not be affected thereby and each term and provision of this Charter shall be valid and be enforceable to the fullest extent permitted by law.

64.	English language

All notices, communications and financial statements and reports under or in connection with this Charter and the other Transaction Documents shall be in English language or, if in any other language, shall be accompanied by a translation into English. In the event of any conflict between the English text and the text in any other language, the English text shall prevail.

65.	No partnership

Nothing in this Charter creates, constitutes or evidences any partnership, joint venture, agency, trust or employer/employee relationship between the parties, and neither party may make, or allow to be made any representation that any such relationship exists between the parties. Neither party shall have the authority to act for, or incur any obligation on behalf of, the other party, except as expressly provided in this Charter.

66.	Notices
(a)	Any notices to be given to the Owners under this Charter shall be sent in writing by courier, registered letter or email and addressed to:
Address:	3F, Building No.8, Beijing Friendship Hotel, Haidian District, Beijing, 100873, China

Email:	Fang Zhao Qing / Zhu Xin

Attention:	fangzhaoqing@msfl.com.cn / zhuxin@msfl.com.cn

or to such other address or email address as the Owners may notify to the Charterers in accordance with this Clause 66.

(b)	Any notices to be given to the Charterers under this Charter shall be sent in writing by courier, registered letter or email and addressed to:

Address: 3-5 Menandrou street, Kifissia, Athens, 14561

Email: legalconfidential@technomar.gr

Tel: +30 2106233670

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Attention: Mrs. Maria Danezi

or to such other address, phone number or email address as the Charterers may notify to the Owners in accordance with this Clause 66.

(c)	Any such notice shall be deemed to have reached the party to whom it was addressed, when dispatched and acknowledged received (in case of a facsimile or an email) or when delivered (in case of courier or a registered letter). A notice or other such communication received on a non-working day or after business hours in the place of receipt shall be deemed to be served on the next following working day in such place.

(d)	Any communication or document to be made or delivered by one party to another under or in connection with the Transaction Documents may be made or delivered by electronic mail or other electronic means (including, without limitation, by way of posting to a secure website) if those two parties:
(i)	notify each other in writing of their electronic mail address and/or any other information required to enable the transmission of information by that means; and
(ii)	notify each other of any change to their address or any other such information supplied by them by not less than five Business Days' notice.
(e)	Any such electronic communication or delivery as specified in paragraph (d) above to be made between an Obligor and the Owners may only be made in that way to the extent that those two parties agree that, unless and until notified to the contrary, this is to be an accepted form of communication or delivery.
(f)	Any such electronic communication or delivery as specified in paragraph (d) above made or delivered by one party to another will be effective only when actually received (or made available) in readable form and in the case of any electronic communication or document made or delivered by a party to the Owners only if it is addressed in such a manner as the Owners shall specify for this purpose.
(g)	Any electronic communication or document which becomes effective, in accordance with paragraph (iv) above, after 5:00 p.m. in the place in which the party to whom the relevant communication or document is sent or made available has its address for the purpose of this.
67.	Conflicts

Unless stated otherwise, in the event of there being any conflict between the provisions of Clauses 1 (Definitions) (Part II) to 31 (Notices) (Part II) and the provisions of Clauses 32 (Definitions) to 76 (Assignment and Transfer), the provisions of Clauses 32 (Definitions) to 76 (Assignment and Transfer) shall prevail.

68.	Survival of Charterers' obligations

The termination of this Charter for any cause whatsoever shall not affect the rights of the Owners under the Transaction Documents to recover from the Charterers any money due to the Owners in consequence thereof pursuant and subject to the terms hereof and all other rights of the Owners (including but not limited to any rights, benefits or indemnities which are provided to continue after the termination of this Charter, always subject to any applicable validity limitation stipulated in the relevant provisions of this Charter) are reserved hereunder pursuant and subject to the terms hereof.

69.	Counterparts

This Charter may be executed in any number of counterparts and any single counterpart or set of counterparts signed, in either case, by all the parties hereto shall be deemed to constitute a full and original agreement for all purposes.

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70.	Third Parties Act
(a)	Any person which is an Indemnitee or a Finance Party from time to time and is not a party to this Charter shall be entitled to enforce such terms of this Charter as provided for in this Charter in relation to the obligations of the Charterers to such Indemnitee or (as the case may be) Finance Party, subject to the provisions of Clause 30 (Dispute Resolution), Clause 74 (Arbitration) and the Third Parties Act. The Third Parties Act applies to this Charter as set out in this Clause 70.
(b)	Save as provided above, a person who is not a party to this Charter has no right under the Third Parties Act to enforce or to enjoy the benefit of any term of this Charter.
71.	Waiver of immunity
(a)	To the extent that the parties may in any jurisdiction claim for themselves or their assets or revenues immunity from any proceedings, suit, execution, attachment (whether in aid of execution, before judgment or otherwise) or other legal process and to the extent that such immunity (whether or not claimed) may be attributed in any such jurisdiction to the parties or their assets or revenues, the parties agree not to claim and irrevocably waive such immunity to the full extent permitted by the laws of such jurisdiction.
(b)	The parties consent generally in respect of any proceedings to the giving of any relief and the issue of any process in connection with such proceedings including (without limitation) the making, enforcement or execution against any property whatsoever (irrespective of its use or intended use) of any order or judgment which is made or given in such proceedings. The Parties agree that in any proceedings in England this waiver shall have the fullest scope permitted by the English State Immunity Act 1978 and that this waiver is intended to be irrevocable for the purposes of such Act.
72.	FATCA
(a)	Subject to paragraph (d) below, each Party shall, within ten Business Days of a reasonable request by another Party:

(i)       confirm to that other Party whether it is:

(A)       a FATCA Exempt Party; or

(B)       not a FATCA Exempt Party;

(ii)	supply to that other Party such forms, documentation and other information relating to its status under FATCA as that other Party reasonably requests for the purposes of that other Party's compliance with FATCA; and
(iii)	supply to that other Party such forms, documentation and other information relating to its status as that other Party reasonably requests for the purposes of that other Party's compliance with any other law, regulation, or exchange of information regime.
(b)	If a Party confirms to another Party pursuant to paragraph (b)(i) above that it is a FATCA Exempt Party and it subsequently becomes aware that it is not or has ceased to be a FATCA Exempt Party, that Party shall notify that other Party reasonably promptly.
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(c)	Paragraph (b) above shall not oblige the Owners to do anything, and paragraph (b)(iii) above shall not oblige any other Party to do anything, which would or might in its reasonable opinion constitute a breach of:
(i)	any law or regulation;
(ii)	any fiduciary duty; or
(iii)	any duty of confidentiality.
(d)	If a Party fails to confirm whether or not it is a FATCA Exempt Party or to supply forms, documentation or other information requested in accordance with paragraph (b)(i) or (ii) above (including, for the avoidance of doubt, where paragraph (d) above applies), then such Party shall be treated for the purposes of this Charter and the other Transaction Documents (and payments under them) as if it is not a FATCA Exempt Party until such time as the Party in question provides the requested confirmation, forms, documentation or other information.
(e)	Each Party, Obligor may make any FATCA Deduction it is required by FATCA to make, and any payment required in connection with that FATCA Deduction, no Party or Obligor shall be required to increase any payment in respect of which it makes such a FATCA Deduction or otherwise compensate the recipient of the payment for that FATCA Deduction.
(f)	Each Party or Obligor (if applicable) shall promptly, upon becoming aware that it must make a FATCA Deduction (or that there is any change in the rate or the basis of such FATCA Deduction) notify the Party or Obligor (if applicable) to whom it is making the payment.
(g)	For the purpose of this Clause 72, the following terms shall have the following meanings:

"Code" means the United States Internal Revenue Code of 1986, as amended.

"FATCA" means:

(i)	sections 1471 through 1474 of the Code or any associated regulations;
(ii)	any treaty, law or regulation of any other jurisdiction, or relating to an intergovernmental agreement between the US and any other jurisdiction, which (in either case) facilitates the implementation of any law or regulation referred to in paragraph (i) above; or
(iii)	any agreement pursuant to the implementation of any treaty, law or regulation referred to in paragraphs (i) or (ii) above with the US Internal Revenue Service, the US government or any governmental or taxation authority in any other jurisdiction.

"FATCA Deduction" means a deduction or withholding from a payment under this Charter or the other Transaction Documents required by FATCA.

"FATCA Exempt Party" means a Party that is entitled to receive payments free from any FATCA Deduction.

73.	Governing Law

This Charter and any non-contractual obligations arising out of or in connection with it shall in all respect be governed by and construed in accordance with English law.

74.	Arbitration
(a)	Any dispute arising out of or in connection with this Charter shall be referred to arbitration in London in accordance with the Arbitration Act 1996 or any statutory modification or re-enactment thereof save to the extent necessary to give effect to the provisions of this Clause.
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(b)	The arbitration shall be conducted in accordance with the London Maritime Arbitrators Association (LMAA) Terms current at the time when the arbitration proceedings are commenced.
(c)	The reference shall be to three arbitrators, one to be appointed by each party and the third, subject to the provisions of the LMAA Terms, by the two so appointed. A party wishing to refer a dispute to arbitration shall appoint its arbitrator and send notice of such appointment in writing to the other party requiring the other party to appoint its own arbitrator within fourteen (14) calendar days of that notice and stating that it will appoint its arbitrator as sole arbitrator unless the other party appoints its own arbitrator and gives notice that it has done so within the fourteen (14) days specified. If the other party does not appoint its own arbitrator and give notice that it has done so within the fourteen (14) days specified, the party referring a dispute to arbitration may, without the requirement of any further prior notice to the other party, appoint its arbitrator as sole arbitrator and shall advise the other party accordingly. The award of a sole arbitrator shall be binding on both Parties as if the sole arbitrator had been appointed by agreement.
(d)	In cases where neither the claim nor any counterclaim exceeds the sum of US$100,000 the arbitration shall be conducted in accordance with the LMAA Small Claims Procedure current at the time when the arbitration proceedings are commenced.
75.	Confidentiality
(a)	The Parties shall maintain the information provided in connection with the Transaction Documents strictly confidential and agree to disclose to no person other than:
(i)	its board of directors, employees (only on a need to know basis), and shareholders, professional advisors (including the legal and accounting advisors and auditors) and rating agencies;
(ii)	as may be required to be disclosed under applicable law or regulations or for the purpose of legal proceedings;
(iii)	in the case of the Owners, (1) to any of its Affiliate (more than one of them, collectively, the “Permitted Parties”), any Finance Party or other actual or potential financier providing funding for the acquisition or refinancing of the Vessel (provided the same have entered into similar confidentiality arrangements), (2) to professional advisers, auditors, insurers or insurance brokers and service providers of the Permitted Parties who are under a duty of confidentiality to the Permitted Parties and (3) as required by any law or any government, quasi-government, administrative, regulatory or supervisory body or authority, court or tribunal with jurisdiction over any of the Permitted Parties;
(iv)	in the case of the Charterers, to any Sub-Charterers (but subject always to paragraph (b) below) in respect of obtaining any consent required under the terms of any relevant Sub-Charter;
(v)	any Approved Managers, the classification society and flag authorities, in each case as may be necessary in connection with the transactions contemplated hereunder; and
(vi)	any person which is a classification society or other entity which the Owners, any of their Affiliates or a Finance Party has engaged to make the calculations necessary to enable the Owners, any of their Affiliates or a Finance Party to comply with their reporting obligations under the Poseidon Principles.
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(b)	Any other disclosure by each Party shall be subject to the prior written consent of the other Party, provided that the Charterers may disclose any information provided in connection with the Transaction Documents to their subcontractors and any Sub-Charterers, in each case subject to the procurement of a confidentiality undertaking (in form and substance satisfactory to the Owners) from such sub-contractor or Sub-Charterers.
76.	Assignment and Transfer
(a)	The Charterers shall not be permitted to assign or transfer any of their rights or obligations under this Charter without the Owners’ written approval. The Owners shall have the right to assign or transfer any or all of their rights under this Charter in accordance with the provisions of Clause 5 of the Security Trust Deed.
(b)	Without limiting the generality of Clause 48(m) (Further assurance), the Charterer undertakes to execute, provide or procure the execution or provision (as the case may be) of such further information or document as is necessary to effect the assignment and/or transfer referred to in sub-paragraph (a) above.
77.	Financing Charter
(a)	The Owners and the Charterers hereto acknowledge and agree that this Charter shall be construed as a "financing charter" for all purposes under the Liberian Maritime Law, and this Charter is intended to be treated as a preferred mortgage over the whole of the Vessel in favour of the Owners under any provision of law now existing or hereafter coming into force in the Republic of Liberia. The Charterers grant to the Owners, and the Owners retain as security for the payment and performance of all the Obligors their respective obligations under and in connection with the Transaction Documents, whether now or hereafter incurred, all of the Charterers’ interest in and to the whole of the Vessel. The Charterers shall cause this Charter to be recorded in accordance with said Law.
(b)	For the purpose of recording this Charter as a Financing Charter under the laws of the Republic of Liberia, the maximum aggregate of the nominal amount of all charter hire payments, termination payments, purchase or put option amounts payable, or which may become payable, is United States Dollars Forty Four Million Five Hundred Thousand (US$44,500,000), plus interest, liabilities, indemnities, costs, expenses, fees and performance of the Charterers’ covenants.

[Execution page and scheduled to follow]

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SCHEDULE 1
FORM OF PROTOCOL OF DELIVERY AND ACCEPTANCE

PROTOCOL OF DELIVERY AND ACCEPTANCE

It is hereby certified that pursuant to a bareboat charter dated ___________________ and made between OCEAN DANCE SHIPPING LIMITED, a company incorporated and existing under the laws the laws of the Hong Kong Special Administrative Region of the People’s Republic of China and having its registered office at Units 904-907, 9/F, Dah Sing Financial Centre, 248 Queen's Road East, Hong Kong, China (the "Owners") as owner and GLOBAL SHIP LEASE 76 LLC, a limited liability company incorporated and existing under the laws of the Republic of Liberia and having its registered office at 80 Broad Street, Monrovia, Liberia (the "Bareboat Charterer") as bareboat charterer (as may be amended and supplemented from time to time, the "Bareboat Charter") in respect of one (1) bulk carrier named "CZECH" with IMO Number 9723241 (the "Vessel"), the Vessel is delivered for charter by the Owner to the Bareboat Charterer, and accepted by the Bareboat Charterer from the Owner at __________ hours (Beijing time) on the date hereof in accordance with the terms and conditions of the Bareboat Charter.

IN WITNESS WHEREOF, the Owner and the Bareboat Charterer have caused this PROTOCOL OF DELIVERY AND ACCEPTANCE to be executed by their duly authorised representative on this _______ day of _____________ .

THE OWNER	THE BAREBOAT CHARTERER
OCEAN DANCE SHIPPING LIMITED	GLOBAL SHIP LEASE 76 LLC
by:	by:

________________________________	________________________________
Name:	Name:
Title:	Title:

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SCHEDULE 2
FORM OF TITLE TRANSFER PROTOCOL OF DELIVERY AND ACCEPTANCE

PROTOCOL OF DELIVERY AND ACCEPTANCE

"[Vessel Name]"

ocean dance shipping limited of [registered address], Hong Kong, China (the "Owners") deliver to GLOBAL SHIP LEASE 76 LLC of 80 Broad Street, Monrovia, Liberia (the "Bareboat Charterers") the Vessel described below and the Bareboat Charterers accept delivery of, title and risk to the Vessel pursuant to the terms and conditions of the bareboat charterer dated [●] (as may be amended and supplemented from time to time) and made between (1) the Owners and (2) the Bareboat Charterers.

Name of Vessel:	[●]

Flag:	[●]

Place of Registration:	[●]

IMO Number:	[●]

Gross Registered Tonnage:	[●]

Net Registered Tonnage:	[●]

Dated:	_____________________ 20[●]

At:	_____________ hours (Beijing time)

THE OWNER	THE BAREBOAT CHARTERER
OCEAN DANCE SHIPPING LIMITED	GLOBAL SHIP LEASE 76 LLC
by:	by:

________________________________	________________________________
Name:	Name:
Title:	Title:

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SCHEDULE 3
Related Charter and relevant information

Name of Ship	IMO Number	Related Owners	Related Charterers
BREMERHAVEN EXPRESS	9723253	ocean jing shipping limited	GLOBAL SHIP LEASE 77 LLC
SYDNEY EXPRESS	9723265	ocean rainbow shipping limited	GLOBAL SHIP LEASE 78 LLC
ISTANBUL EXPRESS	9723277	ocean tianxiu shipping limited	GLOBAL SHIP LEASE 79 LLC

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SIGNATURE PAGE

THE OWNER	THE BAREBOAT CHARTERER
OCEAN DANCE SHIPPING LIMITED	GLOBAL SHIP LEASE 76 LLC
by:	by:

/s/ Huang Mei	/s/ Aglaia Lida Papadi
Name: Huang Mei	Name: Aglaia Lida Papadi
Title: Director	Title: Attorney-in-fact